Exhibit 2

Execution Copy

MASTER ASSET PURCHASE AGREEMENT

by and among

GRANITE CITY RESTAURANT OPERATIONS, INC.
(“Buyer”)

and

CR MINNEAPOLIS, LLC,
PITTSBURGH CR, LLC, INDY CR, LLC,
KENDALL CR LLC, 3720 INDY, LLC,
CR NH, LLC,

CR FLORIDA, LLC, AND

PAROLE CR, LLC
(collectively “Seller” and individually “Seller”)

and

RESTAURANT ENTERTAINMENT GROUP, LLC
(“REG”)

and

CLINTON R. FIELD AND ERIC SCHILDER
(“Owners”)

Dated November 4, 2011

i

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(continued)

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(continued)

iv

(continued)

v

i

INDEX OF DEFINITIONS

(continued)

INDEX OF DEFINITIONS

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INDEX OF DEFINITIONS

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MASTER ASSET PURCHASE AGREEMENT

This Master Asset Purchase Agreement (“Agreement”) is dated November 4, 2011, by and among Granite City Restaurant Operations, Inc., a Minnesota corporation (“Buyer”); CR Minneapolis, LLC, Pittsburgh CR, LLC, Indy CR, LLC, Kendall CR LLC, 3720 Indy, LLC, CR NH, LLC, CR Florida, LLC, and Parole CR, LLC (collectively “Seller” and individually a “Seller Entity”); Restaurant Entertainment Group, LLC (“REG”), an Ohio limited liability company, and Clinton R. Field, a resident of Union County, Ohio and Eric Schilder, a resident of Marion County, Ohio (“Owners”).

INTRODUCTION

A.            The Seller Entities individually own and operate the restaurants identified on Schedule 1 to this Agreement (collectively the “Restaurants”).

B.            Buyer desires to acquire substantially all of the tangible and intangible assets used in the operation of the Restaurants, and to have an option to purchase the tangible and intangible assets of Parole CR, LLC.

C.            To accomplish the foregoing, Seller desires to sell and Buyer desires to purchase the “Assets” hereinafter described, on the terms, conditions, exclusions and limitations set forth in this Agreement.

D.            Parole CR, LLC is a party to this agreement for the purpose of granting Buyer an option to purchase its assets on the terms and conditions set forth in this Agreement.

E.             REG owns and licenses to Seller certain intellectual property rights and provides certain financing and management services to Seller.  Clinton R. Field owns REG and certain of the Restaurants and will benefit from the Contemplated Transactions (as defined herein).

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.                                       Definitions and Usage

1.1                                 DEFINITIONS

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable”— (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Active Employees” — as defined in Section 10.1(a).

“Adjustment Amount”— as defined in Section 2.3(d).

“Allowed Deductible” — as defined in Section 11.5.

“Assets”— as defined in Section 2.1.

“Assignment and Assumption Agreement”— as defined in Section 2.7(a)(ii).

“Assumed Liabilities”— as defined in Section 2.4(a).

“Balance Sheet”— as defined in Section 3.4.

“Best Efforts”— the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Bill of Sale”— as defined in Section 2.7(a)(i).

“Breach”— any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bulk Sales Laws”— as defined in Section 5.10.

“Business Day” — any day other than (a) Saturday or Sunday or (b) any other day on which banks in Ohio are permitted or required to be closed.

“Buyer”— Granite City Restaurant Operations, Inc., a wholly-owned subsidiary of Granite City Food & Brewery Ltd. (“GCFB”).

“Buyer Contact” — as defined in Section 12.2.

“Buyer Indemnified Persons”— as defined in Section 11.2.

“Buyer’s Closing Documents” — as defined in Section 4.2(a).

“Closing”— as defined in Section 2.6.

“Closing Date”— the date on which the Closing actually takes place.

“COBRA”— as defined in Section 3.16(b).

“Code”— the Internal Revenue Code of 1986.

“Confidential Information”— as defined in Section 12.1.

“Consent”— any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions”— all of the transactions contemplated by this Agreement.

“Contract”— any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights”— as defined in Section 3.25(a)(ii).

“Damages”— as defined in Section 11.2.

“Disclosure Schedule”— the disclosure schedule delivered by Seller and Owner to Buyer concurrently with the execution and delivery of this Agreement.

“Effective Time”— The time at which the Closing is consummated on the Closing Date.

“Employee Plans”— as defined in Section 3.16(a).

“Encumbrance”— any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment”— soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities”— any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a)           any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b)           any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c)           financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)           any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law”— any Legal Requirement that requires or relates to:

(e)           advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(f)            preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(g)           reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(h)           assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(i)            protecting resources, species or ecological amenities;

(j)            reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(k)           cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(l)            making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA”— the Employee Retirement Income Security Act of 1974.

“Escrow Agent” —as defined in Section 2.3(c).

“Escrow Agreement”— as defined in Section 2.3(c).

“Exchange Act”— the Securities Exchange Act of 1934.

“Excluded Assets”— as defined in Section 2.2.

“Facilities”— any real property, leasehold or other interest in real property currently used by Seller, for the operation of Restaurants at the respective leased locations specified in Schedule 3.8.  Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Sections 3.22 and 11.3, “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller, including the Tangible Personal Property used or operated by Seller at the respective locations specified in Section 3.8.

“GAAP”— generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

“Governing Documents”— with respect to any particular entity the articles or certificate of organization and the bylaws or any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and any amendment or supplement to any of the foregoing.

“Governmental Authorization”— any Consent, license, registration, permit or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including Liquor License Agency Approvals.

“Governmental Body”— any:  (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Hazardous Activity”— the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Material”— any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Hired Active Employees” — as defined in Section 10.1(b)(i).

“Hold-Back Amount” — as defined in Section 2.3(c).

“HSR Act”— the Hart-Scott-Rodino Antitrust Improvements Act.

“Improvements”— all buildings, structures, fixtures and improvements located at or on the Facilities or included in the Assets, including those under construction.

“Indemnified Party” — A party entitled to indemnification under Article 11.

“Indemnified Person”— as defined in Section 11.9.

“Indemnifying Person”— as defined in Section 11.9.

“Intangible Property” — means Seller’s interest in the property (other than furniture, fixtures, equipment, miscellaneous personal property, food and beverage inventories and Improvements), which is used in connection with the Restaurants, or the business conducted in connection with the Restaurants, including assumed Contracts, all good will related to the location of each Restaurant, any and all Governmental Authorizations and approvals held by Seller relating to the occupancy or use of the Restaurants which are transferrable to Buyer, any and all existing warranties held by Seller and given by third parties with respect to the Restaurants which are assignable to Buyer, and existing telephone numbers, Internet domain names, facsimile numbers, keys and security system codes, the Seller Intellectual Property Assets, including any Marks, Copyrights, Trade Secrets, Net Names and Seller’s menus.

“Intellectual Property Assets”— as defined in Section 3.25(a).

“Interim Balance Sheet”— as defined in Section 5.8.

“Interim Management Agreement” — as defined in Section 6.1(e).

“Inventories”— all inventories of Seller, wherever located, including food, Liquor Inventory, beverages, consumables, other materials and supplies to be used or consumed in the operation of each Restaurant, and which are usable for the Cadillac Ranch menu (as of the Closing Date), not expired and not spoiled.

“IRS”— the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—means the Knowledge of Clinton R. Field, Eric Schilder or William Niegsch, any of whom will be deemed to have Knowledge of a particular fact or other matter if (i) that individual is actually aware of that fact or matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.  The foregoing individuals will be deemed to have Knowledge of a particular fact or other matter if any of them who is serving, or who has at any time served, as a director, officer, partner, manager, executor or trustee of a

Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (i) and (ii) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

“Leases”— mean the Real Property Leases for the Restaurants set forth in Schedule 1.

“Legal Requirement”— any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty, and in the case of the Restaurants, shall include all required licenses or permits for the sale of food, merchandise, liquor, beer and wine.

“Liability”— with respect to any Person, any liability, indebtedness or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person. Liability shall also include customer credits and coupons and discount and gift cards and gift certificates (“Gift Card Liability”).

“Liquor Inventory” — Seller’s interest in the inventory of beer, wine and liquor at all of the Restaurants, as determined during the inventory on the Closing Date.

“Liquor License Agency” — as defined in Section 6.1(a).

“Liquor License Agency Approval” — (a) approval by all applicable state, local or other governmental authorities of permanent or temporary licenses for Buyer (or its Related Persons), the transfer of existing licenses for the Restaurants to Buyer (or its Related Persons) or other alternative arrangements that in each case permit Buyer to serve alcohol at each of the Restaurants on the day following the Closing Date consistent with the current service hours and days permitted by such existing licenses or (b) except as provided in Section 6.1 with respect to Mandatory Licensed Restaurants, the execution of Interim Management Agreements between Seller and Buyer that will be in effect on the day following the Closing Date pending an approval described in provision (a) of this definition.

“Mandatory Licensed Restaurants” — to be identified by licensing consultant.

“Marks”— as defined in Section 3.25(a)(i).

“Material” — in reference to a Breach by Seller, means a condition or effect that would result in a Material Adverse Change or would result in a charge, cost, loss or Damage of $5,000 or more.

“Material Adverse Change” — with respect to Seller or any Seller Entity or the business of Seller or any Seller Entity or the Assets of any Seller Entity, any event, change, development, or occurrence that, individually or together with any other event, change, development or occurrence, is materially adverse to its business, condition (financial or otherwise), assets, results of operations, or prospects.

“Material Consents”— as defined in Section 7.3.

“MOA” — the Restaurant operated by CR Minneapolis, LLC at the Mall of America.

“MOA Assets” — the Assets of the MOA to be sold pursuant to this Agreement.

“Net Names” — as defined in Section 3.25(a)(iv).

“Nonmaterial Consents” — as defined in Section 2.10(b).

“Non-Real Estate Encumbrances” — as defined in Section 3.9.

“Occupational Safety and Health Law”— any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Option” — The option granted Buyer to purchase the assets of Parole CR, LLC.

“Order”— any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Other Requirements” — as defined in Section 6.1(f).

“Owners”— mean Clinton R. Field, Eric Schilder and any other person identified by Seller as having an equity or ownership interest in a Seller.

“Pay-Off Amount” — as defined in Section 2.3(d).

“Pay-Off Letter” — as defined in Section 2.3(d).

“Permitted Encumbrances”— as defined in Section 3.9.

“Person”— an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding”— any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal,

whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price”— as defined in Section 2.3.

“Real Estate Encumbrances” — as defined in Section 3.9.

“Real Property Lease”— the Leases described in Schedule 3.8.

“Record”— information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“REG Contracts”— any Contract (a) under which REG has or may acquire any rights or benefits; (b) under which REG has or may become subject to any obligation or liability; or (c) by which REG or any of the assets owned or used by REG is or may become bound.

“REG Intellectual Property Assets”— as defined in Section 3.25(a).

“Related Person”—

With respect to a particular individual:

(m)          each other member of such individual’s Family;

(n)           any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(o)           any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(p)           any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(q)           any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(r)            any Person that holds a Material Interest in such specified Person;

(s)           each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(t)            any Person in which such specified Person holds a Material Interest; and

(u)           any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release”— any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action”— all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative”— with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restaurants” — means the restaurants operated by Sellers under one or more of the following trademarks or trade names:  “Cadillac Ranch All American Bar & Grill,” “Cadillac Ranch Rock-N’ Country Bar & Grill,” or “Cadillac Ranch.”  The Restaurants owned by individual Sellers may, for convenience, hereinafter be identified and referred to by location as follows:

Entity	Location Name

Pittsburgh CR, LLC	“Pittsburgh”

Indy CR, LLC	“Indy”

3720 Indy, LLC	“Keystone”

Kendall CR LLC	“Kendall”

CR Minneapolis, LLC	“MOA”

CR NH, LLC	“National Harbor”

CR Florida, LLC	“Hallandale”

Parole CR, LLC	“Annapolis”

“Restricted Material Contracts” — as defined in Section 2.10(a).

“Restricted Nonmaterial Contract” — as defined in Section 2.10(b).

“Retained Liabilities”— as defined in Section 2.4(b).

“Reviewing Accountant” — as defined in Section 2.8.

“SEC”— the United States Securities and Exchange Commission.

“Securities Act”—the Securities Act of 1933, as amended.

“Seller” — collectively, refers to the entities listed as “Seller” in the initial paragraph of this Agreement, and may include an individual entity when referred to as an “individual Seller” or “each Seller” or “Seller Entity.”

“Seller Contact” — as defined in Section 12.2.

“Seller Contract”— any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

“Seller Intellectual Property Assets”— as defined in Section 3.25(a).

“Software”— all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Subsidiary”— with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property”— all Inventories, machinery, equipment, tools, furniture, kitchen and office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax”— any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add—on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return”— any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party”— a Person that is not a party to this Agreement.

“Third-Party Claim”— any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release”— a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Trade Dress” — the distinctive characteristics and features of visual appearance of the Restaurants.

“Trade Secrets” — as defined in Section 3.25(a)(iii).

“WARN Act”— as defined in Section 3.23(d).

2.                                       Sale and Transfer of Assets; Closing

2.1           ASSETS TO BE SOLD

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller, including each Seller Entity comprising Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, used in the operation of the Restaurants, including the following (but excluding the Excluded Assets):  (i) Real Property Leases and lease files and leasehold Improvements; (ii) all Tangible Personal Property; (iii) all Inventories; (iv) all prepaid expenses and deposits; (v) all Seller Contracts listed in Schedule 2.4(a) that are expressly assumed by Buyer; (vi) all Improvements; (vii) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Schedule 3.17(b); (viii) all data and

Records related to the operations of the Restaurants, including client and customer lists and Records, referral sources, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records; (ix) all of the Intangible Property of Seller, including the Seller Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Schedules 3.25(e), (f) and (h); (x) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement; (xi) all claims of Seller against Third Parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 2.1(xi); (xii) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed in Schedule 2.2(c) and that are not excluded under Section 2.2(g) and the petty cash on hand of Restaurant of a Seller Entity whose Assets are purchased by Buyer.  All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

(a)           Each of the Sellers shall enter into separate asset purchase agreements with Buyer for the sale and purchase of the Assets of each Restaurant owned by it (each a “Separate PA”).  Each Separate PA shall incorporate by reference this Agreement and the agreements, representations, warranties, covenants and conditions contained herein.

(b)           Each Separate PA shall set forth the purchase price of the Assets of the Restaurant to which it pertains and adjustments applicable thereto, and such other specific terms and conditions as shall be applicable to such sale and purchase of such Assets.  The Separate PA for the Assets of MOA attached hereto as Exhibit 2.1(b) is an example of the form of Separate PA the Parties intend to enter into pursuant to this Section 2.1.

(c)           Each of the Separate PAs shall be executed and delivered within five business days following the date of execution of this Agreement.  To the extent any of the individual Sellers shall be required to provide a consent in connection with any Separate PA or provide a waiver or a release of a claim in connection with a Separate PA, such consent waiver or release shall be provided on a timely basis and providing the same shall be a condition precedent to the effectiveness of this Agreement and any Separate PA.  If the parties fail to enter into or consummate a Separate PA for any of the Restaurants, such failure shall result in a reduction of the Purchase Price for such Restaurant in the amount, set forth in Section 2.3 and such Restaurant shall be deemed excluded from this Agreement; provided that the Seller and Buyer elect to proceed with the sale and Closing on the remaining Restaurants.

(d)           The Closing on the purchase of the MOA Assets shall occur on or before November 4, 2011.  The parties shall use their Best Efforts to ensure that the Closing on the purchase of the Assets of all remaining Restaurants purchasable hereunder occurs, subject to the satisfaction of all conditions precedent to the parties’ obligations hereunder, on or before November 30, 2011, and no later than December 27, 2011.  After the Closing on the purchase of the MOA Assets, the Closing on the purchase of the Assets of all remaining Restaurants shall occur simultaneously.  If conditions precedent to Buyer’s obligations to close the purchase of the Assets of a Restaurant are not satisfied by the required Closing Date as above provided, the Separate PA for that Restaurant shall, at the option of Buyer, terminate, and the Purchase Price for the Assets shall be reduced by the amount allocated to that Restaurant in Section 2.3(a).

(e)           In addition to the sale and purchase of the Intangible Property of Seller, REG shall execute and deliver to Buyer at each Restaurant Closing perpetual, royalty-free licenses to the REG Intellectual Property Assets.  At such time as Seller has sold and Buyer has purchased the Assets of all remaining Restaurants Buyer closes hereunder pursuant to clause (d) above, but not less than four (4) Restaurants (excluding MOA), REG shall sell, convey, assign, transfer and deliver to Buyer REG’s entire right, title and interest in the Marks and associated goodwill, Copyrights, Trade Secrets, and Net Names, including assignments in recordable form.

2.2                                 EXCLUDED ASSETS

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:  (a) all cash (other than petty cash), cash equivalents other than those specified on Schedule 2.2(j), short-term investments and accounts receivable; (b) all minute books and entity Records; (c) those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Schedule 2.2(c); (d) all insurance policies and rights thereunder to the extent specified in Section 2.1(x); (e) all of the Seller Contracts other than those listed in Schedule 2.4(a); (f) all personnel Records and other Records that Seller is required by law to retain in its possession; (g) all claims for refund of Taxes and other governmental charges of whatever nature; (h) all rights in connection with and assets of Employee Plans; (i) all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the Escrow Agreement; and (j) property and assets expressly designated in Schedule 2.2(j).

2.3                                 CONSIDERATION

Subject to the terms and conditions of this Agreement, the aggregate consideration for the Assets will be (i) Nine Million Dollars ($9,000,000) (the “Purchase Price”); (ii) the value of Inventories and petty cash purchased as set forth in Section 2.3(e); (iii) plus or minus (a) the Adjustment Amount described in Section 2.3(d) and (b) the assumption of the Assumed Liabilities.

(a)           The Purchase Price for the Assets, prior to any adjustments, is as follows:

(i)	Pittsburgh	$1,450,000.00

(ii)	Indy	$1,500,000.00

(iii)	Keystone	$600,000.00

(iv)	Kendall	$1,400,000.00

(v)	MOA	$1,400,000.00

(vi)	National Harbor	$1,400,000.00

(vii)	Hallandale	$250,000.00

(viii)	REG Intellectual Property Assets	$1,000,000.00

Total		$9,000,000.00

(b)           The Closing Payment for the Assets of each Seller Entity shall be equal to the Purchase Price for such Assets set forth in Section 2.3(a), plus the dollar amount of the Inventories and petty cash of such Seller Entity, as set forth and determined pursuant to Section 2.3(e), and minus (i) the Holdback Amount, and (ii) the Adjustment Amount equal to the amount of Liabilities of Seller, as described in Section 2.3(d), and (iii) amounts reasonably determined by Buyer as necessary to discharge other liabilities of Seller.  The Holdback Amount and the Adjustment Amount shall be paid by Buyer to Escrow Agent to be held and applied under the Escrow Agreement.

(c)           The Holdback Amount for the purchase of remaining Assets of the Seller Entities at the second Closing (excluding the MOA Assets) shall be (i) twenty percent (20%) of the Purchase Price if the Assets of all seven (7) remaining Restaurants (in addition to the MOA Assets) are purchased; (ii) seventeen and one-half percent (17.5%) of the Purchase Price if the Assets of six (6) remaining Restaurants (in addition to MOA Assets but excluding Hallandale or Annapolis) are purchased; and (iii) fifteen percent (15%) of the Purchase Price if the Assets of five (5) remaining Restaurants (in addition to the MOA Assets but excluding Hallandale and Annapolis) are purchased.  Such amount shall be inclusive of the Holdback Amount for the Assets of MOA as provided in the next following sentence.  The Holdback Amount for the Assets of MOA shall be $650,000.  The Holdback Amount shall be held by the Escrow Agent, CSC Trust Company of Delaware (the “Escrow Agent”) pursuant to an escrow agreement (the “Escrow Agreement”), for the benefit of the Buyer and Seller for the purposes of funding any adjustment of the Purchase Price and for the purpose of funding any amount due Buyer hereunder pursuant to Section 11.2.  Buyer shall also have the right to be reimbursed out of the Holdback Amount the amount of Gift Card Liability actually redeemed and accepted by Buyer for Seller’s credits, coupons, discounts, gift cards and gift certificates (“Gift Cards”) issued by Seller on or before the Closing Date.  Such reimbursement shall occur monthly from and after the Closing Date.  After the second Closing shall occur, the Escrow Agent shall release, on the dates shown on Exhibit 2.3, any amount above the minimum balance shown on Exhibit 2.3 and not reserved for a Pending Claim as defined in the Escrow Agreement, so that the balance shall equal the percentages of the Purchase Price show on Exhibit 2.3.

(d)           The Adjustment Amount shall be equal to a portion of the Purchase Price to be used to repay in full (i) all obligations of Seller to its lenders, lien holders, and secured and unsecured creditors, including, but not limited to, the creditors listed in Schedule 2.3(d); (ii) all claims against Seller or claims arising from the sale of the Assets and (iii) all Taxes.  Seller shall cause each of such creditors to deliver to Buyer not more than four (4) Business Days and not less than one (1) Business Day prior to the Closing Date, a pay-off letter in form and substance acceptable to Buyer (each a “Pay-Off Letter”), in which the creditor (a) confirms the amount of indebtedness with respect the Assets of such Seller Entity (the “Pay-Off Amount”), (b) sets forth wire transfer instructions for the payment of the Pay-off Amount, and (c) confirms that, upon the creditor’s receipt of the Pay-Off Amount, all indebtedness of the Seller with respect to such Assets and the Seller Entity shall be satisfied and all encumbrances and security interests in such Assets will be terminated and released.  Seller authorizes Buyer and the Escrow Agent to pay to the creditors of an individual Seller on the Closing Date, in accordance with the wire transfer instructions set forth in the Pay-Off Letters, cash equal to the Pay-Off Amount.  Seller authorizes Buyer to file any necessary termination statements or releases to evidence the termination or release of security interests in the Assets.

(e)           The Purchase Price will be increased by the dollar value of the Inventories and petty cash on hand transferred to Buyer.  Representatives of Buyer and Seller will perform a physical count of the inventory and petty cash in connection with the Assets of each Restaurant purchased as of 12:01 a.m. on the day following the Closing Date to determine the Inventories.  The Inventories shall be valued at the lower of cost or market value on a first in, first out basis (adjusted for all discounts and rebates actually received or receivable), as determined by records of the Restaurants; provided, however, that in no event shall the value of the food, beverage and Liquor Inventories exceed an amount equal to $20,000 per Restaurant.

2.4                                 LIABILITIES

(a)           Assumed Liabilities.  On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the Liabilities or obligations of Seller described in Schedule 2.4(a), which arise by reason of events occurring after the Closing Date.

(b)           Retained Liabilities.  All other liabilities (the “Retained Liabilities”) shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller.  “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including the following:

(i)            any Liability arising out of or relating to Seller’s business operations on or before the Closing Date other than to the extent assumed under Section 2.4(a);

(ii)           any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Closing Date but that arises out of or relates to any Breach that occurred on or before the Closing Date;

(iii)          any Seller Liability for Taxes, including (A) any Taxes arising as a result of Seller’s operation of its business or ownership of the Assets on or before the Closing

Date, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(iv)          any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to Seller’s financing, purchase assignments, credit facilities or any security interest related thereto;

(v)           any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller’s business or Seller’s leasing, ownership or operation of real property through the Closing Date;

(vi)          any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;

(vii)         any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

(viii)        any Liability arising out of or relating to any Seller employee grievance whether or not the affected employees are hired by Buyer;

(ix)           any Liability of Seller to any Owner or Related Person of Seller or any Owner;

(x)            any Liability to indemnify, reimburse or advance amounts to any officer, director, Owner, employee, broker, attorney or agent of Seller;

(xi)           any Liability to distribute to any of Seller’s Owners or otherwise apply all or any part of the consideration received hereunder;

(xii)          any Liability arising out of any Proceeding pending as of the Effective Time;

(xiii)         any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

(xiv)        any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body, other than compliance or noncompliance due to acts by Buyer or Buyer’s personnel during the term of any Interim Management Agreements;

(xv)         any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

(xvi)        any Liability of Seller arising out of the issuance of Gift Cards on or before the Closing Date; and

(xvii)       any Liability of Seller based upon Seller’s acts or omissions occurring after the Effective Time.

(c)           Buyer reserves the right to require that any Retained Liability be included in the Adjustment Amount as described in Section 2.3(d) and paid and discharged at Closing.

2.5                                 ALLOCATION

The Purchase Price shall be allocated by the parties to the assets of the various Seller Entities and REG in accordance with Exhibit 2.5.  For the REG Intellectual Property Assets, $1,000,000 of the Purchase Price at the second Closing of the remaining Restaurants will be allocated ratably to the value of each Seller Entity’s Assets as set forth in Section 2.3(a); provided that if less than all of the Assets of seven (7) Restaurants have been purchased, the aggregate Purchase Price shall in no event exceed the amounts set forth in Section 2.3(a), plus the ratable allocation of the value of the REG Intellectual Property Assets.  After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code.  Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS.  In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or Owner shall contend or represent that such allocation is not a correct allocation.

2.6                                 CLOSING

Subject to the provisions of Section 2.1(d) hereof, the purchase and sale provided for in this Agreement (the “Closing”) with respect to the assets of each Restaurant will take place at the offices of Buyer’s counsel at Briggs and Morgan, P.A., 2200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402-2157, commencing at 10:00 a.m. (local time) (a) within two (2) business days following the satisfaction or waiver of the conditions precedent set forth in Articles 7 and 8 of this Agreement, or (b) such other date and time as Seller and Buyer shall in writing agree.  Seller and Buyer agree that there shall be two (2) Closings, as provided in Section 2.1(d) hereof.  Seller and Buyer shall notify each other upon the satisfaction or waiver of the conditions precedent in Articles 7 and 8 with respect to the Assets of each Restaurant and, unless otherwise agreed, shall hold the Closing for such Assets on the date specified by Buyer, which shall not be later than two (2) business days following such satisfaction or waiver.

2.7                                 CLOSING OBLIGATIONS

In addition to any other documents to be delivered under other provisions of this Agreement, at each Closing:

(a)           Seller, REG, and Owner, as the case may be, shall deliver to Buyer, together with funds sufficient to pay all Taxes arising from or necessary for the transfer, filing or recording thereof (provided however, to the extent that Taxes due at Closing are not paid or provided by Seller, such amounts shall be added to the Adjustment Amount), the following:

(i)            a bill of sale for all of the Assets that are tangible property in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by Seller;

(ii)           an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller, including separate assignments in recordable form of all registered Marks, registered Copyrights and Net Names, if any, of Seller;

(iii)          for each Restaurant Lease, an Assignment, Assumption and Amendment of Lease in the form of Exhibit 2.7(a)(iii) for such Restaurant Leases as modified pursuant to reasonable terms and conditions to be proposed by Buyer and such other appropriate documents or instruments, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by Seller; provided however that Seller, REG, and Owner acknowledge that such form of Assignment, Assumption and Amendment of Lease shall be subject to acceptance and modification by the lessor thereunder; and further provided that while Buyer and Seller agree to attempt to obtain releases of liability of Seller Entities and guarantors thereunder, no agreement or promise has been made to secure such releases.

(iv)          as contemplated by Section 2.1(e), perpetual, royalty-free licenses to Buyer of REG’s Intellectual Property Assets and, upon Buyer’s purchase of the required number of Restaurants under Section 2.1(e), an irrevocable assignment of all of REG’s interests in the Intellectual Property Assets;

(v)           upon the first Closing under this Agreement, delivery of evidence that REG has amended its federal application to register the mark CADILLAC RANCH to allege use and shall have responded to the U.S. PTO Office Action mailed August 3, 2011;

(vi)          upon Buyer’s purchase of the required number of Restaurants under Section 2.1(e), delivery of evidence that REG and Seller have caused the following parties to cease and desist from using the Marks, Copyrights, Trade Secrets and Net Names: CR Sparks Ranch West, LLC; CR Las Vegas, LLC; Nashville Midnight Oil, LLC; Cincinnati F.S., LLC; and CR Cleveland, LLC, together with an assignment to Buyer from such parties of all of their right, title and interest, including goodwill, in and to the Marks, Copyrights, Trade Secrets and Net Names in the form reasonably acceptable in form and substance to Buyer within sixty (60) days after Closing; provided that such parties shall be permitted to do business under a name mutually agreed upon by Buyer, Seller, and REG;

(vii)         such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance, and powers of attorney related thereto, executed by Seller, REG or Owners, as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel;

(viii)        separate noncompetition agreements in the form of Exhibit 2.7(a)(viii), executed by each Seller Entity and each Owner, REG, Jon H. Field and Joel A. Field (the “Noncompetition Agreements”);

(ix)           the Escrow Agreement in the form of Exhibit 2.7(a)(ix), executed by Seller and each Owner and the Escrow Agent;

(x)            if not previously delivered, the financial statements required to be delivered pursuant to Section 3.4, unaudited financial statements for each of the Restaurants for the year ended December 31, 2010, and for the nine-month period ended September 30, 2011;

(xi)           if Liquor Licenses are not transferred pursuant to Section 6.1(e), Interim Management Agreements that under the law of the applicable jurisdiction permits Buyer to acquire and operate each Restaurant under applicable laws;

(xii)          evidence of the Consents identified on Exhibit 7.3;

(xiii)         REG and each Seller Entity will enter into an agreement terminating any Management Agreements between such Seller Entity and REG for the management of any Restaurants;

(xiv)        Powers of attorney from each Seller Entity, REG, and Eric Schilder to Clinton R. Field pursuant to Section 13.16 of this Agreement;

(xv)         upon the Closing of the sale of a total of the Assets of at least five (5) restaurants, delivery of an assignment by Joel Field to REG of the Tempe trademark license agreement and notice from both to Tempe of the assignment;

(xvi)        upon the Closing of the remaining Restaurants, delivery of an assignment from REG to Buyer of Tempe license agreement and notice from REG and Buyer to Tempe of the assignment;

(xvii)       a list of all licensed images on the walls, on menus or otherwise used in each Restaurant and the source of the license/identity of the licensee;

(xviii)      upon the Closing of the sale of a total of the Assets of at least five (5) restaurants, delivery of an assignment from each Owner to REG of all his right, title and interest in and to any works of authorship created by him for use in or by any Restaurant;

(xix)         a certificate executed by an officer of Seller and by each Owner as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2; and

(xx)          a certificate of an officer of Seller and each Owner certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s Owner approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions.

(b)           Buyer shall deliver to Seller or the Escrow Agent, as the case may be:

(i)            the portion of the Purchase Price for the purchase of the Assets of a Restaurant being sold by Buyer, and/or the portion of the Purchase Price for the purchase of the Intellectual Property Assets, to be paid in cash at Closing determined pursuant to Section 2.3(c), by wire transfer to an account specified by Seller and/or REG in a writing delivered to Buyer at least three (3) business days prior to the Closing Date;

(ii)           the Escrow Agreement, executed by Buyer and the Escrow Agent, together with the delivery of the Holdback Amount and the Adjustment Amount to the Escrow Agent thereunder, by wire transfer to an account specified by the escrow agent in the amount determined pursuant to Section 2.3.

(iii)          the Assignment and Assumption Agreement executed by Buyer;

(iv)          the Assignments of Leases for each Restaurant, with such leases as modified and executed by Buyer;

(v)           the Consulting Agreements executed by Buyer, if applicable;

(vi)          the Noncompetition Agreements executed by Buyer;

(vii)         a certificate executed by an officer of Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2; and

(viii)        a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

2.8                                 PRORATION

The following items relating to the Assets will be prorated between Buyer and Seller as of the Closing Date, and the net amount of such prorations will be settled and paid as soon as practicable following the Date of Closing:

(i)            water and other utility charges, assignable deposits, rent, property taxes and all other common area maintenance charges due under the Real Property Leases;

(ii)           wages of hourly employees;

(iii)          all other items customarily prorated and adjusted in connection with the sale of property of the type contemplated by this Agreement.

All prorations under this Section 2.8 shall be allocated so that the items relating to time periods before the Closing Date will be allocated to Seller, and items related to time periods beginning on the Closing Date will be allocated to Buyer.  Seller will provide Buyer with a written estimate of the amount payable by Buyer or Sellers, as the case may be, under this Section 2.8 within ten (10) days after the date of Closing.  Buyer and Seller shall negotiate in good faith to resolve any disagreements concerning the adjustments contemplated under this Section 2.8.  In the event the parties are unable to resolve any such disagreement within 15 days following delivery to Buyer of Seller’s estimate, then in such event, the parties shall submit the dispute to a mutually acceptable independent accountant (the “Reviewing Accountant”) to resolve such disagreement.  Any determination by the Reviewing Accountant shall be completed by no later than thirty (30) days following the submission of the matter, and shall be final, binding and conclusive with respect to the matters in dispute, absent fraud or manifest error.  The fees of the Reviewing Accountant shall be paid one half by Buyer and one-half by Seller.  If any items prorated as of the date following Closing are based on estimates (including, without limitation, percentage rents and common area charges under the Real Estate Leases), such prorations shall be adjusted at such time as the final adjustments of such payments are made and any amounts due Seller or Buyer, as the case may be, on account thereof, shall be paid in cash within ten (10) days following such adjustment.

2.9                                 ASSIGNMENT TO CONTROLLED ENTITIES

Buyer reserves the right to assign its rights (but not its obligations to Seller) under this Agreement to purchase the assets of one or more of the Restaurants to separate legal entities controlled by Buyer or Buyer’s parent, GCFB.

2.10                           CONSENTS

(a)           If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer may waive the closing conditions as to any such Material Consent and either:  (i) elect to have Seller continue its efforts to obtain the Material Consents; or (ii) elect to have Seller retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

If Buyer elects to have Seller continue its efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4(a), neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use Best Efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable.  Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder).  Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

(b)           If there are any Consents not listed on Exhibit 7.3 necessary for the assignment and transfer of any Seller Contracts to Buyer (the “Nonmaterial Consents”) which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Seller Contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Nonmaterial Contracts”), whether to:

(i)            accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer and Seller, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement as elsewhere provided under this Agreement; or

(ii)           reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding Sections 2.1 and 2.4(a), (A) neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract, and (B) Seller shall retain such Restricted Nonmaterial Contract and all Liabilities arising therefrom or relating thereto.

2.11                           OPTION RESTAURANT

Parole CR, LLC (“Parole”) hereby grants Buyer the right and option (“Option”) to purchase the assets of the Cadillac Ranch Restaurant operated at 1906 Town Center Boulevard, Town Center, Annapolis, Maryland (the “Annapolis”) on the following terms and conditions:

(a)           Exercise of the Option is conditioned upon Buyer’s closing on the sale of MOA.

(b)           Unless the Option shall be irrevocably exercised on or before the second Closing, the Option shall terminate and be of no further force or effect.  If Buyer exercises the Option, the exercise price for the Annapolis Restaurant and the purchase price of its tangible assets and intangible assets shall be One Dollar ($1.00), plus the agreed-upon value of the Inventories.  Any such irrevocable exercise shall be subject to the conditions to Buyer’s obligations to close as set forth in Article 7 of this Agreement.

(c)           Buyer shall exercise the Option by delivering written notice of exercise to Parole to the attention of Clinton R. Field, its owner, at or prior to the Closing on MOA.

(d)           If the Option is exercised, Buyer and Seller shall enter into a separate PA for Annapolis and Buyer shall be required to Close no later than the time provided in Section 2.1(d) hereof.

(e)           Notwithstanding the foregoing, Parole makes no representation, warranty or agreement that Parole will continue to operate Annapolis, and expressly reserves the right to close the Annapolis.

(f)            Clinton R. Field, the Owner of Parole, hereby consents to the Option.

2.12                           PURCHASE OF ASSETS OF RESTAURANT UNDER CONSTRUCTION

3720 Indy, LLC (“Keystone”) is party to a Lease (the “3720 Lease’) dated April 1, 2011, with White River Investments, LP (“3720 Landlord”) pursuant to which Keystone has leased certain premises (the “3720 Premises”) located at 3720 East 82nd Street, Indianapolis, IN 46240, located in a shopping center known as Clearwater Crossing.  Keystone has prepared, and 3720 Landlord has approved in writing, plans and specifications for all plans necessary to complete the interior of the 3720 Premises and to operate the 3720 Premises as a Cadillac Ranch Restaurant, and Keystone has commenced construction of the 3720 Premises in accordance with those plans and specifications through an affiliated company, Prime 1 Construction, LLC (“Prime 1”).

(a)           With respect to the 3720 Premises, Seller represents and warrants that: (i) the plans and specifications were prepared in accordance with all applicable Legal Requirements, (ii) the construction through the Closing Date has been performed in a good and workmanlike manner and in accordance with the approved plans and specifications and all applicable Legal Requirements.

(b)           Buyer shall purchase the Assets of Keystone on the Closing Date and free and clear from all Liabilities including, but not limited to, mechanics’ and materialmen’s liens.  Upon the execution of this Agreement, Seller shall deliver to Buyer the following documents relating the 3720 Lease and 3720 Premises, in addition to such other items generally described in this Agreement:

(i)            All plans and specifications, together with Landlord’s written consent to those plans and specifications.

(ii)           All Contracts for the design of the 3720 Premises and supplying of labor and materials pertaining to the construction.

(iii)          All building permits.

(iv)          All design, construction and equipment warranties.

(v)           On the Closing Date, Keystone shall deliver to Buyer

(vi)          Construction statements, paid invoices and lien waivers for work performed through the Closing Date.

(vii)         Assignments of all Contracts, building permits, and design, construction and equipment warranties, together with consents to such assignments to the extent required by the terms of such Contracts, permits or warranties or any Legal Requirement applicable thereto and written notices to all other contracting parties of such assignment.

(c)           Seller shall be responsible for the payment for all work performed and all materials, equipment, furniture, fixtures and equipment (“Keystone Improvements”) through the Closing Date which are listed in the column headed “Seller left to pay at close” in Schedule 2.12 attached hereto.  Such amount shall be withheld from the Purchase Price at Closing and paid to the applicable subcontractors and material providers in return for full or partial (as applicable) lien waivers.  Buyer and Prime 1 shall enter into a contract in a commercially reasonable form to complete the Keystone Improvements, at a cost no greater than $575,000, as shown on the column headed “Buyer to Pay to Complete,” with the parties making such adjustments to the plans and specifications reasonably requested by Buyer, and subject to entering into such change orders as may be reasonably approved by the parties.

3.                                       Representations and Warranties of Seller, REG and Owner

Seller, each Owner and REG represent and warrant, jointly and severally, to Buyer as follows:

3.1                                 ORGANIZATION AND GOOD STANDING

(a)           Schedule 3.1(a) contains a complete and accurate list of each Seller Entity’s jurisdiction of organization and each jurisdiction in which it is qualified to do business as a foreign entity.  Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Ohio, U.S.A., with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts.  Each Seller Entity is separately operated by one of the Owners and is separately capitalized.  Except as set forth in Schedule 3.1(a), Seller is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)           Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached to Schedule 3.1(b).

(c)           No Seller Entity has any Subsidiary and, except as disclosed in Schedule 3.1(c), does not own any interest in any other Person.

3.2                                 ENFORCEABILITY; AUTHORITY; NO CONFLICT

(a)           This Agreement constitutes the legal, valid and binding obligation of Seller and each Owner, enforceable against each of them in accordance with its terms.  Upon the execution and delivery by Seller and Owner of the Escrow Agreement, the , the Noncompetition Agreement and each other agreement to be executed or delivered by any or all of Seller and Owner at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing

Documents will constitute the legal, valid and binding obligation of each of Seller and Owner, enforceable against each of them in accordance with its terms, as applicable.  Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s Owner and board of directors, if any.  Owner has all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which Owner is a party and to perform his obligations hereunder and thereunder.

(b)           Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)            Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or equivalent persons, if any, of the Owner or Seller;

(ii)           Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or either Owner, or any of the Assets, may be subject;

(iii)          contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

(iv)          cause Buyer to become subject to, or to become liable for the payment of, any Tax;

(v)           Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

(vi)          result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

(vii)         result in any Owner of the Seller having the right to exercise dissenters’ appraisal rights.

(c)           Except as set forth in Schedule 3.2(c), neither Seller nor Owner is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3                                 CONSTRUCTION RIGHTS AGREEMENT

If Seller and Buyer shall consummate any of the Contemplated Transactions, and Buyer elects to construct or substantially renovate any existing or additional Cadillac Ranch restaurant locations commenced prior to 2014, Buyer agrees to give written notice to Clinton R. Field, a contractor affiliate of Seller (“Seller Contractor Affiliate”) and give the Seller Contractor Affiliate the right to bid on such construction work, pursuant to the terms of a Construction Rights Agreement in a form agreeable to Buyer and Seller.  Buyer shall incur no liability if it does not accept any bid(s) of the Seller Contractor Affiliate.

3.4                                 FINANCIAL STATEMENTS

(a)           Seller has delivered to Buyer for each Seller Entity and REG: (i) an unaudited balance sheet as at June 30, 2011 (the “Balance Sheet”), and the related unaudited statement of income for the six-month period then ended, and (ii) an unaudited balance sheet for the year December 31, 2010, and the related unaudited statement of income for the year then ended. Seller will deliver on or before November 15, 2011, a balance sheet and the related unaudited statement of income for the nine month period ending September 30, 2011, and will deliver monthly unaudited financial statements for each Seller Entity through the Closing Date. All of the financial statements delivered pursuant to this Section 3.4(a) shall be certified to by Seller’s chief financial officer and the Owners. Such financial statements fairly present (and the financial statements delivered pursuant to clause (c) will fairly present) the financial condition and the results of operations, changes in Owner’ equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.  The financial statements referred to in this Section 3.4 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as otherwise disclosed in such financial statements.  The unaudited financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller.

(b)           As a condition to Buyer’s obligations under this Agreement, Buyer must be able to determine that the financial statements of each Seller Entity as of and for the fiscal year ended 2010 and for the period commencing January 1, 2011 through September 30, 2011, can be audited within sixty (60) days following the Closing Date without undue effort or expense, by independent auditors engaged and paid for by Buyer.  The objective of such audit shall be to prepare such financial statements in accordance with GAAP and the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.  Upon execution of this Agreement, Seller will give Buyer’s auditors, full access to the financial records and books, computer files, accountant and Seller work papers, tax returns and other financial records and information reasonably required by Buyer’s accountants to complete such audits.  Seller will provide all cooperation, assistance and personnel to such auditors to enable them to perform such audits and formulate audit plans.  Such cooperation and assistance shall include providing such personnel of Seller and non-Seller accountants and independent contractors employed in financial record-keeping or the preparation of financial statements to supply information, answer questions and otherwise assist such auditors in the audit process.  In providing such cooperation and assistance, Seller and Seller’s Owner and officers shall provide such management letters and certifications as are customary in the performance of audits under the rules under the American Institute of Public Accountants, to enable such accountants to render reports to be prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly in all material respects, the financial position of each Seller Entity and the results of its operations and cash flows for the periods presented.  All of the foregoing cooperation and assistance by Seller shall be at Seller’s expense.  Buyer agrees to pay reasonable charges at rates to be negotiated between Buyer and Seller for the services of Rick George and Bill Niegsch in providing the cooperation and assistance set forth in this Section 3.4.

(c)           Buyer shall cause its accountants to prepare a report on or before the thirtieth day following the execution of this Agreement, indicating with respect to each Seller Entity, whether the books, records and information pertaining to such Seller Entity is sufficient to enable it to complete such audits.  In the event the books, records and information with respect to any Seller Entity is deficient such that such auditors determine that they will not be able to complete the audit of such Seller Entity, or cannot complete such audit without undue effort, expense or delay, they shall set forth the nature of the deficiencies or issues underlying such determination.

(d)           In addition to cooperation and assistance provided by each Seller Entity and Owners in connection with the performance of audits, Seller Entities and Owners shall fully cooperate with Buyer in the design and implementation of disclosure controls and procedures and internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles, to enable Buyer’s chief executive officer and chief financial officer to prepare and sign certifications required to be signed provided by Buyer in periodic reports filed with the Securities and Exchange Commission under the Exchange Act.  Such cooperation shall, at the request of Buyer, commence prior to the Closing Date for the Assets of any Seller Entity and shall be without charge or expense to Buyer.

(e)           If Buyer receives the foregoing report from Buyer’s auditors that any Seller Entity cannot be audited, or cannot be audited without undue effort, expense or delay, the Assets of such Seller Entity shall be excluded from this Agreement, such Seller Entity shall be terminated as a party to this Agreement (except where such entity’s consent to any of the Contemplated Transactions or any release or other form of consent is required) and the Purchase Price for the Assets of such Seller Entity shall be deducted from the Purchase Price; provided, however, that if Buyer elects not to purchase such Assets, Buyer may at its option, assign its rights to purchase such Assets to any third-party purchaser, which third party shall either enter in a joinder agreement which adopts the terms and conditions of this Agreement or any separate PA, or shall enter into such other form of agreement as Seller, Buyer and such third party shall agree.

(f)            Following the Closing Date, Seller and REG shall deliver to Buyer all of the financial and other information possessed by and relating to Seller (as reasonably specified by Buyer in writing) that is required to enable Buyer to file financial statements as required by Items 2.01 and 9.01 of Form 8-K under the Exchange Act with respect to the Contemplated Transactions.  Seller shall provide Buyer and its independent public accountants access to such books, records, work papers electronic files and data as may be reasonably requested by Buyer for the purpose of Buyer’s conduct of an audit or review of the financial statements of the business of such Seller Entity for such periods as Buyer may require for the satisfaction of such Form 8-K requirements.  Seller shall use reasonable commercial efforts to provide all required certifications, representations, confirmations, records, documentation, support, availability of appropriate personnel and representatives, accountant’s work papers and the like as reasonably requested by Buyer and Buyers’ independent public accountants to complete Buyer’s audit requirements by the due dates required by applicable Securities and Exchange Commission regulations.

3.5                                 BOOKS AND RECORDS

The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and in a manner that will allow an audit to be completed in accordance with GAAP.

3.6                                 SUFFICIENCY OF ASSETS

Except as set forth in Schedule 3.6, the Assets (a) constitute all of the Assets, tangible and intangible, of any nature whatsoever, necessary to operate each of Restaurants operated by the Seller Entities in the manner presently operated by Seller, (b) include all of the operating assets of Seller, and (c) all Assets required by a Governmental Body to operate each of such restaurants.

3.7                                 [Reserved]

3.8                                 DESCRIPTION OF LEASED REAL PROPERTY

Schedule 3.8 or the Real Property Leases contain a description of the demised premises or a legal description and street address of Seller’s Real Property Leases.

3.9                                 TITLE TO ASSETS; ENCUMBRANCES

(a)           Seller owns good and marketable title to its respective estates in the Facilities free and clear of any Encumbrances, other than: (i) liens for Taxes for the current tax year which are not yet due and payable; and (ii) those described in Schedule 3.9(a) (“Real Estate Encumbrances”).

(b)           Seller owns good and transferable title to all of the other Assets free and clear of any Encumbrances other than those described in Schedule 3.9(b) (“Non-Real Estate Encumbrances”).  Seller warrants to Buyer that, at the time of Closing, all other Assets shall be free and clear of all Non-Real Estate Encumbrances other than those identified on Schedule 3.9(b) as acceptable to Buyer (the “Permitted Encumbrances”).

3.10                           CONDITION OF FACILITIES

(a)           Use of the Facilities of each of the Restaurants for the sale of food, wine, liquor, and beer is permitted as of right under all applicable zoning legal requirements.  All Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects.  No part of any

Improvement encroaches on any real property not included in the Facilities, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Facilities.  Each Facility has access rights for pedestrian ingress and egress and is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facility.  To Seller’s actual knowledge without independent inquiry or analysis, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Seller.

(b)           Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects.  No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business.  Except as disclosed in Schedule 3.10(b), all Tangible Personal Property used in each Seller Entity business is in the possession of such entity.

3.11                           RESERVED

3.12                           INVENTORIES

All items included in the Inventories consist of a quality and quantity usable and saleable, in the Ordinary Course of Business of Seller.  Seller is not in possession of any inventory not owned by Seller.  All of the Inventories have been valued at the lower of cost or market value on a first in, first out basis.  Inventories now on hand that were purchased after the date of the Balance Sheet [or the Interim Balance Sheet] were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase.  The quantities of each item of Inventories are not excessive but are reasonable in the present circumstances of Seller.

3.13                           NO UNDISCLOSED LIABILITIES

Except as set forth in Schedule 3.13, no Seller Entity has any Liability except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred by such Seller Entity in the Ordinary Course of Business of such entity since the date of the Interim Balance Sheet.

3.14                           TAXES

(a)           Tax Returns Filed and Taxes Paid.  Except as set forth in Schedule 3.14(a), Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements.  All Tax Returns and reports filed by Seller are true, correct and complete.  Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 3.14(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.  Except as provided in Schedule

3.14(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b)                                 Delivery of Tax Returns and Information Regarding Audits and Potential Audits.  Each Seller Entity has delivered or made available to Buyer copies of, and Schedule 3.14(b) contains a complete and accurate list of, all Tax Returns filed since January 1, 2009.  Schedule 3.14(b) contains a complete and accurate list of all Tax Returns of each Seller Entity that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested.  To the Knowledge of each Seller Entity, no undisclosed deficiencies are expected to be asserted with respect to any such audit.  All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 3.14(b).  Each Seller Entity has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits.  Except as provided in Schedule 3.14(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Taxes of any Seller Entity either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge.  Schedule 3.14(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run.  Except as described in Schedule 3.14(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

(c)                                  Proper Accrual.  The charges, accruals and reserves with respect to Taxes on the Records of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller’s liability for Taxes.  There exists no proposed tax assessment or deficiency against Seller except as disclosed in the Balance Sheet or in Schedule 3.14(c).

(d)                                 Specific Potential Tax Liabilities and Tax Situations.

(i)                                     Withholding.  Except as set forth in Schedule 3.14(d), all Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii)                                  Tax Sharing or Similar Agreements.  There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller.

(iii)                               Consolidated Group.  Seller (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any person (other than Seller and its Subsidiaries) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(iv)                              Except as set forth in Schedule 3.14(d), Seller has properly filed Tax Returns with and paid and discharged any liabilities for taxes in any states or localities in which it is subject to Tax.

(v)                                 Substantial Understatement Penalty.  Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

3.15                           NO MATERIAL ADVERSE CHANGE

Since the date of the Balance Sheet, there has not been any Material Adverse Change in the business, operations, prospects, assets, results of operations or condition (financial or other) of the businesses of REG or any Seller Entity, and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

3.16                           EMPLOYEE BENEFITS

(a)                                  Seller does not maintain and has never maintained any “employee benefit plans” as defined by Section 3(3) of ERISA, including in such definition, any specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA). Neither Seller nor any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the Contemplated Transactions will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

(b)                                 Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1)

Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health or life insurance continuation coverage for employees.

(c)                                  Seller has maintained, and will after the Closing Date maintain, workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Schedule 3.16(c).

(d)                                 Except as required by Legal Requirements and as provided in Section 10.1(d), the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller.  There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

(e)                                  Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

(f)                                    Seller is not now and has never been a party to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

3.17                           COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)                                  Except as set forth in Schedule 3.17(a):

(i)                                     Seller is, and at all times since its inception, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)                                  no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)                               Seller has not received, at any time since its inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)                                 Schedule 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to Seller’s business or the Assets.  Each Governmental Authorization listed or required to be listed in Schedule 3.17(b) is valid and in full force and effect.  Except as set forth in Schedule 3.17(b):

(i)                                     Seller is, and at all times since its inception, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.17(b);

(ii)                                  no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.17(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.17(b);

(iii)                               Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv)                              all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.17(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

3.18                           LEGAL PROCEEDINGS; ORDERS

(a)                                  Except as set forth in Schedule 3.18(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

(i)                                     by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.18(a).  There are no Proceedings listed or required to be listed in Schedule 3.18(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of Seller or upon the Assets.

(b)                                 Except as set forth in Schedule 3.18(b):

(i)                                     there is no Order to which Seller, its business or any of the Assets is subject; and

(ii)                                  to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

(c)                                  Except as set forth in Schedule 3.18(c):

(i)                                     Seller is, and, at all times since its inception, has been in compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii)                                  no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and

(iii)                               Seller has not received, at any time since its inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.

3.19                           ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Schedule 3.19, since the date of the Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)                                  amendment to the Governing Documents of Seller;

(b)                                 payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any employee or entry into any employment, severance or similar Contract with any employee;

(c)                                  adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(d)                                 damage to or destruction or loss of any Asset, whether or not covered by insurance;

(e)                                  entry into, termination of or receipt of notice of termination of (i) any license or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $5,000.

(f)                                    sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;

(g)                                 cancellation or waiver of any claims or rights with a value to Seller in excess of $5,000;

(h)                                 indication by any supplier of an intention to discontinue or change the terms of its relationship with Seller;

(i)                                     material change in the accounting methods used by Seller; or

(j)                                     Contract by Seller to do any of the foregoing.

3.20                           CONTRACTS; NO DEFAULTS

(a)                                  Schedule 3.20(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:

(i)                                     each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of Five Thousand dollars ($5,000);

(ii)                                  each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of Five Thousand dollars ($5,000);

(iii)                               each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of Five Thousand dollars ($5,000);

(iv)                              each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than Five Thousand dollars ($5,000) and with a term of less than one year);

(v)                                 each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)                              each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(vii)                           each Seller Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(viii)                        each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix)                                each power of attorney of Seller that is currently effective and outstanding;

(x)                                   each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xi)                                each Seller Contract for capital expenditures in excess of Five Thousand dollars ($5,000);

(xii)                             each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; and

(xiii)                          each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Schedule 3.20(a) sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of Seller under the Contracts and the location of Seller’s office where details relating to the Contracts are located.

(b)                                 Except as set forth in Schedule 3.20(b), no Owner has or may acquire any rights under, and neither Owner has or may become subject to any obligation or liability under, any Contract that relates to the business of Seller or any of the Assets.

(c)                                  Except as set forth in Schedule 3.20(c):

(i)                                     each Contract identified or required to be identified in Schedule 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;

(ii)                                  each Contract identified or required to be identified in Schedule 3.20(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person; and

(iii)                               to the Knowledge of Seller, no Contract identified or required to be identified in Schedule 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a material adverse affect on the business, assets or condition of Seller or the business to be conducted by Buyer with the Assets.

(d)                                 Except as set forth in Schedule 3.20(d):

(i)                                     Seller is, and at all times since September 30, 2011, has been, in compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

(ii)                                  each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times since September 30, 2011, has been, in full compliance with all applicable terms and requirements of such Contract;

(iii)                               no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;

(iv)                              no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

(v)                                 Seller has not given to or received from any other Person, at any time since September 30, 2011, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

(e)                                  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(f)                                    Each Contract has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.21                           INSURANCE

(a)                                  Seller has delivered to Buyer:

(i)                                     accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is or has been covered at any time since January 1, 2011, a list of which is included in Schedule 3.21(a);

(ii)                                  accurate and complete copies of all pending applications by Seller for policies of insurance; and

(iii)                               any statement by the auditor of Seller’s financial statements or any consultant or risk management advisor with regard to the adequacy of Seller’s coverage or of the reserves for claims.

(b)                                 Schedule 3.21(b) describes:

(i)                                     any self-insurance arrangement by or affecting Seller, including any reserves established thereunder;

(ii)                                  any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the business of Seller; and

(iii)                               all obligations of Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c)                                  Except as set forth in Schedule 3.21(c):

(i)                                     all policies of insurance to which Seller is a party or that provide coverage to Seller:

(A)                              are valid, outstanding and enforceable;

(B)                                are issued by an insurer that is financially sound and reputable;

(C)                                taken together, provide adequate insurance coverage for the Assets and the operations of the Restaurant of each Seller Entity for all risks normally insured against by a Person carrying on the same business or businesses as Seller for all risks to which Seller is normally exposed including liquor liability or “dram shop” insurance; and

(D)                               are sufficient for compliance with all Legal Requirements and Seller Contracts;

(ii)                                  Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii)                               Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller; and

(iv)                              Seller has given notice to the insurer of all claims that may be insured thereby.

3.22                           ENVIRONMENTAL MATTERS

Except as disclosed in Schedule 3.22:

(a)                                  Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  Neither Seller nor either Owner has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b)                                 There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.

(c)                                  Neither Seller nor either Owner has any Knowledge of or any basis to expect, nor has any of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d)                                 Except for routine quantities of maintenance and cleaning supplies maintained in the Ordinary Course of Business in compliance with all Environmental Laws, there are no Hazardous Materials present on or in any Seller Entity’s Facility.  Neither Seller nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws.

3.23                           EMPLOYEES

(a)                                  Schedule 3.23(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: employer; name; date of hiring or engagement; and current compensation paid or payable.

(b)           Schedule 3.23(b) contains a complete and accurate list of the following information for each retired employee or director of Seller, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

(c)           Schedule 3.23(c) states the number of employees terminated by Seller since June 30, 2011, and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this Agreement:  (i) name, job title, (ii) the date of such termination, layoff or reduction in hours; (iii) the reason for such termination, layoff or reduction in hours; and (iv) the location to which the employee was assigned.

(d)           Seller has not violated the Worker Adjustment and Retraining Notification Act or any similar state or local Legal Requirement (the “WARN Act”).  During the ninety (90) day period prior to the date of this Agreement, sixty-eight (68) employees of Seller have terminated their employment.  Schedule 3.23(d) contains a complete and accurate list of the following information for each employee terminated:  name, job title, assigned work location, date of hire, and number of hours regularly scheduled to work each week.

(e)           To the Knowledge of Seller, no officer, director, agent, employee, Owner, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, Owner, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery.  No former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller.

3.24                           LABOR DISPUTES; COMPLIANCE

(a)           Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, workers compensation, affirmative action, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health.  Seller is not liable for the payment of any wages, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)           Except as disclosed in Schedule 3.24(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2011, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; (viii) to Seller’s Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body; and (ix) to Seller’s Knowledge there has been no complaint filed against or threatened against Seller with the Department of Labor or other Governmental Body.

(c)           Except as disclosed in Disclosure Schedule 3.24(c), during the five (5) years immediately preceding the date hereof:  (A) the Seller has not been the subject of an immigration investigation, and (B) the Seller has not been the subject of any immigration audit, or a compliance or employment visit from, nor has the Seller been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor, the Homeland Security Administration or any other Governmental Body.  Except as disclosed in Disclosure Schedule 3.24(c), Seller has not received any Social Security number “mismatch letters” from any Governmental Body.

3.25                           INTELLECTUAL PROPERTY ASSETS

(a)           The term “Intellectual Property Assets” means all intellectual property used in the operation of any of the Restaurants and owned or licensed (as licensor or licensee) by REG in which REG has a proprietary interest (the “REG Intellectual Property Assets”), and all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest (the “Seller Intellectual Property Assets”), including:

(i)            Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications and Trade Dress (collectively, “Marks”);

(ii)           all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iii)          all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, plans, drawings and blue prints for Restaurants (collectively, “Trade Secrets”); and

(iv)          all rights in internet web sites and internet domain names presently used by Seller (collectively “Net Names”).

(b)           Schedule 3.25(b) contains (i) a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Seller Intellectual Property

Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a cost of less than $1,000 under which Seller is the licensee; and (ii) a complete and accurate list and summary description, including any royalties paid or received by REG, and REG has delivered to Buyer accurate and complete copies, of all REG Contracts relating to the REG Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $1,000 under which REG is the licensee.  There are no outstanding and, to the Knowledge of Seller and REG, no threatened disputes or disagreements with respect to any such Contract.  Seller, REG, and Owner represent that CR Las Vegas LLC and Sparks Ranch West, LLC no longer operate restaurants and consequently the license agreements between them and REG listed on Schedule 3.25(b) are terminated.

(c)           (i)Except as set forth in Schedule 3.25(c), the Intellectual Property Assets are all those necessary for the operation of Seller’s business as it is currently conducted.  Seller is the owner or licensee of all right, title and interest in and to each of the Seller Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Seller Intellectual Property Assets, other than in respect of licenses listed in Schedule 3.25(c).  REG is the owner or licensee of all right, title and interest in and to each of the REG Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the REG Intellectual Property Assets, other than in respect of licenses listed in Schedule 3.25(c).

(ii)           Except as set forth in Schedule 3.25(c), all former and current employees of REG and Seller who have authored Intellectual Property Assets have executed written Contracts with Seller that assign to Seller all rights to any Intellectual Property Assets relating to the business of Seller or REG.  No employee, former employee, or contractor of REG or Seller has made any claim of ownership in the Intellectual Property Assets other than Eric Schilder.

(d)           Neither Seller nor REG owns or licenses any patents.

(e)           (i)Schedule 3.25(e) contains a complete and accurate list and summary description of all Marks.

(ii)           Except as disclosed on Schedule 3.25(e), all Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)          No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s and REG’s Knowledge, no such action is threatened with respect to any of the Marks.

(iv)          To Seller’s and REG’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

(v)           Except as disclosed on Schedule 3.25(e), no Mark is infringed or, to Seller’s or REG’s Knowledge, has been challenged or threatened in any way.  None of the Marks infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(vi)          All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f)            (i)Schedule 3.25(f) contains a complete and accurate list and summary description of all Copyrights.

(ii)           No Copyright is infringed or, to Seller’s or REG’s Knowledge, has been challenged or threatened in any way.  None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

(iii)          All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)           With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual, and:

(i)            Seller and REG have taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets.

(ii)           Seller and REG have good title to and an absolute right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature and, to Seller’s and REG’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller or REG) or to the detriment of Seller or REG.  No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(h)           (i)Schedule 3.25(h) contains a complete and accurate list and summary description of all Net Names.

(ii)           All Net Names have been registered in the name of Seller or REG and are in compliance with all formal Legal Requirements.

(iii)          No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s and REG’s Knowledge, no such action is threatened with respect to any Net Name.

(iv)          To Seller’s and REG’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

(v)           No Net Name is infringed or, to Seller’s or REG’s Knowledge, has been challenged, interfered with or threatened in any way.  No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

3.26                           NO DATE LIMITED SOFTWARE, ETC.

(a)           All Software, firmware, computers, equipment and other devices (collectively, “Devices”) owned, used, reduced, sold, leased, licensed or distributed by Seller  that store or utilize dates or date-related data (in any form) will receive input of, recognize, store, retrieve, process and generate output of dates and date-related data without error, ambiguity, interruption, malfunction or the need for any change in the manner of its use and in accordance with current calendar conventions with respect to all dates from and including (i) the earliest of (A) the earliest date stored on such Device; (B) the earliest date that could reasonably be expected to be input into, stored, retrieved, processed, generated or output by such Device during its operation throughout the Testing Period; and (C) the beginning of the Testing Period, through and including (ii) the latest of (A) the latest date stored on such Device; (B) the latest date that could reasonably be expected to be input into, stored, retrieved, processed, generated or output by such Device during its operation throughout the Testing Period; and (C) the end of the Testing Period.

(b)           Seller has no reason to believe, after reasonable inquiry, that any Device owned or used by suppliers or customers of, or other Persons doing business with, Seller that stores or utilizes dates or date-related data (in any form) will fail to receive input of, recognize, store, retrieve, process and generate output of dates and date-related data without error, ambiguity, interruption, malfunction or the need for any change in the manner of its use and in accordance with current calendar conventions with respect to all dates from and including (i) the earliest of (A) the earliest date stored on such Device; (B) the earliest date that could reasonably be expected to be input into, stored, retrieved, processed, generated or output by such Device during its operation throughout the Testing Period; and (C) the beginning of the Testing Period, through and including (ii) the latest of (A) the latest date stored on such Device; (B) the latest date that could reasonably be expected to be input into, stored, retrieved, processed, generated or output by such Device during its operation throughout the Testing Period; and (C) the end of the Testing Period, except for failures that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller’s business and results of operations or its dealings with such Person.

(c)           Schedule 3.26 lists, and Seller has provided Buyer with complete and accurate copies of, all guarantees, warranties or other assurances provided by Seller to any Third Party with respect to any matter of the type covered by this Section 3.26.

3.27                           [Reserved]

3.28                           [Reserved]

3.29                           RELATIONSHIPS WITH RELATED PERSONS

Neither Seller nor either Owner nor any Related Person of any of them owns, or since January 1, 2009, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 3.29, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller in any market presently served by Seller.  Except as set forth in Schedule 3.29, neither Seller nor either Owner nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.

3.30                           BROKERS OR FINDERS

Except as set forth in Schedule 3.30, neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the Contemplated Transactions.

3.31                           GIFT CARD LIABILITY

Seller represents that it has a Liability for unredeemed gift cards or gift certificates, some of which may or may not have an expiration date.  Seller cannot quantify the amount of outstanding gift cards and gift certificates but represents and warrants that such amount does not exceed $5,000.00.  Buyer agrees to honor Gift Cards that are redeemed by Seller’s customers in its sole discretion.  Seller and Owners agree to indemnify Buyer for any Gift Cards redeemed by Buyer after the Closing Date.

3.32                           SOLVENCY

(a)           Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions.  As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b)           Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.  The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.33                           DISCLOSURE

(a)           No representation or warranty or other statement made by Seller or either Owner in this Agreement, the Disclosure Schedule, any supplement to the Disclosure Schedule, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b)           Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of a Restaurant of any Seller Entity that has not been set forth in this Agreement or the Disclosure Schedule.

4.                                       Representations and Warranties of Buyer

Buyer represents and warrants to Seller and Owner as follows:

4.1                                 ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, with full corporate power and authority to conduct its business as it is now conducted.

4.2                                 AUTHORITY; NO CONFLICT

(a)           This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Escrow Agreement, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.  Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)           Except as set forth in Schedule 4.2(b), neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)            any provision of Buyer’s Governing Documents;

(ii)           any resolution adopted by the board of directors of Buyer;

(iii)          any Legal Requirement or Order to which Buyer may be subject; or

(iv)          any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3                                 CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been threatened.

4.4                                 BROKERS OR FINDERS

Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

5.                                       Covenants of Seller Prior to Closing

5.1                                 ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (and Owner shall cause Seller to) (a) afford Buyer and its Representatives and prospective lenders or investors and their Representatives (collectively, “Buyer Group”) reasonable access, during regular business hours, to Seller’s key management, personnel, accountants, customers, suppliers, properties, Contracts, Governmental Authorizations, real estate related documents, environmental reports, accountants’ work papers, financial books and Records, Tax returns and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, real estate related documents, environmental reports, accountants’ work papers, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller for the purpose of Buyer’s confirmatory due diligence investigation.  Buyer agrees that all information so provided by Seller will be treated by Buyer as Confidential Information subject to the terms of Article 12 of this Agreement.  It shall be a condition to Buyer’s obligations that the results of the foregoing investigation by Buyer and its representatives shall be consistent in all material respects with Seller’s representations and warranties in this Agreement and with information furnished by Seller to Buyer via Seller’s digital data room files.

5.2                                 OPERATION OF THE BUSINESS OF SELLER

Between the date of this Agreement and the Closing, Seller shall (and Owner shall cause Seller to):

(a)           conduct its business only in the Ordinary Course of Business;

(b)           except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)           confer with Buyer prior to implementing operational decisions of a material nature;

(d)           otherwise report periodically to Buyer concerning the status of its business, operations and finances;

(e)           make no material changes in management personnel without prior consultation with Buyer;

(f)            maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of Seller’s business;

(g)           keep in full force and effect, without amendment, all material rights relating to Seller’s business;

(h)           comply with all Legal Requirements and contractual obligations applicable to the operations of Seller’s business;

(i)            continue in full force and effect the insurance coverage under the policies set forth in Schedule 3.21 or substantially equivalent policies;

(j)            except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Buyer, provided that Seller shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit liabilities of such Employee Plan on a plan-termination basis through the Closing Date;

(k)           cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

(l)            upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; and

(m)          maintain all books and Records of Seller relating to Seller’s business in the Ordinary Course of Business.

5.3                                 NEGATIVE COVENANT

Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, and Owner shall not permit Seller to, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.15 or 3.19 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization; (c) allow the levels of Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the business of Seller or the Assumed Liabilities.

5.4                                 REQUIRED APPROVALS

Seller and Buyer represent that no filings by them under the HSR Act are required.  Seller and Owner also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions.  Seller and Owner also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.

5.5                                 NOTIFICATION

Between the date of this Agreement and the Closing, Seller and Owner shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s or either Owner’ discovery of, such fact or condition.  Should any such fact or condition require any change to the Disclosure Schedule, Seller shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change.  Such delivery shall not affect any rights of Buyer under Sections 7.1(a) and 9.2 and Article 11.  During the same period, Seller and Owner also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller or Owner in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6                                 NO NEGOTIATION

Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller nor either Owner shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale by Owner of Seller’s stock, the merger or consolidation of Seller or the sale of Seller’s business or any of the Assets (other than in the Ordinary Course of Business).  Seller and Owner shall notify Buyer in writing of any such inquiry or proposal and the terms thereof within twenty four (24) hours of receipt or awareness of the same by Seller or either Owner.

5.7                                 BEST EFFORTS

Seller and Owner shall use their Best Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.

5.8                                 INTERIM FINANCIAL STATEMENTS

Until the Closing Date, Seller shall deliver to Buyer within thirty (30) days after the end of each month for each Seller Entity, a balance sheet as of the end of such month and statement of income for such month prepared in a manner and containing information consistent with Seller’s current practices and certified by Seller’s chief financial officer and Owners as to compliance with Section 3.4(a).

5.9                                 RESERVED

5.10                           PAYMENT OF LIABILITIES

Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations.  Seller shall comply with the bulk-transfer provisions of the Uniform Commercial Code (or any similar state law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

6.                                       Covenants of Buyer Prior to Closing

6.1                                 REQUIRED LIQUOR LICENSES

Seller and Buyer agree that Liquor Licenses for the Restaurants to be operated by Buyer are Material Consents for the purposes of Section 7.3.  Buyer agrees to use its commercially reasonable efforts to obtain licenses from each applicable Liquor License Agency Approval in an expeditious manner.  Specifically, Buyer agrees to the following:

(a)           In accordance with the requirements of applicable law and practice:  (1) Buyer agrees to apply for new liquor licenses in its name or that of its subsidiary(ies) or affiliate(s) or (2) or Seller will transfer to Buyer Seller’s existing liquor licenses identified on Schedule 6.1 (the “Liquor Licenses”) currently issued by various state and local liquor licensing authorities (collectively, the “Liquor License Agencies”) to Buyer.  Buyer, at its sole cost and expense, shall be responsible for preparing and filing any and all liquor license applications.  Seller shall cooperate with Buyer in the transfer of the Liquor Licenses and the acquisition of new Liquor Licenses, as applicable.  Seller shall bear its out-of-pocket expenses associated with such cooperation of Seller.  Seller shall continue to comply with all Legal Requirements for all Liquor Licenses, including renewal requirements, until the Liquor Licenses are transferred to

Buyer.  Subject to the terms of the Interim Management Agreements and subject to Buyer paying the cost of all renewals after the Closing Date, Schedule 6.1 shall also include those existing liquor licenses which must remain in effect so that Buyer may obtain temporary liquor licenses and/or continue to operate the liquor operations until such time as Buyer’s liquor licenses are issued.

(b)           Within twenty (20) days after the date of this Agreement, but in no event later than thirty (30) days prior to the Closing Date, Buyer will have completed and filed all initial applications required to transfer the Liquor Licenses from Seller to Buyer or to acquire new liquor licenses for the Restaurants, as applicable, which applications are substantially complete in all material respects.  Buyer will promptly provide copies of the applications to Seller upon Seller’s request.  Buyer may redact sensitive personal information of officers, directors and principals from the applications before they are provided to Seller.  Seller shall reasonably cooperate in a timely manner with Buyer regarding the exchange of information relating to Seller’s premises and its operations as is necessary to facilitate the completion of Buyer’s applications for the liquor licenses, including floor plans for each Restaurant and sales tax receipts for Restaurants located in the state of Florida.  Seller and Buyer acknowledge that the alcoholic beverage control authorities having jurisdiction over the Restaurants, as part of the routine processing of applications, may request additional information and amendments after accepting initial applications, and such requests shall not be construed to mean that the initial applications were not substantially complete prior to the expiration of the time periods set forth above.

(c)           Seller shall notify Buyer within one (1) business day of (i) the receipt from the Liquor License Agencies or any applicable enforcement agency of any complaint or notification of violation or (ii) any event of suspended operations occurring at any of the Restaurants, which in the case of either provision (i) or (ii), are related to the Liquor License.  Seller’s notice obligations under the immediately preceding sentence will continue after the Closing with respect to a Restaurant to the extent an Interim Management Agreement is in effect at Closing and has not been terminated; provided, that such notice obligation will only continue with respect to the events specified in provision (i) of the immediately preceding sentence.  In the event of the notice of any complaints or violations, Seller, and not Buyer, shall be responsible for complying with Legal Requirements to cure such violation.

(d)           Buyer shall use its commercially reasonably efforts to pursue approval of the transfer of the Liquor Licenses or the acquisition of new liquor licenses in the name of Buyer, as applicable.  If any Taxes are due and owing under the Liquor Licenses, such Taxes will be included in the Adjustment Amount and paid by the Escrow Agent.  Upon request by Seller, Buyer will forward copies of any notices of approval of any temporary or permanent license or transfer of a Liquor License.

(e)           If the Liquor Licenses cannot be transferred to Buyer by Seller or new liquor licenses cannot be obtained by Buyer upon the Closing Date, Seller and Buyer will execute interim management agreements at the Closing in such form as agreed upon by Buyer and Seller and as acceptable to the applicable Liquor License Agencies (each, an “Interim Management Agreement”); provided, that, Buyer will not be required to enter into an Interim Management Agreement with respect to any Restaurant for which, upon the advice of Buyer’s liquor licensing consultant (which advice will be in writing and explain the basis for such determination in reasonable detail), there is sufficient evidence to conclude that it is more likely than not that a liquor license (with the same terms and conditions as the existing Liquor Licenses) will not be awarded to Buyer.  Notwithstanding the foregoing, unless a change in law or practice permits the use of Interim Management Agreements in the applicable jurisdiction, Buyer and Seller will not be required to execute Interim Management Agreements for the Mandatory Licensed Restaurants.  All Interim Management Agreements shall require Buyer to maintain the liquor liability or dram shop insurance at Buyer’s expense; provided, however, that if Buyer is unable or is not permitted by law to obtain liquor liability or dram shop insurance prior to the date on which a liquor license shall be issued for a particular Restaurant or Restaurants, Seller shall continue to maintain such insurance for such Restaurant(s) and name Buyer as an insured thereunder, and Buyer shall reimburse Seller for the premium for such insurance attributed to such Restaurant.

(f)            In jurisdictions where non-liquor permits and/or licenses, hearings, tax clearances, inspections, notice advertising and/or other prerequisites are required prior to (i) filing applications for the transfer or acquisition of the liquor licenses, (ii) the approval of such applications or (iii) the operation of the Restaurants after the Closing Date (collectively, “Other Requirements”), Buyer will file any and all applications or requests in a timely manner and shall diligently pursue and use commercially reasonable efforts to satisfy the Other Requirements and Seller will use commercially reasonable efforts to cooperate in assisting Buyer with Other Requirements as needed.

(g)           If the parties execute one or more Interim Management Agreements at the Closing, the Liquor Inventory located within the Restaurants subject to such Interim Management Agreement(s) will not be transferred to Buyer at the Closing and will be transferred to Buyer only in accordance with the terms of the applicable Interim Management Agreement.  Upon the termination of the Interim Management Agreement with respect to a Restaurant, Seller will either, at the option of Buyer, (i) assign its interest in any applicable beer distributor advance with respect to such Restaurant to Buyer and obtain an acknowledgement of such assignment from the applicable beer vendor(s) or (ii) terminate the applicable beer distributor advance(s) with respect to such Restaurant and, subject to such beer vendor withholding any amounts due to such vendor for Liquor Inventory delivered after the Closing Date to the Restaurants, direct the applicable beer vendor to pay any remaining balance of the beer distributor advance to Buyer.

(h)           Buyer and Seller shall cooperate in good faith to seek the maximum refunds or credits on Seller-paid liquor license fees with respect to the Restaurants, including renewal fees paid by Seller.  To the extent any such refunds or credits are received by Buyer, such amounts will be allocated to the benefit of Seller in the proration procedures as set forth in Section 2.8.

(i)            As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all other filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions.  Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Material Consents identified in Exhibit 7.3, provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Article 6.

(j)            Buyer shall use its Best Efforts to cause the conditions in Article 8 and Section 7.3 to be satisfied.

7.                                       Conditions Precedent to Buyer’s Obligation to Close

Buyer’s obligation to purchase the Assets in addition to the MOA Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1                                 ACCURACY OF REPRESENTATIONS

(a)           All of Seller’s and Owner’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.

(b)           Each of the representations and warranties in Sections 3.2(a), 3.4(a), 3.15, and 3.33 and each of the other representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.

7.2                                 SELLER’S PERFORMANCE

All of the covenants and obligations that Seller and Owner are required to perform or to comply with pursuant to this Agreement, including performance of the obligations set forth in Section 2.7(a), at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

7.3                                 CONSENTS

Each of the Consents identified in Exhibit 7.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect.

7.4                                 ADDITIONAL DOCUMENTS

Seller and Owner shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (subject only to Closing) to Buyer:

(a)           an opinion of Kephart Fisher LLC, dated the Closing Date, in the form of Exhibit 7.4(a);

(b)           The articles of organization and all amendments thereto of each Seller entity, duly certified as of a recent date by the Secretary of State of the jurisdiction of Seller Entity’s organization;

(c)           If requested by Buyer, any Consents or other instruments that may be required to permit Buyer to operate a Restaurant in each jurisdiction in which a Seller Entity operates the Restaurants under the Marks ;

(d)           The parties will use their best efforts to obtain non-disturbance agreements from mortgagees of the premises covered by the Leases;

(e)           Releases of all Encumbrances on the Assets, other than Permitted Encumbrances;

(f)            Certificates dated as of a date not earlier than the fifth business day prior to the Closing as to the good standing of Seller executed by the appropriate officials of the State of Ohio and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1(a);

(g)           Releases from each Seller Entity and REG pursuant to Section 10.12; and

(h)           Such other documents as Buyer may reasonably request for the purpose of:

(i)            evidencing the accuracy of any of Seller’s representations and warranties;

(ii)           evidencing the performance by Seller or either Owner of, or the compliance by Seller or either Owner with, any covenant or obligation required to be performed or complied with by Seller or such Owner;

(iii)          evidencing the satisfaction of any condition referred to in this Article 7; or

(iv)          otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5                                 NO PROCEEDINGS

Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.6                                 NO CONFLICT

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, including Bulk Sales Laws.

7.7           GOVERNMENTAL AUTHORIZATIONS

Buyer shall have received such Governmental Authorizations and the Material Consents as are necessary or desirable to allow Buyer to operate the Assets in a manner similar to their current operation after the Closing Date.

7.8                                 BOARD APPROVAL

This Agreement, the execution, delivery, and performance of this Agreement, and the Contemplated Transactions, including the purchase of the Assets of Restaurants in addition to the MOA Assets, shall have been duly approved by all requisite corporate actions of the Boards of Directors of GCFB and Buyer, which approval has not occurred as of the date of this Agreement.

7.9                                 WARN ACT NOTICE PERIODS AND EMPLOYEES

(a)           All requisite notice periods under the Warn Act shall have expired.

(b)           Substantially all employees of Seller shall be available for hiring by Buyer, in its sole discretion, on the day following the Closing Date.

7.10                           [Reserved]

7.11                           FINANCING

GCFB’s lender shall have provided GCFB and Buyer any required consent to Buyer’s acquisition of the Restaurants.  In addition, GCFB shall have obtained, on terms and conditions satisfactory to it, in its sole discretion, all of the financing GCFB needs in order to consummate the Contemplated Transactions and to fund the working capital requirements of GCFB and Buyer after the Closing, in an amount not less than $9,000,000, provided that this Section 7.11 condition shall not apply to Buyer’s purchase of the MOA Assets.

7.12                           SATISFACTORY COMPLETION OF DUE DILIGENCE REVIEW

GCFB and Buyer shall have completed their business, operational, environmental, accounting and legal due diligence review of the Assets, and GCFB and Buyer shall, in their sole discretion, be satisfied with the results of such investigation. This provision shall not apply to the Buyer’s purchase of the Assets of MOA.

7.13                           INTERIM MANAGEMENT AGREEMENTS

Buyer and Seller shall have entered into such Interim Management Agreements as Buyer shall require to enable Buyer to operate the Restaurants in Compliance with all Legal Requirements, pending the receipt by Buyer of an applicable Liquor License Agency Approval.

7.14                           NO MATERIAL ADVERSE CHANGE

Since the date of this Agreement, no Seller Entity or business of any Seller Entity or the Assets of any Seller Entity to be acquired shall have suffered any Material Adverse Change and no event will have occurred, and no circumstance will exist, that could result in a Material Adverse Change.

8.                                       Conditions Precedent to Seller’s Obligation to Close

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

8.1                                 ACCURACY OF REPRESENTATIONS

All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

8.2                                 BUYER’S PERFORMANCE

All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

8.3                                 CONSENTS

Each of the Consents identified in Exhibit 7.3 shall have been obtained and shall be in full force and effect, except to the extent waived by Buyer.

8.4                                 ADDITIONAL DOCUMENTS

Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller and Owner:

(a)           an opinion of Briggs and Morgan, P.A., dated the Closing Date, in the form of Exhibit 8.4; and

(b)           such other documents as Seller may reasonably request for the purpose of

(i)            evidencing the accuracy of any representation or warranty of Buyer,

(ii)           evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer or

(iii)          evidencing the satisfaction of any condition referred to in this Article 8.

8.5                                 NO INJUNCTION

There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.                                       Termination

9.1                                 TERMINATION EVENTS

By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a)           by Buyer if a material Breach of any provision of this Agreement has been committed by Seller, Owner or REG and such Breach has not been waived by Buyer;

(b)           by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;

(c)           by Buyer if any condition in Article 7 has not been satisfied as of the date specified for Closing in Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d)           by Seller if any condition in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller, REG or either Owner to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e)           by mutual consent of Buyer and Seller; or

(f)            by Buyer or Seller if the Closing on the Assets of all of Restaurants has not occurred on or before November 30, 2011, or such later date as the parties may agree; provided that if Buyer is not in material Breach of this Agreement and the parties are not able to close this Agreement because they have not received required third party consents or approvals precedent to Buyer’s obligation to close, Buyer may extend such date to a date which is two business days after all consents or approvals are waived or obtained, but in no event later than December 27, 2011.

9.2                                 EFFECT OF TERMINATION

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.  The termination of this Agreement shall only affect Buyer’s obligation to purchase and Seller’s obligation to sell the Assets of the Restaurants other than those of CR Minneapolis, LLC, and not affect the rights, obligations or remedies of any party with respect to the purchase and sale of the MOA Assets which shall in all events survive such termination.

10.                                 Additional Covenants

10.1                           EMPLOYEES AND EMPLOYEE BENEFITS

(a)           Information on Active Employees.  For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its business who are employed in each Seller’s Restaurant operations as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b)          Employment of Active Employees by Buyer.

(i)            Buyer is not obligated to hire any Active Employee but may interview all Active Employees.  Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the day following the Closing Date (the “Hired Active Employees”).  Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, or grievances) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date.  Access will be provided by Seller upon reasonable prior notice during normal business hours.  Effective on the Closing Date, Seller will terminate the employment of all of its Hired Active Employees.

(ii)           Neither Seller nor either Owner nor their Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing Date.  Buyer shall inform Seller promptly of the identities of those Active Employees to whom it will not make employment offers, and Seller shall be responsible for any WARN Act or any similar state or local Legal Requirement compliance requirements, violations, and remedies required in connection with its termination of any Active Employees.

(iii)          It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements).  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c)          Salaries and Benefits.

(i)            Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to or on the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required as compliance or remedy under the WARN Act or any similar state or local Legal Requirement.  Any such amounts due but not paid by Seller on the Closing Date shall be added to the Adjustment Amount and paid on the Closing Date.

(ii)           Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans.  For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.  Any such amounts due but not paid by Seller on the Closing Date shall be added to the Adjustment Amount and paid on the Closing Date.

(d)          Seller’s Retirement and Savings Plans.

(i)            All Hired Active Employees who are participants in Seller’s retirement plans shall retain their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans.  All Hired Active Employees shall become fully vested in their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result.  Seller shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Effective Time.

(ii)           Seller will cause its savings plan to be amended in order to provide that the Hired Active Employees shall be fully vested in their accounts under such plan as of the Closing Date and all payments thereafter shall be made from such plan as provided in the plan.

(e)          No Transfer of Assets.  Neither Seller nor Owner nor their respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

(f)           General Employee Provisions.

(i)            Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

(ii)           Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

(iii)          If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)          Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

(g)          Employment or Consulting by Certain Existing Employees.

(i)            Following the Closing Date of the purchase of the MOA Assets and prior to the Closing of the purchase of the Assets of the remaining Restaurants, Buyer will interview and evaluate the services of Clinton R. Field, Eric Schilder and Jon H. Field.  If any or all these three persons are not hired by Buyer as employees pursuant to written employment agreements, Buyer will increase the Purchase Price by $200,000, in exchange for which Seller shall cause such persons to consult with Buyer on an as-needed and as-requested basis in connection with the transition of liquor licenses and other operations of the Restaurants to Buyer’s ownership.  Unless Buyer elects to hire such persons as employees pursuant to written agreements specifying an employment relationship, all such consulting services provided to Buyer by such persons shall be as independent contractors on behalf of Seller and not as employees or agents of Buyer.  Seller will be solely responsible for all costs and expenses any such individual incurs in connection with the performance of such consulting services, all taxes or other payments owed to any governmental authority in connection with its employment of any such individuals, and all insurance coverage or other benefits payable to such individuals.  Seller agrees to provide Buyer with documentation reasonably requested by Buyer to confirm such independent contractor relationships.  Buyer shall not be obligated to pay such Purchase Price increase unless and until Seller and Buyer have closed on the purchase of all Restaurants purchased at the second Closing after the MOA Closing.  If such purchase price increase becomes payable by Buyer, such amount shall be added to the purchase price of the Assets at the Closing of the remaining Restaurants.

10.2                           PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLER

Seller shall pay at Closing from the proceeds of the Purchase Price all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

10.3                           PAYMENT OF RETAINED LIABILITIES

In addition to payment of Taxes pursuant to Section 10.2, Seller shall pay, or make adequate provision for the payment, in full of all of the Retained Liabilities and other Liabilities of Seller under this Agreement.  If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from the Purchase Price as an addition to the Adjustment Amount.  Seller agrees to maintain adequate insurance coverage, including run off insurance to meet all obligations of each Seller Entity, REG and Owners under applicable worker compensation laws.

10.4                           RESTRICTIONS ON SELLER DISSOLUTION

Neither Seller nor REG shall dissolve until the later of (a) the first anniversary of Closing Date; or (b) Seller’s payment of (i) all of its liabilities and obligations pursuant to Sections 10.2 and 10.3, and (ii) Seller’s payment of obligations to Buyer Indemnified Persons pursuant to Section 11.2.

10.5                           REMOVING EXCLUDED ASSETS

On or before the Closing Date, Seller shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer.  Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing.  Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing.  Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity.  Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.

10.6                           REPORTS AND RETURNS

Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Effective Time.

10.7                           ASSISTANCE IN PROCEEDINGS

Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business or either Owner.

10.8                           NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT

At each Closing for the sale of the Assets of a Restaurant, each Seller Entity selling its Assets and each of the Owners, Jon Field, Joel Field and REG, shall execute and deliver in favor of Buyer the Noncompetition, Nondisclosure and Noninterference Agreement in the form of Exhibit 2.7(a)(viii).

10.9                           CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships.  Seller will refer to Buyer all inquiries relating to such business.  Neither Seller nor any of its officers, employees, agents or Owner shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

10.10                     RETENTION OF AND ACCESS TO RECORDS

After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer.  Buyer also shall provide Seller and Owner and their Representatives reasonable access thereto, during normal business hours and on at least three Business Days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.  After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three Business Days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

10.11                     FURTHER ASSURANCES

Subject to the proviso in Section 6.1(i), the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.  The parties will use reasonable commercial efforts to cause each lessor under the Lease for each Restaurant to execute and deliver documents releasing Seller, Owners and all current guarantors of Leases from all liability thereunder, but in no event shall Buyer incur any out-of-pocket costs in such efforts.

10.12                     RELEASE OF INTERCOMPANY DEBT

In consideration of the covenants, representations and undertakings of this Agreement, and for other good and valuable consideration, REG, Owners and each Seller Entity agree that, effective at each Closing for the Assets of each individual Restaurant and solely for the purpose of conveying such Assets free and clear of all Encumbrances against the Assets and of any claims against Buyer in respect thereto, each of them hereby fully and finally releases any and all intercompany indebtedness and other obligations, claims  and liabilities, whether secured or unsecured, contingent, non-contingent, liquidated or unliquidated, disputed or undisputed, existing as of the Closing Date between the applicable Seller Entity, on one hand, and any and all Owners, REG and other Seller Entities, on the other hand.  The release contemplated under this Section 10.12 be automatically effective upon each such Closing, without the necessity of any further action by any party. Notwithstanding the foregoing, each releasing party shall execute such other and further documents as may be requested by the applicable Seller Entity or Buyer to evidence and confirm the absolute release contemplated in this Section 10.12.  No release by a Seller Entity under this Section 10.12 is intended to forgive or extinguish any indebtedness that a Seller Entity may have to any other party.

10.13                     PAYMENTS TO RELATED PERSONS; MANAGEMENT ASSISTANCE AGREEMENT

From and after the date of this Agreement and until the earlier of Buyer’s purchase of the Assets (following the purchase of the MOA Assets or the termination of this Agreement), Seller, REG and Owners agree to preserve the working capital and continuity of all of the Restaurants, and therefore covenant and agree that none of the Seller Entities nor REG shall made any payment to Related Persons, except pursuant to a back-office management agreement to be entered into with Buyer (the “Management Assistance Agreement” or “MAA”).  The MAA will provide for assistance by Buyer in the operation and cash management of the Restaurants pending the Closing on the Assets of the additional Restaurants pursuant to this Agreement.  Buyer, Seller, REG and Owners shall use their best efforts to finalize the terms of the MAA within two (2) business days following the Closing on the MOA Assets. Sellers, Owners and REG agree that the MAA shall incorporate the weekly cash management plan set forth in Schedule 10.13.

11.                                 Indemnification; Remedies

11.1                           SURVIVAL

All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.7.  The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.  The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2                           INDEMNIFICATION AND REIMBURSEMENT BY SELLER AND OWNER

Seller, REG and each Owner, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses but excluding damages in the nature of punitive, exemplary or other damages which are not the natural, probable and reasonably foreseeable consequences of a breach by Seller or REG), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)           any Breach of any representation or warranty made by Seller or either Owner in (i) this Agreement (without giving effect to any supplement to the Disclosure Schedule), (ii) the Disclosure Schedule, (iii) the supplements to the Disclosure Schedule, (iv) the certificates delivered pursuant to Section 2.7 (for this purpose, each such certificate will be deemed to have stated that Seller’s and Owner’ representations and warranties in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the Disclosure Schedule, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 7.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Seller or either Owner pursuant to this Agreement;

(b)           any Breach of any covenant or obligation of Seller or either Owner in this Agreement or in any other certificate, document, writing or instrument delivered by Seller or either Owner pursuant to this Agreement;

(c)           any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

(d)           any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or either Owner (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e)           any product or services provided by, Seller, in whole or in part, on or prior to the Closing Date;

(f)            any Liability disclosed as contingent in the Disclosure Schedule;

(g)           any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

(h)           any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller on or prior to the Closing Date or by Buyer’s decision not to hire previous employees of Seller;

(i)            any Employee Plan established or maintained by Seller; or

(j)            any Retained Liabilities.

11.3                           INDEMNIFICATION AND REIMBURSEMENT BY SELLER- ENVIRONMENTAL MATTERS

In addition to the other indemnification provisions in this Article 11, Seller and each Owner, jointly and severally, will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons, and will reimburse Buyer and the other Buyer Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

(a)           any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Facilities, Assets or the business of Seller, or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or Assets at any time on or prior to the Closing Date; or

(b)           any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the business of Seller or the Assets on or prior to the Closing Date or from any Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Facility and was present or suspected to be present on any Facility, on or prior to the Closing Date) or (ii) Released or allegedly Released by any Person on or at any Facilities or Assets at any time on or prior to the Closing Date.

Buyer will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Claim and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3.  The procedure described in Section 11.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3.

11.4                           INDEMNIFICATION AND REIMBURSEMENT BY BUYER

Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

(a)           any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)           any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(d)           any obligations of Buyer with respect to bargaining with the collective bargaining representatives of Active Hired Employees subsequent to the Closing;

(e)           any Assumed Liabilities; or

(f)            any Liability arising out of the ownership or operation of the Assets after the Effective Time other than the Retained Liabilities.

11.5                           LIMITATIONS ON AMOUNT- SELLER AND OWNER

Seller and Owner shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds Twenty-Five Thousand dollars ($25,000) and then only for the amount by which such Damages exceed Twenty-Five Thousand dollars ($25,000), hereinafter the “Allowed Deductible.”  However, this Section 11.5 will not apply to claims under Section 11.2(b) through 11.2(j) or to matters arising in respect of Sections 3.9, 3.14, 3.22, 3.29, 3.30 or 3.32, or to any Breach of any of Seller’s and Owner’ representations and warranties of which the Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller or either Owner of any covenant or obligation, and Seller and the Owner will be jointly and severally liable for all Damages with respect to such Breaches.  Third Party expenses such as reasonable attorneys’ fees and costs shall be included in Damages that comprise the Allowed Deductible.  The $25,000 threshold is an aggregate amount applicable to Damages or claims against all Seller Entities and REG collectively and is not a threshold applicable to an individual Seller Entity or REG.

If Buyer would have a claim for indemnification under Sections 11.2(a) if the representation and warranty to which the claim relates did not include a materiality qualification and the aggregate amount of all such claims exceeds Twenty-Five Thousand dollars ($25,000), then the Buyer shall be entitled to indemnification for the amount of such claims in excess of Twenty-Five Thousand dollars ($25,000) in the aggregate (subject to the limitations on amount in Section 11.5) notwithstanding the inclusion of a materiality qualification in the relevant provisions of this Agreement.

Notwithstanding the foregoing threshold amounts of $25,000, such threshold amounts for Damages or claims for indemnification in connection with the MOA Assets shall be $5,000.

11.6                           LIMITATIONS ON AMOUNT- BUYER

Buyer will have no liability (for indemnification or otherwise) with respect to claims  under Section 11.4(a) until the total of all Damages with respect to such matters exceeds Twenty-Five Thousand dollars ($25,000) and then only for the amount by which such Damages exceed Twenty-Five Thousand dollars ($25,000), hereinafter the “Allowed Deductible.”  However, this Section 11.6 will not apply to claims under Section 11.4(b) through 11.4(e) or matters arising in respect of Section 4.4 or to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.  Third Party expenses such as reasonable attorneys’ fees and costs shall be included in Damages that comprise the Allowed Deductible.

Notwithstanding the foregoing threshold amounts of $25,000, such threshold amounts for Damages or claims for indemnification in connection with the MOA Assets shall be $5,000.

11.7                           TIME LIMITATIONS

(a)           If the Closing occurs, Seller and Owner will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with  on or prior to the Closing Date (other than those in Sections 2.1 and 2.4(b) and Articles 10 and 12, as to which a claim may be made at any time) or (ii) a representation or warranty (other than those in Sections 3.9, 3.14, 3.16, 3.22, 3.29, 3.30, 3.31 and 3.32, as to which a claim may be made at any time), only if on or before the second (2nd) anniversary of the Closing Date, Buyer notifies Seller or Owner of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

(b)           If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with on or prior to the Closing Date (other than those in Article 12, as to which a claim may be made at any time) or (ii) a representation or warranty (other than that set forth  in Section 4.4, as to which a claim may be made at any time), only if on or before the second (2nd) anniversary of the Closing Date, Seller or Owner notify Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller or Owner.

11.8                           RIGHT OF SETOFF; ESCROW

Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it may be entitled under this Article 11 against the Purchase Price or may give notice of a claim in such amount under the Escrow Agreement.  Neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

11.9                           THIRD-PARTY CLAIMS

(a)           Promptly after receipt by a Person entitled to indemnity under Section 11.2, 11.3 (to the extent provided in the last sentence of Section 11.3) or 11.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)           If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.9(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.  If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent.  If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) Business Days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)           Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)           Notwithstanding the provisions of Section 13.4, Seller and each Owner hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller and Owner with respect to such a claim anywhere in the world.

(e)           With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)            With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges.  In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.10                     OTHER CLAIMS

(a)           A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and, if due and payable, shall be paid promptly after such notice.

(b)           In the event any dispute between Buyer and Seller should result in litigation, the prevailing party will be reimbursed for all reasonable costs incurred in connection with such litigation, including reasonable attorneys’ fees and costs of appeal.

11.11                     INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE

THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

11.12                     EFFECT OF INSURANCE

An Indemnified Party who has a right to make a claim under any policy of insurance with respect to an indemnified claim made by the Indemnified Party shall use commercially reasonable efforts to make such claim on a prompt and competent basis in the manner required by the insurance carrier.  The Indemnified Party shall use commercially reasonable efforts to promptly and diligently pursue such claim and cooperate fully with the insurance carrier and the Indemnifying Party in the prosecution of the claim or claims.  If an Indemnified Party receives insurance proceeds with respect to Losses for which the Indemnified Party has made an indemnification claim prior to the date on which the Indemnifying Party is required pursuant to this Article 11 to pay such indemnification claim, the indemnification claim shall be reduced by an amount equal to such insurance proceeds received by the Indemnified Party less all reasonable out-of-pocket costs incurred by the Indemnified Party in its pursuit of such insurance proceeds.  If such insurance proceeds are received by the Indemnified Party after the date on which the Indemnifying Party is required pursuant to this Article 11 to pay such indemnification claim, the Indemnified Party shall, no later than five (5) days after the receipt of such insurance proceeds, reimburse the Indemnifying Party in an amount equal to such insurance proceeds (but in no event in an amount greater than the Losses theretofore paid to the Indemnified Party by the Indemnifying Party on account of such claims) less all reasonable out-of-pocket costs incurred by the Indemnified Party in obtaining such insurance proceeds.  Notwithstanding the foregoing, except to the extent set forth in the first two sentences of this Section 11.12, the Indemnified Party is not required to pursue a recovery from an insurer as a precondition to the Indemnifying Party’s obligation to pay any indemnification claim as required by this Article 11.  Under no circumstance shall the Indemnifying Party be entitled to delay any payment beyond the respective payment dates for any indemnification claims referred to in this Article 11 for the purpose of awaiting receipt of insurance proceeds or credits therefor as provided herein even if the Indemnified Party does not pursue its obligations under the first two sentences of this Section 11.12.

12.                                 Confidentiality

12.1                           DEFINITION OF CONFIDENTIAL INFORMATION

(a)           As used in this Article 12, the term “Confidential Information” includes any and all of the following information of Seller, Buyer Owner or REG that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller and Owner, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i)            all information that is a trade secret under applicable trade secret or other law;

(ii)           all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii)          all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)          all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b)           Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law.  If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition.  In the case of trade secrets, each of Buyer, Seller and Owner hereby waives any requirement that the other party submits proof of the economic value of any trade secret or posts a bond or other security.

12.2                           RESTRICTED USE OF CONFIDENTIAL INFORMATION

(a)           Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that prior to the Closing on the MOA Assets, such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller, Owner or REG (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”).  Prior to the Closing on the MOA Assets, each of Buyer and Seller and Owner and REG shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Seller or Owner, as the case may be, of the obligations of this Article 12 with respect to such information.  Each of Buyer, Seller and Owner shall (iv) enforce the terms of this Article 12 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (vi) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

(b)           Unless and until this Agreement is terminated, Seller and each Owner shall maintain as confidential any Confidential Information (including for this purpose any information of Seller or Owner of the type referred to in Sections 12.1(a)(i), 12.1(a)(ii) and 12.1(a)(iii), whether or not disclosed to Buyer) of the Seller or Owner relating to any of the Assets or the Assumed Liabilities.  Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2.

(c)           From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller or Owner relating to any of the Assets or the Assumed Liabilities.

12.3                           EXCEPTIONS

Sections 12.2(a) and 12.2(b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.  Neither Seller nor either Owner shall disclose any Confidential Information of Seller or Owner relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

12.4                           LEGAL PROCEEDINGS

If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12.  In the absence of a protective order or other remedy, the

Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.  The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

12.5                           RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION

If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

12.6                           ATTORNEY-CLIENT PRIVILEGE

The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.  The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges.  No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

13.                                 General Provisions

13.1                           EXPENSES

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.  Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement.  If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

13.2                           PUBLIC ANNOUNCEMENTS

Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines on or after Closing.  Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller, Owner nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller or Owner has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller or Owner, that any Confidential Information of Buyer has been disclosed to Seller, Owner or their Representatives or that Seller, Owner or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement).  Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

13.3                           NOTICES

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties).  Any notice by means which affords the sender evidence of delivery, attempted delivery, or rejected delivery will be deemed to have been given and received at the date and time of receipt, attempted delivery, or rejected delivery; provided, however, any notice by fax or email must have evidence of delivery.

To All Seller Entities, Owners and REG:

c/o: Restaurant Entertainment Group

Address: 6728 Hyland Croy Rd

Dublin, OH 43016

Attention:  Clinton R. Field

Fax no.: 614-760-9793

E-mail address:clint.field37@gmail.com

with a copy to: Kephart Fisher LLC

Attention: David Fisher

207 N Fourth St.

Columbus, Ohio 43215

Fax no.: 614-469-1887

E-mail address: davidfisher@kephartfisher.com

Buyer: Granite City Restaurant Operations, Inc.

Attention: Robert J. Doran

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

Fax no.: (952) 215-0671

E-mail address: rjdoran@gmail.com

with a copy to: Briggs and Morgan, P.A.

Attention: Avron Gordon

2200 IDS Center

80 S 8th Street

Minneapolis, MN 55402

Fax no.: (612) 977-8560

E-mail address: agordon@briggs.com

13.4                           JURISDICTION; SERVICE OF PROCESS

ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION MAY BE BROUGHT IN THE COURTS OF THE STATE OF MINNESOTA, COUNTY OF HENNEPIN, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH PROCEEDING, WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO VENUE OR TO CONVENIENCE OF FORUM, AGREES THAT ALL CLAIMS IN RESPECT OF THE PROCEEDING SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT AND AGREES NOT TO BRING ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION IN ANY OTHER COURT.  THE PARTIES AGREE THAT EITHER OR BOTH OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE ANY OBJECTIONS TO VENUE OR TO CONVENIENCE OF FORUM.  PROCESS IN ANY PROCEEDING REFERRED TO IN THE FIRST SENTENCE OF THIS SECTION MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

13.5                           ENFORCEMENT OF AGREEMENT

Seller and Owner acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller or Owner could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.6                           WAIVER; REMEDIES CUMULATIVE

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7                           ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior letters of intent or other agreements, whether written or oral, between the parties with respect to its subject matter (including any Schedule of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8                           DISCLOSURE SCHEDULE

(a)           The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Owner as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement.  If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)           The statements in the Disclosure Schedule, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

13.9                           ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.

13.10                     SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.11                     CONSTRUCTION

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Articles,” “Sections” and “Schedules” refer to the corresponding Articles, Sections and Schedules of this Agreement and the Disclosure Schedule.

13.12                     TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.13                     GOVERNING LAW

This Agreement will be governed by and construed under the laws of the State of Minnesota without regard to conflicts-of-laws principles that would require the application of any other law.

13.14                     EXECUTION OF AGREEMENT

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

13.15                     OWNERS’ OBLIGATIONS AND GUARANTIES

(a)           The liability of each Owner hereunder shall be joint and several with Seller and with the other Owner.  Where in this Agreement provision is made for any action to be taken or not taken by Seller, Owner jointly and severally undertake to cause Seller to take or not take such action, as the case may be.  Without limiting the generality of the foregoing, Owner shall be jointly and severally liable with Seller for the indemnities set forth in Article 11.

(b)           Each Owner hereby absolutely, unconditionally and irrevocably guarantees (the “Guaranty”) full and prompt payment and performance when due of all of the obligations of Seller under this Agreement in accordance with the respective terms and conditions set forth herein (collectively, the “Obligations”).  This Guaranty is continuing and absolute, shall remain in full force and effect, and shall not be released, diminished, impaired or terminated until all of the Obligations have been indefeasibly paid, performed or otherwise satisfied, as applicable (including Buyer’s costs of collection, satisfaction or performance in connection with the enforcement of this Guaranty) finally and fully, notwithstanding, without limitation, the bankruptcy, insolvency or dissolution of Seller or the death or disability of Owner or his permitted assigns.  Owner waives any defenses to enforcement of this Guaranty.

(c)           The Guaranties are of performance and payment and not of collection and each Owner is liable as the primary obligor.  There are no conditions precedent to the enforcement of this Guaranty, and it shall not be necessary for Buyer, in order to enforce payment by Owners under this Guaranty, to initiate or exhaust Buyer’s remedies against Seller or any other Person liable for the payment or performance of the Obligations, or to enforce any other means of obtaining payment or performance of the Obligations.  Owners waive any rights under applicable law related to the foregoing.  Buyer shall not be required to mitigate damages or take any other action to reduce, collect, or enforce the Obligations.

13.16                     REPRESENTATIVE OF SELLER, REG AND OWNER

(a)           Seller, REG and each Owner hereby constitutes and appoints Clinton R. Field as their representative (“Selling Parties Representative”) and their true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them:

(i)            to act on behalf of each of them in the absolute discretion of the Selling Parties Representative, but only with respect to the following provisions of this Agreement, with the power to: (A) designate the accounts for payment of the Purchase Price pursuant to Section 2.7(b)(i); (B) act pursuant to Section 2.3 with respect to any Purchase Price adjustment; (C) act under the Escrow Agreement; (D) consent to the assignment of rights under this Agreement in accordance with Section 13.9; (E) give and receive notices pursuant to Section 13.3; (F) terminate this Agreement pursuant to Section 9.1 or waive any provision of this Agreement pursuant to Article 8, Section 9.1 and Section 13.6; (G) accept service of process pursuant to Section 13.4; and (H) act in connection with any matter as to which Seller and each of the Owner, jointly and severally, have obligations, or are Indemnified Persons, under Article 11; and

(ii)           in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 13.16.

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of either of the Owner, Seller or REG or by operation of law, whether by the death or incapacity of either Owner or by the occurrence of any other event.  Each Owner, Seller and REG hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Selling Parties Representative pursuant to this Section 13.16.  Each of the Owner, Seller and REG agree that the Selling Parties Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by the Selling Parties Representative in good faith hereunder, and each of the Owner shall, on a proportionate basis in accordance with his ownership interest in the Seller and REG, indemnify and hold the Selling Parties Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Selling Parties Representative may sustain as a result of any such action or omission by the Selling Parties Representative hereunder.

(b)           Buyer and the Escrow Agent shall be entitled to rely upon any document or other paper delivered by the Selling Parties Representative as (i) genuine and correct and (ii) having been duly signed or sent by the Selling Parties Representative, and neither Buyer nor Escrow Agent shall be liable to either of the Owner or Seller for any action taken or omitted to be taken by Buyer or Escrow Agent in such reliance.

13.17                     USAGE

(a)           Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)          reference to any gender includes each other gender;

(iv)          reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)           reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)          “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)         “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)        “or” is used in the inclusive sense of “and/or”;

(ix)           with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)            references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)           Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)           Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:		Owner:

GRANITE CITY RESTAURANT
OPERATIONS, INC.

By:	/s/ James G. Gilbertson	/s/ Clinton R. Field
Name: James G. Gilbertson		Clinton R. Field
Its: Chief Financial Officer

/s/ Eric Schilder
Eric Schilder

Seller:

PITTSBURGH CR, LLC

By:	/s/ Eric Schilder
Eric Schilder, Sole Member and Owner

By:	/s/ Clinton R. Field
Clinton R. Field, Manager

INDY CR, LLC

By:	/s/ Clinton R. Field
Clinton R. Field, Sole Member, Manager and Owner

KENDALL CR LLC

By:	/s/ Eric Schilder
Eric Schilder, Sole Member and Owner

By:	/s/ Clinton R. Field
Clinton R. Field, Manager

Signature pages 1 of 2 to Master Asset Purchase Agreement

3720 INDY, LLC

By:	/s/ Clinton R. Field
Clinton R. Field, Sole Member, Manager and Owner

CR MINNEAPOLIS, LLC

By:	Clinton R. Field
Clinton R. Field, Sole Member, Manager and Owner

CR NH, LLC

By:	/s/ Eric Schilder
Eric Schilder, Sole Member and Owner

By:	/s/ Clinton R. Field
Clinton R. Field, Manager

CR FLORIDA, LLC

By:	/s/ Eric Schilder
Eric Schilder, Sole Member and Owner

By:	/s/ Clinton R. Field
Clinton R. Field, Manager

PAROLE CR, LLC

By:	/s/ Clinton R. Field
Clinton R. Field, Sole Member, Manager and Owner

Signature pages 2 of 2 to Master Asset Purchase Agreement

RESTAURANT ENTERTAINMENT GROUP, LLC

By:	/s/ Clinton R. Field
Clinton R. Field, Sole Member, Manager and Owner

Signature pages 2 of 2 to Master Asset Purchase Agreement

ACCEPTANCE AND AGREEMENT OF SELLING PARTIES REPRESENTATIVE

The undersigned, being the Selling Parties Representative designated in Section 13.16 of the foregoing Asset Purchase Agreement, agrees to serve as the Selling Parties Representative and to be bound by the terms of such Asset Purchase Agreement pertaining thereto.

Dated: November 4, 2011

/s/ Clinton R. Field
Clinton R. Field

EXHIBITS AND SCHEDULES

TO

MASTER ASSET PURCHASE AGREEMENT

by and among

GRANITE CITY RESTAURANT OPERATIONS, INC.
(“Buyer”)

and

CR MINNEAPOLIS, LLC,

PITTSBURGH CR, LLC, INDY CR, LLC,

KENDALL CR LLC, 3720 INDY, LLC,

CR NH, LLC, PAROLE CR, LLC, AND

CR FLORIDA, LLC,

(collectively “Seller” and individually “Seller”)

and

RESTAURANT ENTERTAINMENT GROUP, LLC

(“REG”)

and

CLINTON R. FIELD AND ERIC SCHILDER

(“Owners”)

Dated November 4, 2011

EXHIBIT 2.1(b)

Form of Purchase Agreement for MOA Restaurant

ASSET PURCHASE AGREEMENT

by and among

GRANITE CITY RESTAURANT OPERATIONS, INC.
(“Buyer”)

and

CR MINNEAPOLIS, LLC
(“Seller”)

and

RESTAURANT ENTERTAINMENT GROUP, LLC
(“REG”)

and

CLINT R. FIELD
(“Owner”)

November    , 2011

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated November __, 2011, by and among Granite City Restaurant Operations, Inc., a Minnesota corporation (“Buyer”), CR Minneapolis, LLC, an Ohio limited liability company (“Seller”), Restaurant Entertainment Group, LLC, an Ohio limited liability company (“REG”), and Clint R. Field, resident of Union County, Ohio (“Owner”).

INTRODUCTION

A.            Seller (CR Minneapolis, LLC), REG, Owner and Buyer have entered into a Master Asset Purchase Agreement of even date (the “Master Agreement”), pursuant to which Seller, REG, and Owner jointly with other parties agree to sell the assets of various Cadillac Ranch restaurants located in the U.S. to Buyer.

B.            Seller owns and operates the Cadillac Ranch located at the Mall of America with an address of 352 South Avenue, Bloomington, Minnesota, 55425 (the “MOA Restaurant”).

C.            Buyer desires to acquire substantially all of the assets used in the operation of the MOA Restaurant from Seller and to operate the MOA Restaurant.

D.            Seller desires to sell and Buyer desires to purchase the “Assets” hereinafter described, on the terms, conditions, covenants, negative covenants, exclusions and limitations set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.                                       Incorporation by Reference

1.1           INCORPORATION BY REFERENCE TO MASTER AGREEMENT

Except as otherwise provided in this Agreement, the parties hereto incorporate by reference as if fully set forth herein, and adopt, the Definitions and each of the Sections of the Master Agreement including the Schedules and applicalbe Exhibits thereto. Capitalized terms used herein and not otherwise defined shall have the meanings assigned them in the Master Agreement.

1.2           APPLICABILITY TO MOA RESTAURANT

For purposes of incorporation by reference to the Master Agreement, all references to Assets, Assumed Liabilities, Encumbrances, Excluded Assets, Permitted Encumbrances, and Liabilities in the Master Agreement shall refer to those Assets, Assumed Liabilities, Encumbrances, Excluded Assets, Permitted Encumbrances, and Liabilities of the MOA Restaurant and not of any other Restaurant.

1

2.                                       Sale and Transfer of Assets; Closing

2.1           ASSETS TO BE SOLD

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s Assets as described in Section 2.1 of the Master Agreement and used in the operation of the MOA Restaurant.

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a) of the Master Agreement.

2.2           EXCLUDED ASSETS

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the Excluded Assets as described in Section 2.2 of the Master Agreement are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing.

2.3           CONSIDERATION

The consideration for the Assets (the “Purchase Price”) will be (a) One Million Four Hundred Thousand Dollars and No/100 Cents ($1,400,000.00) and (b) the assumption of the Assumed Liabilities.  Upon the Closing, the Purchase Price will be deposited with the Escrow Agent and disbursed pursuant to the Escrow Agreement.

(a)           If upon the Closing, the Assets can be conveyed free of all Liabilities and Encumbrances, Seven Hundred Fifty Thousand Dollars and No/100 Cents ($750,000.00) of the Purchase Price (“Initial Disbursement”) shall be released to Seller, subject to adjustment and reduction by the Adjustment Amount for disbursements to creditors of CR Minneapolis, LLC, as provided in Section 2.3(d) of the Master Agreement (other than  (i) Next Day Gourmet, LLC; (ii) US Foods for food deliveries, and (iii) unpaid amounts due the landlord at the MOA Restaurant), which will be paid by a disbursement from the Holdback Amount.

(b)           After deductions for (i) the Initial Disbursement and (ii) the Adjustment Amount and any payment by Buyer in respect to Liabilities and Encumbrances of the Assets, the remaining balance of the Purchase Price in (the “Holdback Amount”), which shall be $650,000.00 shall be held in a separate escrow account with the Escrow Agent, and disbursements therefrom shall be made as provided in Section 2.3(c) below, with the balance to be distributed to CR Minneapolis, LLC (or Buyer, as the case may be) pursuant to the terms of the Escrow Agreement.

(c)           From the Holdback Amount, there shall be disbursed at Closing amounts sufficient to satisfy the obligations of CR Minneapolis, LLC to the following creditors  relating to the Assets purchased: (i) Next Day Gourmet, LLC; (ii) US Foods for food

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deliveries, and (iii) unpaid amounts due the landlord at the MOA Restaurant.  The aggregate of such disbursements shall not exceed $355,744.

(d)           If the Contemplated Transactions relating to the purchase of the remaining Assets of Seller are not consummated through no fault or breach of Buyer, the Purchase Price of the Assets of CR Minneapolis, LLC shall be reduced by the remainder of Holdback Amount, which shall be paid to Buyer. Such payment shall not release Buyer or Seller from their respective obligations under the Master Agreement or this Agreement

2.4           CLOSING

Section 2.6 of the Master Agreement is incorporated by reference herein with respect to the Closing, provided that the parties to this Agreement contemplate that the Closing under this Agreement will, subject to the conditions to Closing set forth in Article 7 of the Master Agreement, occur or commence on the date hereof.

2.5           CLOSING OBLIGATIONS

Section 2.7 of the Master Agreement is incorporated by reference herein.  In addition to Seller’s and REG’s obligations set forth in Section 2.7(a) of the Master Agreement, at the Closing under this Agreement, Seller and REG, as applicable, will be further obliged to execute and deliver the following:

(a)           a Liquor License Management Agreement in the form of Exhibit 2.5(a), in order to operate the MOA Restaurant pending receipt by Buyer of a new liquor license for the MOA Restaurant;

(b)           an Assignment and Assumption of Lease in the form of Exhibit 2.5(b) for the MOA Restaurant with a consent from the landlord of the MOA Restaurant to the amendments to the Lease for the MOA Restaurant as set forth on Exhibit 2.5(b), which changes shall be satisfactory to Buyer and its counsel;

(c)           an agreement between Seller and REG terminating the Management Agreement between Seller and REG dated June 1, 2010;

(d)           a license agreement in the form of Exhibit 2.5(d) granting Buyer a non-exclusive, perpetual, royalty-free license to Buyer of REG’s Intellectual Property Assets;

(e)           a license agreement in the form of Exhibit 2.5(e) granting Buyer a non-exclusive, perpetual, royalty-free license to Buyer to use the Marks;

(f)            a bill of sale in the form of Exhibit 2.5(f) for all of the Assets that are tangible personal property and used in the operation of the MOA Restaurant;

(g)           an assignment and assumption agreement in the form of Exhibit 2.5(g) assigning all of the Assets that are intangible personal property and used in the operation of the MOA Restaurant;

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(h)           evidence that REG has amended its federal application to register the mark CADILLAC RANCH to allege use and responded to the U.S. PTO Office Action mailed August 3, 2011;

(i)            evidence of the Consents relating to the operation of the MOA Restaurant identified in Exhibit 7.3 of the Master Agreement, or the delivery of such Consents has been waived in whole or in part by Buyer;  and

(j)            if not delivered in connection with the execution of the Master Agreement, a certificate of an officer of Seller and Owner certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s Owner approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions.

3.                                       Owner’s Obligations and Guaranty

3.1           OWNER OBLIGATIONS

The liability of Owner hereunder shall be joint and several with Seller.  Where in this Agreement provision is made for any action to be taken or not taken by Seller, Owner jointly and severally undertakes to cause Seller to take or not take such action, as the case may be.  Without limiting the generality of the foregoing, Owner shall be jointly and severally liable with Seller for the indemnities set forth in Article 11 of the Master Agreement.

3.2           GUARANTY

(a)           Owner hereby absolutely, unconditionally and irrevocably guarantees (the “Guaranty”) full and prompt payment and performance when due of all of the obligations of Seller under this Agreement in accordance with the respective terms and conditions set forth herein (collectively, the “Obligations”).  This Guaranty is continuing and absolute, shall remain in full force and effect, and shall not be released, diminished, impaired or terminated until all of the Obligations have been indefeasibly paid, performed or otherwise satisfied, as applicable (including Buyer’s costs of collection, satisfaction or performance in connection with the enforcement of this Guaranty) finally and fully, notwithstanding, without limitation, the bankruptcy, insolvency or dissolution of Seller or the death or disability of Owner or his permitted assigns.  Owner waives any defenses to enforcement of this Guaranty.

(b)           This Guaranty is one of performance and payment and not of collection and Owner is liable as the primary obligor.  There are no conditions precedent to the enforcement of this Guaranty, and it shall not be necessary for Buyer, in order to enforce payment by Owner under this Guaranty, to initiate or exhaust Buyer’s remedies against Seller or any other Person liable for the payment or performance of the Obligations, or to enforce any other means of obtaining payment or performance of the Obligations.  Owner waives any rights under applicable law related to the foregoing.  Buyer shall not be

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required to mitigate damages or take any other action to reduce, collect, or enforce the Obligations.

4.                                       General Provisions

4.1           NOTICES

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties).  Any notice by means which affords the sender evidence of delivery, attempted delivery, or rejected delivery will be deemed to have been given and received at the date and time of receipt, attempted delivery, or rejected delivery; provided, however, any notice by fax or email must have evidence of delivery.

To Seller, Owner and REG:

c/o: Restaurant Entertainment Group

Address: 6728 Hyland Croy Rd

Dublin, OH 43016

Attention:  Clinton R. Field

Fax no.: 614-760-9793

E-mail address:clint.field37@gmail.com

with a copy to: Kephart & Fisher

Attention: David Fisher

207 N Fourth St.

Columbus, Ohio 43215

Fax no.: 614-469-1887

E-mail address: davidfisher@kephartfisher.com

Buyer: Granite City Restaurant Operations, Inc.

Attention: Robert J. Doran, Chief Executive Officer

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

Fax no.: (952) 215-0671

E-mail address: rjdoran@gmail.com

with a copy to: Briggs and Morgan, P.A.

Attention: Avron Gordon

2200 IDS Center

80 S 8th Street

Minneapolis, MN 55402

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Fax no.: (612) 977-8650

E-mail address: agordon@briggs.com

4.2           JURISDICTION; SERVICE OF PROCESS

Any Proceeding arising out of or relating to this Agreement or the transaction contemplated by this Agreement may be brought in the courts of the State of Minnesota, County of Hennepin, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Minnesota, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transaction contemplated by this Agreement in any other court.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

4.3           SUPPLEMENT TO MASTER AGREEMENT AND MODIFICATION

This Agreement supplements the Master Agreement and in no way limits the Master Agreement.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

4.4           GOVERNING LAW

This Agreement will be governed by and construed under the laws of the State of Minnesota without regard to conflicts-of-laws principles that would require the application of any other law.

4.5           EXECUTION OF AGREEMENT

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

4.6           REPRESENTATIVE OF SELLER AND REG

(a)           Seller and REG hereby constitute and appoint Clinton R. Field as their representative (“Selling Parties Representative”) and their true and lawful attorney in fact, with full power and authority in each of their names and to act on behalf of each of them with respect to the provisions set forth in Section 13.16(a) of the Master Agreement as incorporated by reference to this Agreement.

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(b)           This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of either of Seller or REG or by operation of law, whether by the occurrence of any other event.  Each of Seller and REG hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Selling Parties Representative pursuant to this Section 4.6.  Each of Seller and REG agree that the Selling Parties Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by the Selling Parties Representative in good faith hereunder.

(c)           Buyer and Escrow Agent shall be entitled to rely upon any document or other paper delivered by the Selling Parties Representative as (i) genuine and correct and (ii) having been duly signed or sent by the Selling Parties Representative, and neither Buyer nor Escrow Agent shall be liable to either of Seller, REG or Owner for any action taken or omitted to be taken by Buyer or Escrow Agent in such reliance.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:	Owner:
GRANITE CITY RESTAURANT
OPERATIONS, INC.

By:
Name: James G. Gilbertson	Clinton R. Field
Its: Chief Financial Officer

Seller:
CR MINNEAPOLIS, LLC

By:
Clinton R. Field, Sole Member, Manager and Owner

RESTAURANT ENTERTAINMENT GROUP, LLC

By:
Clinton R. Field, Sole Member, Manager and Owner

ACCEPTANCE AND AGREEMENT OF SELLING PARTIES REPRESENTATIVE

The undersigned, being the Selling Parties Representative designated in Section 4.6 of the foregoing Asset Purchase Agreement, agrees to serve as the Selling Parties Representative and to be bound by the terms of such Asset Purchase Agreement pertaining thereto.

Dated: November   , 2011

Clinton R. Field

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EXHIBIT 2.5(a)

LIQUOR LICENSE MANAGEMENT AGREEMENT

THIS LIQUOR LICENSE MANAGEMENT AGREEMENT (the “Agreement”) is made as of this         day of November, 2011 by and between CR Minneapolis, LLC (“Seller”) and Granite City Restaurant Operations, Inc. (“Buyer”).

WITNESSETH:

WHEREAS, on or after November 1, 2011, Seller and Buyer will have entered into an Asset Purchase Agreement (the “APA”) whereby Buyer will acquire from Seller all the assets of Seller utilized in the operation of Cadillac Ranch All American Bar and Grill, (the “Licensed Premises”) located at 352 South Avenue, Bloomington, Minnesota, and Buyer will manage and operate the Licensed Premises; and

WHEREAS, Seller has requested that Buyer be allowed to operate, manage and control all liquor sales at the Licensed Premises pursuant to Seller’s rights under its current On-Sale Liquor license, license no. 11-37305, which expires on June 30, 2012, for a period commencing on the date hereof and terminating on the earlier to occur of ninety (90) days hereafter or the date Buyer or its nominee obtains a new liquor license in its own name serving the premises (the “Interim Period”), and Seller is willing to allow Buyer to do so on the terms and conditions set forth below:

NOW THEREFORE, in consideration of the agreements and undertakings in the APA and the recitals made herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Buyer or its nominee shall promptly proceed to make application for a new On-Sale liquor license in its own name or that of its nominee by applying directly to the City and to the appropriate State of Minnesota authority.  Buyer shall use its best efforts to obtain the new license on the earliest possible date.  All costs and expenses incurred in obtaining the new license shall be borne by Buyer.

2.                                       Seller’s manager or designee shall remain as an employee of the Licensed Premises for the Interim Period and represents that this manager is qualified for the purpose of state and local liquor licensing requirements.

3.                                       Buyer and Seller understand that City Liquor Licensing Authority regulations do not allow any transfer of licenses directly from a licensee to another.  In addition, Buyer and Seller understand that during the Interim Period, the City Liquor Licensing Authority will hold the Seller, as the current licensee, responsible for any violations of the liquor license, state liquor law or the City of Bloomington’s Alcoholic Beverage Control ordinances. Buyer hereby indemnifies and holds Seller harmless from and against any and all claims, losses, liabilities, fines, penalties, costs, damages, and expenses resulting from the sale of intoxicating liquor on the Licensed Premises during the Interim Period.

4.                                       Should this Agreement be terminated, the Buyer shall not sell any intoxicating liquor from the Licensed Premises until it has obtained a liquor license in its own name.

5.                                       Seller agrees that during the Interim Period, it shall maintain and keep in full force and effect the liquor liability that is currently posted as required under the terms of the liquor license.

6.                                       During the entire Interim Period, the Buyer shall obtain and keep in force liquor liability insurance coverage naming Seller as an additional insured as required by law.  Upon the execution of this Agreement, Buyer shall provide written evidence to Seller and the City of Bloomington that such coverage is in place and within thirty (30) days thereafter shall provide a copy of the policy to Seller.  Upon the issuance of the new license, the insurance coverage for the premises shall comply with all applicable state and local licensing and insurance requirements.

7.                                       This Agreement shall not be assigned in whole or in part by either party.

8.                                       This Agreement shall be interpreted under the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above-written.

SELLER:

CR Minneapolis, LLC

By:
Clint R. Field
Its: President, Manager, and Owner

BUYER:

Granite City Restaurant Operations, Inc.

By:
Name:
Its:

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EXHIBIT 2.5(b)

ASSIGNMENT AND ASSUMPTION OF MOA RESTAURANT LEASE

ASSIGNMENT AND AMENDMENT OF LEASE

THIS ASSIGNMENT AND AMENDMENT OF LEASE is made on this 4th day of November 2011, by and between CR MINNEAPOLIS, LLC, an Ohio limited liability company, having a business address of c/o Clinton R. Field, 6728 Hyland Croy Road, Dublin, Ohio 43016, d/b/a Cadillac Ranch (the “Assignor”), and GRANITE CITY RESTAURANT OPERATIONS, INC., a Minnesota corporation, having a business address of 5402 Parkdale, Suite 101, St. Louis Park, Minnesota 55416 (the “Assignee”), and MOAC MALL HOLDINGS LLC, a Delaware limited liability company, having a business address of 60 East Broadway, Bloomington, MN 55425-5550 (the “Landlord”):

W I T N E S S E T H:

WHEREAS, by that certain Lease dated May 14, 2010, as amended by the Acknowledgement Letter dated May 18, 2010, the Change of Tenant Address Letter dated February 3, 2011 and the Lease Amendment Agreement dated April 11, 2011 (hereinafter collectively referred to as the “Lease”), by and between Landlord and Assignor (also referred to as “Tenant”), Landlord leased to Assignor certain retail space known as Space No. S352, with a Store Floor Area of 10,940 square feet (the “Premises”), more particularly described therein, in the center commonly known as Mall of America located in Bloomington, Minnesota (the “Center”); and

WHEREAS, said Lease commenced on November 11, 2010 and shall thereby terminate on November 30, 2020; and

WHEREAS, Assignor desires to assign its interest as Tenant in the Lease to Assignee, and Assignee is willing to accept an assignment of said Lease.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration received by Assignor from Assignee, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                                       Assignment of Lease.  Assignor does hereby assign, transfer and convey to Assignee all of its right, title and interest as Tenant in and to the Lease as hereinabove described.

Assignee hereby expressly assumes and agrees to pay rent, percentage rent and all other charges (the “Rent”), and perform all other terms, covenants and conditions stated in said Lease to be performed by Tenant for the remainder of the Lease Term in the same manner as if Assignee had been designated as Tenant therein. Assignee shall conduct business under the name of “Cadillac Ranch”, “Granite City Food & Brewery” or such other trade name which Assignee may use for a majority of its restaurants operating under the same trade name in the United States, provided such name does not conflict with the trade name of another tenant in the Center.

The assignment and assumption of the Lease described in this Agreement shall not be effective until, and shall be contingent upon, the occurrence of the closing of the transactions contemplated by the agreement pursuant to which Assignee will receive certain assets used in connection with the Premises which is anticipated to be on November 4, 2011(the “Effective Date”). Assignor shall notify Landlord of the Effective Date on the Effective Date but in no

event later than November 7, 2011. Commencing upon the Effective Date, Assignee shall be liable for the payment of all Rent required to be paid under said Lease and the performance of the terms, covenants and provisions of the Lease, including any year-end adjustments for Rent which accrued prior to said Effective Date and shall pay such amounts to Landlord upon demand. Assignor’s Gross Sales figures shall be combined with Assignee’s Gross Sales for the lease year in which the Effective Date occurs for the purposes of Article IV of the Lease.  As a condition of this Assignment, Assignor and Assignee acknowledge and agree that all liens with respect to the Premises have been paid in full and that all liens that might be filed have been discharged of record or waived on or before the Effective Date.

Assignor and Assignee hereby represent and warrant that neither Assignor nor Assignee or any other person having an interest in the possession, use, occupancy or utilization of the Premises, shall enter into any lease, sublease, license, concession or other agreement (including, but not limited to, this Assignment) for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement (including this Assignment) shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises. The foregoing representation and warranty by Assignor and Assignee is a material consideration for Landlord’s consent and agreement to this Assignment.

Amendment of Lease:

2.                                       Trade Name.  As of the Effective Date, Section 1.1(n), “Trade Name,” of the Lease is hereby deleted in its entirety and replaced with the following:

Trade Name: Cadillac Ranch, Granite City Food & Brewery or such other trade name which Tenant may use for a majority of its restaurants operating under the same trade name in the United States, provided such name does not conflict with the trade name of another tenant in the Center.

3.                                       Permitted Use.  As of the Effective Date, Section 1.1(o), “Permitted Use,” of the Lease is hereby deleted in its entirety and replaced with the following:

Permitted Use: The Premises shall be occupied and used by Tenant primarily for the operation of a full service, sit-down, restaurant including a bar for the serving of alcoholic beverages for on-premises consumption, providing the retail sale of American style food with a theme substantially similar to other Cadillac Ranch or Granite City Food & Brewery locations in the United States, which may include on-site brewing operations, and the ancillary sale of clothing and other products marked with Tenant’s trademarks, and for no other purpose whatsoever.  Tenant acknowledges that it may not serve sushi as a menu item. Tenant shall have the exclusive right at the Center to operate a mechanical bull within the Premises.  Prior to the Possession Date, Tenant must submit a copy of the menu for approval by Landlord.  Tenant may not at any time deviate from the

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approved menu without prior approval from Landlord, which approval will not be unreasonably withheld or delayed for minor menu items. Tenant hereby acknowledges and agrees to serve at all times and from time to time, Landlord’s selected brand sponsor products as its exclusive, carbonated and non-carbonated, non-alcoholic drink beverage provider; at the present time Landlord’s selected brand sponsor is Pepsi®. Tenant shall not use or permit or suffer the use of the Premises for any other business or purpose. Tenant is hereby specifically prohibited from selling, offering for sale, giving away or displaying Mall of America® merchandise or any other merchandise or items that bear the Mall of America® name, trademark, service mark or logo thereon without Landlord’s prior written consent thereto which consent may be given or withheld by Landlord in Landlord’s sole and absolute discretion and Landlord’s failure to give such consent shall not be deemed unreasonable. Subject to the foregoing, Tenant may, without approval, employ a menu of items typically used in Tenant’s other Granite City Food & Brewery restaurants.

4.                                       Other Operations.  As of the Effective Date, Article VIII, Section 8.7, “Other Operations,” of the Lease is hereby amended by the addition of the following: “This provision shall not apply to any store owned and operated by Granite City Food & Brewery Ltd. or its subsidiaries (collectively “GCFB”) as of the date of the assignment of the Tenant’s interest in this Lease to GCFB.”

5.                                       Notice Address.  As of the Effective Date, Article I, Section 1.1(t), “Notice Address,” of the Lease is hereby deleted in its entirety and replaced with the following:

Landlord:                                             Legal Notice Address for Landlord:

MOAC Mall Holdings LLC

60 East Broadway

Bloomington, MN 55425-5550

Attn:  Legal Department

Rent Payment Address:

Lockbox Information:

MOAC Mall Holdings LLC

NW 5826

P.O. Box 1450

Minneapolis, MN 55485-5826

Tenant:                                                       Granite City Restaurant Operations, Inc.

Attention: James G. Gilbertson, Chief Financial Officer

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

6.                                       Consent of Landlord.  Landlord hereby consents to the foregoing Assignment and Amendment to Lease and agrees that Assignor and its Guarantor, Primeco Development, LLC, shall be released from its obligations and liabilities accruing after the Effective Date under the Lease. Landlord’s consent and approval is further conditional upon the guaranty of said

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Lease by GRANITE CITY RESTAURANT OPERATIONS, INC., as evidenced by the Guaranty executed simultaneously with this Assignment of Lease and attached hereto and made a part hereof.

[SIGNATURES TO FOLLOW ON ATTACHED SIGNATURE PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the day and year first above written.

LANDLORD:

MOAC MALL HOLDINGS LLC,
a Delaware limited liability company

By:
Name:
Title:

ASSIGNOR:

CR MINNEAPOLIS, LLC,
an Ohio limited liability company,
d/b/a Cadillac Ranch

By:
Name:
Title:

Attest:
Name:
Title:

ASSIGNEE:

GRANITE CITY RESTAURANT OPERATIONS, INC.,
a Minnesota corporation

By:
Name:
Title:

Attest:
Name:
Title:

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CONSENT OF GUARANTOR:

The undersigned, as guarantor of that certain Lease dated May 14, 2010 and referenced herein, do hereby consent to this Assignment of Lease; dated the           day of                           , 2011, and all the obligations and responsibilities contained therein for the period of the Lease Term.

PRIMECO DEVELOPMENT, LLC

By:

Joel Field
Print Name

Title

Date

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GUARANTY

FOR VALUE RECEIVED, and in consideration of the execution of a certain Assignment of Lease of even date herewith by and between CR MINNEAPOLIS, LLC, (Assignor), and GRANITE CITY RESTAURANT OPERATIONS, INC., (Assignee), and concurrently herewith covering certain premises in the Mall of America, which Premises are the subject of a certain  Lease by and between MOAC MALL HOLDINGS LLC, a Delaware limited liability company (Landlord) and Assignor (hereinafter referred to as “Tenant”), and for the purpose of inducing Landlord to consent to such Assignment, the undersigned, commencing upon the Effective Date of such Assignment, do hereby absolutely and unconditionally guarantee to Landlord, its successors and assigns, the full and prompt payment when due, of all rents, charges and additional sums coming due under said Lease, together with the performance of all covenants and agreements of the Tenant therein contained and together with the full and prompt payment of all damages that may arise or be incurred by Landlord in consequence of Tenant’s failure to perform such covenants and agreements (all such obligations hereinafter collectively referred to as “Liabilities”), and the undersigned further agrees to pay all expenses, including attorneys’ fees and legal expenses, paid or incurred by Landlord in endeavoring  to collect or enforce the Liabilities or any part thereof and in enforcing this guaranty, such payment and performance to be made or beyond the expiration of any applicable notice and/or cure period performed by the undersigned forthwith upon a default by Tenant.

In the event of the death, incompetency, dissolution, bankruptcy or insolvency of Tenant, or the inability of Tenant to pay debts as they mature, or an assignment by Tenant for the benefit of creditors, or the institution of any bankruptcy or other proceedings by or against Tenant alleging that Tenant is insolvent or unable to pay debts as they mature, or Tenant’s default under this Lease beyond the expiration of any applicable notice and/or cure period, and if such event shall occur at a time when any of the Liabilities may not then be due and payable, the undersigned agree to pay to Landlord upon demand, the full amount which would be payable hereunder by the undersigned if all Liabilities were then due and payable, provided, however the liability of Guarantor under this Guaranty shall not exceed that contemplated in the original Lease and shall not be subject to any increase by any action of Tenant or Landlord without Guarantor’s express written consent, which consent may be withheld in its sole discretion.

This Guaranty shall be an absolute and unconditional guaranty and shall remain in full force and effect as to the undersigned during the demised term of said Lease, and any renewal or extension thereof, and thereafter so long as any Liabilities remain due and payable even though the demised term or any renewal or extension thereof shall have expired. An Assignment of said Lease or any subletting thereunder shall not release or relieve the undersigned from its liability hereunder.

Landlord may, from time to time, without notice to the undersigned: (a) retain or obtain a security interest in any property to secure any of the Liabilities or any obligation hereunder, (b) retain or obtain the primary or secondary liability or any party or parties, in addition to the undersigned, with respect to any of the Liabilities, (c) extend or renew for any period (whether or not longer than the original period), alter or exchange said Lease or any of the Liabilities, (d) release, waive or compromise any liability of any of the undersigned hereunder or any liability of any other party or parties primarily or secondarily liable on any of the Liabilities, (e) release or

7

impair any security interest or lien, if any, in all or any property securing any of the Liabilities or any obligation hereunder and permit any substitution or exchange for any such property, and (f) resort to the undersigned for payment of any of the Liabilities, whether or not Landlord shall have resorted to any property securing any of the Liabilities or any obligation hereunder or shall have proceeded against any other of the undersigned or against Tenant or any other party primarily or secondarily liable on any of the Liabilities. No such action or failure to act by Landlord shall affect the undersigned’s liability hereunder in any manner whatsoever. Any amount received by Landlord from whatsoever source and applied by it toward the payment of the Liabilities shall be applied in such order of application as Landlord may from time to time elect.

The undersigned hereby expressly waives: (a) notice of the acceptance of this Guaranty, (b) notice of the existence, creation, amount, modification, amendment, alteration or extension of the Lease or all or any of the Liabilities, whether or not such notice is required to be given to Tenant under the terms of the Lease, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, (d) any benefit of valuation, appraisement, homestead or other exemption law, now or hereafter in effect in any jurisdiction in which enforcement of this Guaranty is sought, and (e) all diligence in collection, perfection or protection of or realization upon the Liabilities or any thereof, any obligation hereunder, or any security for any of the foregoing.

No delay on the part of Landlord in the exercise of any right or remedy shall operate as a waiver thereof, and no final or partial exercise by Landlord of any right or remedy shall preclude other or further exercises thereof or the exercises of any other right or remedy.

The validity of this Guaranty and the obligations of the undersigned hereunder shall not be terminated, affected or impaired by reason of any action which Landlord may take or fail to take against Tenant or by reason of any waiver of, or failure to enforce, any of the rights or remedies reserved to Landlord in said Lease, or otherwise, or by reason of the bankruptcy or insolvency of Tenant and whether or not the term of said Lease shall terminate by reason of said bankruptcy or insolvency.

This Guaranty shall be binding upon the undersigned, and upon the heirs, legal representatives, successors and assigns of the undersigned and shall be governed by the laws of the State of Minnesota.

If this Guaranty is executed by a corporation, association, partnership (general or limited), joint venture, syndicate, trust or any other type of organization other than individuals, the individual signatories hereto represent and warrant that they, and each of them, are duly authorized to execute this Guaranty for and on behalf of such organization and that such organization is the sole owner of all ownership interest in the Tenant.

8

IN WITNESS WHEREOF, the undersigned has executed this instrument, or caused this instrument to be executed by its officers, duly authorized in the premises, on this 4th day of November, 2011.

GRANITE CITY FOOD & BREWERY LTD.	Address:
A Minnesota corporation
5402 Parkdale Drive, Suite 101
By:	Minneapolis, MN 55416
Its: Chief Financial Officer	Attention: James G. Gilbertson,
Chief Financial Officer

9

EXHIBIT 2.5(d)

INTELLECTUAL PROPERTY LICENSE FOR

INTELLECTUAL PROPERTY ASSETS

LICENSE AGREEMENT
[Non-Trademark Intangibles]

THIS LICENSE AGREEMENT (this “Agreement”) is made effective as of November 4, 2011, between Restaurant Entertainment Group, LLC, an Ohio limited liability company  (“Licensor”), and Granite City Restaurant Operations, Inc., a Minnesota corporation (“Licensee”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Background.

1.1                                 Licensor and Licensee have entered into a Master Asset Purchase Agreement dated as of November 4, 2011 among Licensor, Licensee, and the Seller and Owners identified therein (the “Purchase Agreement”) and the Purchase Agreement dated November 4, 2011 among Licensor, Licensee, CR Minneapolis, LLC and Clint Field (the “MOA PA”), pursuant to which Licensee is purchasing the assets of the Restaurant located at the Mall of America, Bloomington, Minnesota (the “MOA Restaurant”).

1.2                                 It is a condition to the closing of the Purchase Agreement and the MOA PA that Licensor and Licensee enter into this Agreement

2.                                       Definitions.  All capitalized terms not otherwise defined in this Agreement shall have the meanings given them in the Master Purchase Agreement.   For purposes of this Agreement, the following terms have the following meanings:

2.1                                 The term “Licensed Property” shall mean all works of authorship, registered and unregistered copyrights, Trade Dress, and Trade Secrets used in the operation of the Restaurants.

2.2                                 The term “Licensed Services” shall mean restaurant services, including without limitation wholesale and retail sale of food and other items associated with Licensee’s restaurant(s), and advertising and promotional activities.

2.3                                 The term “Territory” shall mean the State of Minnesota until Licensor shall have purchased the assets of at least five Restaurants, as contemplated by the Purchase Agreement, and thereafter shall mean the United States.

3.                                       Grant of License.  Licensor grants to Licensee, and Licensee accepts, a perpetual, royalty-free  right and license to use and modify the Licensed Property on or in connection with the Licensed Services.  This license is exclusive with respect to Services rendered in the Territory.    Licensor reserves all rights, powers and privileges not expressly granted herein.

4.                                       Ownership of Licensed Property.  As between Licensor and Licensee, Licensor is the sole and exclusive owner of the Licensed Property.  Licensee agrees not to challenge, contest or dispute Licensor’s ownership interest or the validity or enforceability of the Licensed Property.   Licensor represents and warrants to Licensee that it has the right to enter into this Agreement and grant Licensee the rights and license granted hereunder, and that this Agreement and the exercise of rights by Licensee hereunder do not violate any contract to which Licensor is party or infringe the copyright or other proprietary rights of any third party.

5.                                       Infringement.  Licensee shall promptly inform Licensor of any potential unauthorized use of the Licensed Property (or any confusingly similar mark) of which it becomes aware, and shall provide Licensor with such documents, information and assistance as it can in relation thereto.  Until such time as the Territory is the United States, Licensor will take such action in relation to any such unauthorized use as it regards as reasonable, in its sole discretion, and Licensee will assist and co-operate fully with Licensor, at Licensor’s expense, in connection with any such action.  If Licensor refuses to take any action against such unauthorized use, Licensee may take such action itself at Licensee’s cost and expense.   At such time as the Territory is the United States, Licensee shall have the sole right to decide what action, if any, shall be taken against any infringer or violator of any Licensed Mark, and any recovery received pursuant to such litigation or other enforcement shall be retained by Licensee.

6.                                       Term and Termination.

6.1                                 Term:  This Agreement, unless terminated earlier as provided herein, shall commence on the date hereof and shall continue until all Licensed Property is assigned from Licensor to Licensee.

6.2                                 Earlier Termination:  Upon written notice to Licensee by Licensor, this Agreement shall terminate contemporaneously with the termination, on account of Licensee’s default, of the Trademark License Agreement between Licensee and Licensor of even date herewith .

6.3                                 Effect of Termination:  Upon any termination of this Agreement, all license granted hereunder shall terminate, and all rights in the Licensed Property will automatically revert to Licensor.   Upon termination of the licenses and rights granted under this Agreement, Licensee shall immediately discontinue all use of the Licensed Property.

7.                                       Miscellaneous.

7.1                                 Assignability.  Without the written consent of the other party, this Agreement may not be assigned by either party, except that Licensee may assign this Agreement to any subsidiary or other affiliate.

7.2                                 Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Licensor:
Restaurant Entertainment Group

6728 Hyland Croy Rd

Dublin, OH 43016

Attention: Clinton R. Field

Fax no.: 614-760-9793

E-mail address: clint.field37@gmail.com

with a copy to: Kephart & Fisher

Attention: David Fisher

207 N Fourth St.

Columbus, Ohio 43215

Fax no.: 614-469-1887

E-mail address: davidfisher@kephartfisher.com

Licensee:

Granite City Restaurant Operations, Inc.

Attention: Robert J. Doran, Chief Executive Officer

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

Fax no.: (952) 215-0671

E-mail address: rjdoran@gmail.com

with a copy to: Briggs and Morgan, P.A.

Attention: Avron Gordon

2200 IDS Center

80 S 8th Street

Minneapolis, MN 55402

Fax no.: (612) 977-8650

E-mail address: agordon@briggs.com

7.3                                 Governing Law.  This Agreement shall be construed and enforced in accordance with the internal laws of the State of Minnesota without regard to conflicts of law provisions.

7.4                                 Waiver; Amendment.  A failure to exercise or a delay in exercising a right in any instance by any party hereto shall not be deemed a waiver of the right in the future.  Any waiver shall be limited to the specific provision waived and the circumstances or event specifically made subject thereto and shall not be deemed a waiver of any other term or of the same term under different circumstances.  This Agreement may be amended and any provision of this Agreement may be waived only in a writing signed by Licensor and Licensee.

7.5                                 Entire Agreement.  This document contains the complete agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may be related to the subject matter hereof in any way.

7.6                                 Headings.  The headings in this Agreement are solely for convenience of reference and will not affect its interpretation.

7.7                                 Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on e and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the introductory paragraph.

LICENSOR:	LICENSEE:

RESTAURANT ENTERTAINMENT GROUP, LLC	GRANITE CITY RESTAURANT OPERATIONS, INC.

By:	By:
Its:	Its:

EXHIBIT 2.5(e)

INTELLECTUAL PROPERTY LICENSE FOR

TRADEMARKS

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made effective as of November 4, 2011, between Restaurant Entertainment Group, LLC, an Ohio limited liability company  (“Licensor”), and Granite City Restaurant Operations, Inc., a Minnesota corporation (“Licensee”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Background.

1.1           Licensor and Licensee have entered into a Master Asset Purchase Agreement dated as of November 4, 2011 among Licensor, Licensee, and the Seller and Owners identified therein (the “Purchase Agreement”) and the Purchase Agreement dated November 4, 2011 among Licensor, Licensee, CR Minneapolis, LLC and Clint Field (the “MOA PA”), pursuant to which Licensee is purchasing the assets of the Restaurant located at the Mall of America, Bloomington, Minnesota (the “MOA Restaurant”).

1.2           It is a condition to the closing of the Purchase Agreement and the MOA PA that Licensor and Licensee enter into this Agreement

2.             Definitions.  All capitalized terms not otherwise defined in this Agreement shall have the meanings given them in the Master Purchase Agreement.   For purposes of this Agreement, the following terms have the following meanings:

2.1           The term “Licensed Marks” shall mean all Marks listed on Schedule A, as well as any and all other unregistered Marks used in the operation of the Restaurants.

2.2           The term “Licensed Services” shall mean restaurant services, including without limitation wholesale and retail sale of food and other items associated with Licensee’s restaurant(s), and advertising and promotional activities.

2.3           The term “Marks” shall mean trademarks, service marks, logos, designs, slogans, and trade dress.

2.4           The term “Territory” shall mean the State of Minnesota until Licensor shall have purchased the assets of at least five Restaurants, as contemplated by the Purchase Agreement, and thereafter shall mean the United States.

3.             Grant of License.  Licensor grants to Licensee, and Licensee accepts, a royalty-free,  right and license to use the Licensed Marks on or in connection with the Licensed Services. This license is perpetual, except as provided in Section  8.    This license is exclusive with respect to Services rendered in the Territory.    Licensor reserves all rights, powers and privileges not expressly granted herein.

4.             Ownership of Trademark; Good Will.  As between Licensor and Licensee, Licensor is the sole and exclusive owner of the Licensed Marks.  Licensee agrees not to challenge, contest or dispute Licensor’s ownership interest or the validity or enforceability of the Licensed Marks. All good will generated by Licensee’s use of the Licensed Marks will inure to the benefit of

Licensor.  Licensor represents and warrants to Licensee that it has the right to enter into this Agreement and grant Licensee the rights and license granted hereunder, and that this Agreement and the exercise of rights by Licensee hereunder do not violate any contract to which Licensor is party or infringe the copyright or other proprietary rights of any third party.

5.             Display.  Licensee agrees to comply with any requirements established by Licensor concerning the style, design, display and use of the Licensed Marks, including correct use of the trademark symbol TM or SM and registration symbol ®, as directed by Licensor.

6.             Quality Standards.

6.1           Licensee shall ensure that the quality of its Licensed Services sold under the Licensed Marks conforms to standards of quality at least equal to the quality standards immediately prior to the date of this Agreement in the operation of the MOA Restaurant (the “Minimum Quality Requirements”).  Licensee shall maintain Minimum Quality Requirements.  Until such time as the Territory means the United States, Licensor shall have the right from time to time to inspect the quality of Licensee’s Services.  Licensee agrees to cooperate with such inspections.

6.2           Licensee shall comply at its sole expense with all laws and regulations applicable to the Services and the conduct of  Licensee’s business.

7.             Infringement.        Licensee shall promptly inform Licensor of any potential unauthorized use of the Licensed Marks (or any confusingly similar mark) of which it becomes aware, and shall provide Licensor with such documents, information and assistance as it can in relation thereto.  Until such time as the Territory is the United States, Licensor will take such action in relation to any such unauthorized use as it regards as reasonable, in its sole discretion, and Licensee will assist and co-operate fully with Licensor, at Licensor’s expense, in connection with any such action.  If Licensor refuses to take any action against such unauthorized use, Licensee may take such action itself at Licensee’s cost and expense.   At such time as the Territory is the United States, Licensee shall have the sole right to decide what action, if any, shall be taken against any infringer or violator of any Licensed Mark, and any recovery received pursuant to such litigation or other enforcement shall be retained by Licensee.

8.             Term and Termination.

8.1           Term:  This Agreement, unless terminated earlier as provided herein, shall commence on the date hereof and shall continue until all Licensed Marks are assigned from Licensor to Licensee.

8.2           Termination for Default:  If Licensee violates or fails to perform any of its material obligations hereunder, Licensor will have the right to give written notice of the default to Licensee, and Licensor will have the right to terminate this Agreement by giving Licensee written notice of termination at any time commencing thirty (30) days after the giving of the notice of default, unless Licensee has completely remedied the default before the giving of the notice of termination.

8.3           Effect of Termination:  Upon any termination of this Agreement, all license granted hereunder shall terminate, and all rights in the Licensed Marks will automatically revert

2

to Licensor.   termination of the licenses and rights granted under this Agreement, Licensee shall immediately discontinue all use of the Licensed Marks.

9.             Miscellaneous.

9.1           Assignability.  Without the written consent of the other party, this Agreement may not be assigned by either party, except that Licensee may assign this Agreement to a subsidiary or any other affiliate.

9.2           Notices.  .  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Licensor:

Restaurant Entertainment Group

6728 Hyland Croy Rd

Dublin, OH 43016

Attention:  Clinton R. Field

Fax no.: 614-760-9793

E-mail address:clint.field37@gmail.com

with a copy to: Kephart & Fisher

Attention: David Fisher

207 N Fourth St.

Columbus, Ohio 43215

Fax no.: 614-469-1887

E-mail address: davidfisher@kephartfisher.com

Licensee:

Granite City Restaurant Operations, Inc.

Attention: Robert J. Doran, Chief Executive Officer

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

Fax no.: (952) 215-0671

E-mail address: rjdoran@gmail.com

with a copy to: Briggs and Morgan, P.A.

Attention: Avron Gordon

2200 IDS Center

80 S 8th Street

Minneapolis, MN 55402

Fax no.: (612) 977-8650

E-mail address: agordon@briggs.com

3

9.3           Governing Law.  This Agreement shall be construed and enforced in accordance with the internal laws of the State of Minnesota without regard to conflicts of law provisions.

9.4           Waiver; Amendment.  A failure to exercise or a delay in exercising a right in any instance by any party hereto shall not be deemed a waiver of the right in the future.  Any waiver shall be limited to the specific provision waived and the circumstances or event specifically made subject thereto and shall not be deemed a waiver of any other term or of the same term under different circumstances.  This Agreement may be amended and any provision of this Agreement may be waived only in a writing signed by Licensor and Licensee.

9.5           Entire Agreement.  This document contains the complete agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may be related to the subject matter hereof in any way.

9.6           Headings.  The headings in this Agreement are solely for convenience of reference and will not affect its interpretation.

9.7           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on e and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the introductory paragraph.

LICENSOR:	LICENSEE:

RESTAURANT ENTERTAINMENT GROUP, LLC	GRANITE CITY RESTAURANT OPERATIONS, INC.

By:	By:

Its:	Its:

4

SCHEDULE A

CADILLAC RANCH             (Serial No. 85-300173)

CADILLAC RANCH ALL AMERICAN BAR & GRILL  (Registration No. 3725514)

CADILLAC RANCH ROCK-N-COUNTRY BAR & GRILL  (Registration No. 3439214)

All unregistered marks, including:

Mark	Date of First Use in Interstate Commerce
CR	October 31, 2008

October 31, 2008

EXHIBIT 2.5(f)

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) made effective as of 11:59 p.m. (time) on November 4, 2011 (the “Effective Time”), by CR Minneapolis, LLC, an Ohio limited liability company (“Seller”) in favor of Granite City Restaurant Operations, Inc., a Minnesota corporation (“Buyer”) and is delivered pursuant and subject to, the terms of, that certain Asset Purchase Agreement, dated as of November 4, 2011 (the “Purchase Agreement”), by and among Buyer, Seller, Restaurant Entertainment Group, LLC, and Clint R. Field.  All capitalized terms used but not otherwise defined in this Bill of Sale shall have the respective meanings given to them in the Purchase Agreement

1.                                       Sale and Transfer of Assets. For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by Section 2.1 of the Purchase Agreement, Seller hereby sells, transfers, assigns, conveys, grants and delivers to Buyer, all of Seller’s right, title and interest in and to all of the Assets, including without limitation the Assets set forth in Annex 1 attached hereto.

2.                                       Further Actions. Seller covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Assets hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of Buyer’s title to the Assets and, at the request of Buyer, to execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably request to more effectively transfer and assign to and vest in Buyer each of the Assets, all at the sole cost and expense of Seller.

3.                                       Power of Attorney. Without limiting Section 2 hereof, Seller hereby constitutes and appoints Buyer the true and lawful agent and attorney in fact of Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Seller but on behalf and for the benefit of Buyer and its successors and assigns, from time to time:

(a)                                  to demand, receive and collect any and all of the Assets and to give receipts and releases for and with respect to the same, or any part thereof;

(b)                                 to institute and prosecute, in the name of Seller or otherwise, any and all proceedings at law, in equity or otherwise, that Buyer or its successors and assigns may deem proper in order to collect or reduce to possession any of the Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

(c)                                  to do all things legally permissible, required or reasonably deemed by Buyer to be required to recover and collect the Assets and to use Seller’s name in such manner as Buyer may reasonably deem necessary for the collection and recovery of same,

Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller.

4.                                       Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to Seller’s representations, warranties, covenants, agreements and indemnities relating to the Assets in the Master Asset Purchase Agreement of even date by and among Buyer, Seller and the other parties named therein (the “MAPA”), are incorporated herein by this reference. Seller acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement and the MAPA shall not be superseded hereby but shall survive and remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

5.                                       Governing Law.  This Bill of Sale will be governed by and construed and interpreted under the laws of the State of Minnesota, without regard to conflicts of laws principles that would require the application of any other law.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale to be effective as of the Effective Time.

CR Minneapolis, LLC

By:
Name: Clint R. Field
Its: President

2

ANNEX 1

See attached

EXHIBIT 2.5(g)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) is made and entered into as of November       , 2011, by and between CR Minneapolis, LLC, an Ohio limited liability company (“Assignor”), and Granite City Restaurant Operations, Inc., a Minnesota corporation  (“Assignee”).

WHEREAS, Assignor, Assignee, Restaurant Entertainment Group, LLC (“REG”), and Clint R. Field (“Field”) are parties to that certain Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which Assignee has purchased substantially all of the assets of Assignor; and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignor, as set forth herein;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.                                       Capitalized Terms.  Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Master Asset Purchase Agreement dated November       , 2011, by and among Assignor, Assignee and the other parties named therein (the “MAPA”).

2.                                       Assignment and Assumption.  Effective as of                      on November               , 2011 (the “Effective Time”), Assignor hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Assignee all of Assignor’s right, title, benefit, privileges and interest in and to the Seller Contracts listed on Schedule 2.4(a) of the MAPA that pertain to the MOA Assets, and all of Assignor’s burdens, obligations and liabilities in connection with, each of the Assumed Liabilities that pertain to the MOA Assets.  Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Assignor that arise from and after the Closing of the purchase of the MOA Assets, in connection with the Assumed Liabilities.  Assignee assumes no Retained Liabilities nor any other debts, liabilities and obligations of Assignor that are not Assumed Liabilities, and the parties hereto agree that all Retained Liabilities and such other debts, liabilities, or obligations of Assignor that are not Assumed Liabilities shall remain the sole responsibility of Assignor.

3.                                       Terms of the Purchase Agreement.  The terms of the Purchase Agreement, including but not limited to Assignor’s representations, warranties, covenants, agreements and indemnities relating to the Assets in the MAPA and relating to the Assumed Liabilities, are incorporated herein by this reference.  Assignor acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement and the MAPA shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.                                       Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

5.                                       Governing Law.  This Assignment and Assumption Agreement will be governed by and construed and interpreted under the laws of the State of Minnesota, without regard to conflicts of laws principles that would require the application of any other law.

6.                                       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both Assignor and Assignee and their respective successors and permitted assigns.

7.                                       Amendments.       This Assignment and Assumption Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

8.                                       Counterparts.  This Agreement may be executed in counterparts (including by means of facsimile), each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.  Executed counterparts to this Agreement may be delivered by any party via telecopy transmission, provided that the transmitting party retains confirmation of successful transmission.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written, to be effective as of the Effective Time.

ASSIGNOR:	ASSIGNEE:

CR Minneapolis, LLC	Granite City Restaurant Operations, Inc.

By:	By:
Clint R. Field, President, Manager and Owner	Name:
Its:

EXHIBIT 2.3

Escrow Balances based on Restaurants Purchased

If Buyer purchases the Assets of seven Restaurants in addition to the MOA Restaurant:

Date	Escrow as Percentage of Purchase Price	Minimum Balance
At Close	20.0%	$1,800,000
4/1/2012	12.5%	$1,125,000
7/1/2012	10.0%	$900,000
10/1/2012	7.5%	$675,000
1/1/2013	5.0%	$450,000
4/1/2013	2.5%	$225,000
7/1/2013	0.0%	$0

If Buyer purchases the Assets of six Restaurants in addition to the MOA Restaurant (excluding Hallandale or Annapolis):

Date	Escrow as Percentage of Purchase Price	Minimum Balance
At Close	17.5%	$1,531,250
4/1/2012	12.5%	$1,093,750
7/1/2012	10.0%	$875,000
10/1/2012	7.5%	$656,250
1/1/2013	5.0%	$437,500
4/1/2013	2.5%	$218,750
7/1/2013	0.0%	$0

If Buyer purchases the Assets of five Restaurants in addition to the MOA Restaurant (excluding Hallandale and Annapolis):

Date	Escrow as Percentage of Purchase Price	Minimum Balance
At Close	15.0%	$1,312,500
4/1/2012	12.5%	$1,093,750
7/1/2012	10.0%	$875,000
10/1/2012	7.5%	$656,250
1/1/2013	5.0%	$437,500
4/1/2013	2.5%	$218,750
7/1/2013	0.0%	$0

EXHIBIT 2.5

Purchase Price Allocation

Form 8594 (Rev. February 2006) Department of the Treasury Internal Revenue Service	Asset Acquisition Statement Under Section 1060 • Attach to your income tax return. • See separate instructions.	OMB NO. 1545-1021 Attachment Sequence No. 61

	Name as shown on return	Identifying number as shown on return

Check the box that identifies you:
☐ Purchaser ☐ Seller

Part I General Information

1	Name of other party to the transaction	Other party's identifying number

Address (number, street, and room or suite no.)

City or town, state, and ZIP code

2	Date of sale	3 Total sales price (consideration)

Part II Original Statement of Assets Transferred

4 Assets	Aggregate fair market value (actual amount for Class I)	Allocation of sales price

Class I	$	$

Class II	$	$

Class III	$	$

Class IV	$	$

Class V	$	$

Class VI and VII	$	$

Total	$	$

5	Did the purchaser and seller provide for an allocation of the sales price in the sales contract or in another written document signed by both parties?	☐ Yes	☐ No

	If “Yes,” are the aggregate fair market values (FMV) listed for each of asset Classes I, II, Ill, IV, V, VI, and VII the amounts agreed upon in your sales contract or in a separate written document?	☐ Yes	☐ No

6

In the purchase of the group of assets (or stock), did the purchaser also purchase a license or a covenant not to compete, or enter into a lease agreement, employment contract, management contract, or similar arrangement with the seller (or managers, directors, owners, or employees of the seller)?

		☐ Yes	☐ No

If “Yes,” attach a schedule that specifies (a) the type of agreement and (b) the maximum amount of consideration (not including interest) paid or to be paid under the agreement. See instructions.

For Paperwork Reduction Act Notice, see separate instructions.	Cat. No. 63768Z	Form 8594 (Rev. 2-2006)

Part III                            Supplemental Statement—Complete only if amending an original statement or previously filed supplemental statement because of an increase or decrease in consideration. See instructions.

7     Tax year and tax return form number with which the original Form 8594 and any supplemental statements were filed.

8 Assets	Allocation of sales price as previously reported	Increase or (decrease)	Redetermined allocation of sales price

Class I	$	$	$

Class II	$	$	$

Class III	$	$	$

Class IV	$	$	$

Class V	$	$	$

Class VI and VII	$	$	$

Total	$	$	$

9      Reason(s) for increase or decrease. Attach additional sheets if more space is needed.

Form 8594 (Rev. 2-2006)

2

EXHIBIT 2.7(a)(i)

Form of Bill of Sale

THIS BILL OF SALE (“Bill of Sale”) made effective as of                .m. (time) on                             , 2011 (the “Effective Time”), by                             , a                   limited liability company (“Seller”) in favor of Granite City Restaurant Operations, Inc., a Minnesota corporation (“Buyer”) and is delivered pursuant and subject to the terms of, that certain Asset Purchase Agreement, dated as of                   , 2011 (the “Purchase Agreement”), by and among Buyer, Seller, Restaurant Entertainment Group, LLC and [Clint R. Field/Eric Schilder (strike as appropriate)].  All capitalized terms used but not otherwise defined in this Bill of Sale shall have the respective meanings given to them in the Purchase Agreement

1.                                       Sale and Transfer of Assets. For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by Section 2.1 of the Purchase Agreement, Seller hereby sells, transfers, assigns, conveys, grants and delivers to Buyer, all of Seller’s right, title and interest in and to all of the Assets, including without limitation the Assets set forth in Annex 1 attached hereto.

2.                                       Further Actions. Seller covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Assets hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of Buyer’s title to the Assets and, at the request of Buyer, to execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably request to more effectively transfer and assign to and vest in Buyer each of the Assets, all at the sole cost and expense of Seller.

3.                                       Power of Attorney. Without limiting Section 2 hereof, Seller hereby constitutes and appoints Buyer the true and lawful agent and attorney in fact of Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Seller but on behalf and for the benefit of Buyer and its successors and assigns, from time to time:

(a)                                  to demand, receive and collect any and all of the Assets and to give receipts and releases for and with respect to the same, or any part thereof;

(b)                                 to institute and prosecute, in the name of Seller or otherwise, any and all proceedings at law, in equity or otherwise, that Buyer or its successors and assigns may deem proper in order to collect or reduce to possession any of the Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

(c)                                  to do all things legally permissible, required or reasonably deemed by Buyer to be required to recover and collect the Assets and to use Seller’s name in such manner as Buyer may reasonably deem necessary for the collection and recovery of same,

Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller.

4.                                       Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to Seller’s representations, warranties, covenants, agreements and indemnities relating to the Assets, in the Master Asset Purchase Agreement of even date by and among Buyer, Seller and the other parties named therein (the “MAPA”), are incorporated herein by this reference. Seller acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement and the MAPA shall not be superseded hereby but shall survive and remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

5.                                       Governing Law.  This Bill of Sale will be governed by and construed and interpreted under the laws of the State of Minnesota, without regard to conflicts of laws principles that would require the application of any other law.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale to be effective as of the Effective Time.

By:
Name:
Its:

EXHIBIT 2.7(a)(ii)

Form of Assignment and Assumption Agreement

This Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) is made and entered into as of                         , 2011, by and between                               , an Ohio limited liability company (“Assignor”), and Granite City Restaurant Operations, Inc., a Minnesota corporation (“Assignee”).

WHEREAS, Assignor, Assignee, Restaurant Entertainment Group, LLC (“REG”), and                        (“Owner”) are parties to that certain Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which Assignee has purchased substantially all of the assets of Assignor; and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignor, as set forth herein;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.                                       Capitalized Terms.  Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Master Asset Purchase Agreement dated November 4, 2011, by and among Assignor, Assignee and the other parties named therein (the “MAPA”).

2.                                       Assignment and Assumption.  Effective as of                      on                              , 2011 (the “Effective Time”), Assignor hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Assignee all of Assignor’s right, title, benefit, privileges and interest in and to the Seller Contracts listed on Schedule 2.4(a) of the MAPA that pertain to the Assets of                 (Name of Restaurant), and all of Assignor’s burdens, obligations and liabilities in connection with, each of the Assumed Liabilities that pertain to the                  Assets.  Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Assignor that arise from and after the Closing of the purchase of the                    Assets, in connection with the Assumed Liabilities.  Assignee assumes no Retained Liabilities nor any other debts, liabilities and obligations of Assignor that are not Assumed Liabilities, and the parties hereto agree that all Retained Liabilities and such other debts, liabilities, or obligations of Assignor that are not Assumed Liabilities shall remain the sole responsibility of Assignor.

3.                                       Terms of the Purchase Agreement.  The terms of the Purchase Agreement, including but not limited to Assignor’s representations, warranties, covenants, agreements and indemnities relating to the Assets in the MAPA and relating to the Assumed Liabilities, are incorporated herein by this reference.  Assignor

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acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement and the MAPA shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.                                       Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

5.                                       Governing Law.  This Assignment and Assumption Agreement will be governed by and construed and interpreted under the laws of the State of Minnesota, without regard to conflicts of laws principles that would require the application of any other law.

6.                                       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both Assignor and Assignee and their respective successors and permitted assigns.

7.                                       Amendments.  This Assignment and Assumption Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

8.                                       Counterparts.  This Agreement may be executed in counterparts (including by means of facsimile), each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.  Executed counterparts to this Agreement may be delivered by any party via telecopy transmission, provided that the transmitting party retains confirmation of successful transmission.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written, to be effective as of the Effective Time.

ASSIGNOR:	ASSIGNEE:

Granite City Restaurant Operations, Inc.

By:	By:
Name:	Name:
Its:	Its:

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EXHIBIT 2.7(a)(iii)

Form of Assignment and Assumption of Lease

This Assignment and Assumption of Lease (this “Agreement”), is made and entered into as of                      , 2011 (“Effective Date”), by and among                                    (“Assignor”), Granite City Restaurant Operations, Inc., a Minnesota corporation (“Assignee”), and                                        (“Landlord”).  Assignor, Assignee and Landlord are referred to collectively herein as the “Parties.”

WITNESSETH:

WHEREAS, Assignor, as “Tenant,” and Landlord, as “Landlord,” are parties to that lease dated                    (the “Lease”), presently covering certain premises (the “Premises”) located at                                             , a copy of which Lease is attached hereto as Exhibit A; and

WHEREAS,                          (“Guarantor”) has guaranteed the Assignor’s obligations under the Lease pursuant to a Guaranty dated                          (the “Guaranty”); and

WHEREAS, Assignor, as “Seller,” and Assignee, as “Buyer,” are parties to a Master Asset Purchase Agreement dated November 4, 2011 (the “Purchase Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Assignee will purchase substantially all of the assets and assume certain of the liabilities of Assignor, including all of Assignor’s right, title and interest in, under and to the Lease; and

WHEREAS, simultaneously with the closing of the transactions contemplated by the Purchase Agreement, the Parties mutually desire (a) that Assignor assign all of its right, title and interest in, under and to the Lease to Assignee, and (b) that Landlord consent to the assignment contemplated hereby, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and adequacy of which are expressly acknowledged, the Parties agree as follows:

1.                                       Assignment and Assumption.

(a)                                  Effective as of the Effective Date, Assignor hereby assigns, transfers and sets over unto Assignee all of Assignor’s right, title and interest in, under and to (i) the Lease and (ii) the aggregate security deposit heretofore made by Assignor pursuant to the Lease. Assignor will deliver possession of the Premises to Assignee on the Effective Date.

(b)                                 Assignee hereby accepts the foregoing assignment and hereby agrees to perform all of the terms and conditions of the Lease to be performed on the part of Assignor and assumes all of the liabilities and obligations of Assignor under the Lease, as amended hereby, arising or accruing on or after the Effective Date, including, without limitation, liability for the payment of rent and for the due performance of all the terms, covenants and conditions of the tenant pursuant to the Lease as amended hereby.

2.                                       Consent to Assignment. Effective as of the Effective Date, Landlord hereby (a) consents to the assignment effected hereby and (b) agrees to recognize Assignee as the tenant under the Lease and thereby establish direct privity of estate and privity of contract with Assignee; and (c) releases Assignor and Guarantor from their respective obligations and liabilities accruing after the Effective Date under the Lease and Guaranty.

3.                                       Change of Tenant’s Name. Assignee and Landlord acknowledge that, shortly after the Effective Date or any time thereafter, Assignee may change its name and that such name change shall not require any amendment to or otherwise affect the Lease.  Assignee will notify Landlord in writing of the name change promptly after it occurs for purposes of future notices under the Lease.

4.                                       Landlord Estoppel.  Landlord represents as follows:

(a)                                  Exhibit A attached hereto constitutes a true, correct and complete copy of the Lease in effect as of the date hereof, including any and all amendments to the Lease.  All references to the “Lease” refer to the Lease as amended by the amendments, if any, included in Exhibit A and Exhibit B unless the context requires otherwise.  The Lease is in full force and effect and has not been amended, modified, supplemented or superseded.  There are no understandings, contracts, agreement or commitments of any kind whatsoever with respect to the Premises, except as expressly provided in the Lease.

(b)                                 Tenant has paid $                     as a security deposit to Landlord pursuant to the terms of the Lease.

(c)                                  The Base Rent is currently $                           per month and has been paid through                                           , 2011.

(d)                                 There exists no uncured Event of Default, nor, to Landlord’s knowledge, any event which with the giving of notice or passage of time or both would constitute an Event of Default under the Lease.

(e)                                  The Lease is hereby amended in accordance with Exhibit B attached hereto effective on the Effective Date.

5.                                       Miscellaneous.

(a)                                  Capitalized terms.  Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Lease.

(b)                                 Headings. The section headings used herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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(c)                                  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ASSIGNOR:	LANDLORD:

By:	By:
Name:	Name:
Title:	Title:

ASSIGNEE:

Granite City Restaurant Operations, Inc.

By:
Name:
Title:

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EXHIBIT 2.7(a)(viii)

Form of Noncompetition, Nondisclosure, and Noninterference Agreement

This Noncompetition, Nondisclosure, and Noninterference Agreement (this “Agreement”) is made as of November     , 2011, by and among Granite City Restaurant Operations, Inc., a Minnesota corporation (“Buyer”), and Clint R. Field (“Owner”).

RECITALS

A.            Concurrently with the execution and delivery of this Agreement, Buyer has entered into a Master Asset Purchase Agreement dated November 4, 2011 (the “Purchase Agreement”) relating to the purchase of substantially all of the Assets and the goodwill of seven (7) restaurants (the “Restaurants”) operated by Seller under the service mark, CADILLAC RANCH ALL-AMERICAN BAR & GRILL, or variants thereof.  Section 2.7(a)(viii) of the Purchase Agreement requires that noncompetition agreements be executed and delivered by Seller, each Owner, Jon H. Field, and Joel A. Field at the Closing.

B.            Owner owns all the issued and outstanding equity interests of Restaurant Entertainment Group, LLC (“REG”), CR Minneapolis, LLC (“CR Minneapolis”), and other Seller Entities described in the Purchase Agreement.

C.            CR Minneapolis operates the Restaurant located at the Mall of America (“MOA”) and REG has management contracts to manage MOA.

AGREEMENT

The parties, in consideration of Buyer’s agreement to purchase the Assets of the Restaurants and the consideration received by Owner under the Purchase Agreement, agree as follows:

1.                                       DEFINITIONS

“Confidential Information” is defined in Section 2.

Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

2.                                       ACKNOWLEDGMENTS BY OWNER

Owner acknowledges that Owner has occupied a position of trust and confidence with Seller prior to the date hereof and has had access to and has become familiar with the following, any and all of which constitute confidential information of Seller (collectively the “Confidential Information”): (a) any and all trade secrets concerning the business and affairs of Seller, methods, recipes and ingredient lists, menus, techniques, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, market studies, business plans, computer software and programs (including object code and source code), database technologies, systems, devices, know-how, discoveries, and concepts of Seller and any other information, however documented, of Seller that is a trade secret within the meaning of the Uniform Trade Secrets Act or under other applicable law; (b) any and all information concerning the business of the Restaurants (which includes without limitation historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, purchasing methods and techniques and manuals); and (c) any and all notes, analyses, compilations, studies, summaries and other material prepared by or for Seller containing or based, in whole or in part, upon any information included in the foregoing.

Owner acknowledges that (a) Buyer has required that Owner make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to Buyer’s purchase of the MOA Assets; (b) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve Buyer’s interests in and right to the use and operation of the MOA Assets from and after Closing of the purchase of the MOA Assets; and (c) Buyer would be irreparably damaged if Owner were to breach the covenants set forth in Sections 3 and 4 of this Agreement.

3.                                       CONFIDENTIAL INFORMATION

Owner acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Assets. Therefore, Owner hereby agrees not to disclose to any unauthorized Persons or use for his own account or for the benefit of any third party any Confidential Information relating to MOA, whether or not such information is embodied in writing or other physical form or is retained in Owner’s memory, without Buyer’s written consent, unless and to the extent that such Confidential Information is or becomes generally known to and available for use by the public other than as a result of Owner’s fault or the fault of any other Person bound by a duty of confidentiality to Buyer, Seller or REG.  Owner agrees to deliver to Buyer at the time of execution of this Agreement, and at any other time Buyer may request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), that contain Confidential Information relating to MOA and any other Confidential Information relating to MOA that Owner may then possess or have under his control.

4.                                       NONCOMPETITION AND NONINTERFERENCE

As an inducement to Buyer to enter into the Purchase Agreement and as additional consideration for the consideration to be paid to Owner under the Purchase Agreement, Owner agrees that:

(a)                                  For a period of twenty-four (24) months after the Closing of the purchase of the MOA Assets:

(i)                                     Owner will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, or render

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services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in the operation of a restaurant business whose products or activities compete in whole or in part with the business in which the Assets were used prior to the Closing or may be used thereafter, within a ten (10) mile radius of the MOA Restaurant location (the “Noncompetition Area”).  Notwithstanding the foregoing, if Owner shall operate a Competing Restaurant Business at the time of Owner’s execution of this Agreement, Owner shall notify Buyer, and Owner shall cause such Competing Restaurant Business to be materially differentiated from the style of the Cadillac Ranch restaurants currently operated by Seller and Owner.  Owner agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(ii)                                  Owner agrees not to, directly or indirectly, (A) induce or attempt to induce any employee of Seller who becomes an employee of Buyer in connection with the purchase of the Assets to leave the employ of Buyer; (B) in any way interfere with the relationship between Buyer and any such employee of Buyer; or (C) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of Buyer.

(iii)                               Owner agrees not to, directly or indirectly, cause, induce or attempt to cause or induce any supplier, licensee, licensor, franchisee, consultant, Person or other business relation of Buyer to cease doing business with Buyer, or in any way interfere with its relationship with Buyer;

(b)                                 In the event of a breach by Owner of any covenant set forth in Subsection 4(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach;

(c)                                  Owner will not, at any time during or after the twenty-four month period, disparage Buyer, the Assets, the business formerly conducted by Seller, the business conducted by Buyer using the Assets or any shareholder, director, officer, employee or agent of Buyer;

(d)                                 Buyer will not, at any time during or after the twenty-four month period, disparage Owner, Seller, the Assets, the business formerly conducted by Owner or Seller, or any shareholder, director, officer, employee or agent of Owner or Seller;

(e)                                  Owner will, for a period of twenty-four months after the Closing of the purchase of the MOA Assets, within ten days after accepting any employment, consulting engagement, engagement as an independent contractor, partnership or other association, advise Buyer of the identity of

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the new employer, client, partner or other Person with whom Owner has become associated. Buyer may serve notice upon each such Person that Owner is bound by this Agreement and furnish each such Person with a copy of this Agreement or relevant portions thereof;

(f)                                    Owner may establish restaurants outside of the Noncompetition Area that have a casual dining environment and trade dress similar to the Restaurants so long as such restaurants do not have signage, trademarks or names that are the same or similar to the Restaurants;

(g)                                 The continued ownership and operation of the Steelhouse restaurant by Jon H. Field, who is a Related Person to the undersigned, in Pittsburgh, Pennsylvania, shall not be deemed to be a Competing Restaurant Business for purposes of this Agreement, and shall be excluded from the noncompetition provisions set forth in Section 4(a) above, so long as such restaurant continues to be operated under the name “Steelhouse” or any other name that does not include the words “Cadillac,” “Ranch” or any variations thereof;

(h)                                 Owner’s ownership or operation of any Nightclub shall not be deemed to be a Competing Restaurant Business for purposes of this Agreement, and shall be excluded from the noncompetition provisions set forth in Section 4(a) above, so long as the Nightclub is not located within a 10 mile radius of the Indianapolis, Indiana metropolitan area.  For purposes of this Agreement, the term “Nightclub” shall be defined as any establishment that (A) generates at least 80% of its gross revenues from the sale of beer, wine and alcohol, (B) provides music and space for dancing, and (C) requires its customers to pay a cover charge; and

(i)                                     Owner can continue to own and operate any restaurants that use the Marks or Trade Dress of the Restaurants until such time as Buyer has closed on the purchase of the Assets of at least five of the Restaurants, provided that within 60 days after the closing of the purchase of such five or more Restaurants, the undersigned will cause the name of any restaurants he owns or operates to be changed to include names and marks that do not include the words “Cadillac,” “Ranch” or any variations thereof.

5.                                       REMEDIES

If Owner breaches the covenants set forth in Sections 3 or 4 of this Agreement, Buyer will be entitled to the following remedies:

(a)                                  Damages from Owner, as the case may be;

(b)                                 To offset against any and all amounts owing to Seller under the Purchase Agreement and any and all amounts that Buyer claims under Subsection 5(a) of this Agreement; and

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(c)                                  In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Buyer and would be an inadequate remedy for such breach.

(d)                                 The rights and remedies of the parties to this Agreement are cumulative and not alternative.

6.                                       SUCCESSORS AND ASSIGNS

This Agreement will be binding upon Buyer and Owner and will inure to the benefit of Buyer and its affiliates, successors and assigns.

7.                                       WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged, in whole or in part, by a waiver or renunciation of the claim or right except in writing; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party, or of the right of the party giving such notice or demand to require the other party, to take further action without notice or demand as provided in this Agreement.

8.                                       GOVERNING LAW

This Agreement will be governed by the laws applied by courts of the State of Minnesota to contracts entered into within that state by parties residing within that state and having no connection to any other state.

9.                                       JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Minnesota, County of Hennepin or, if it has or can acquire jurisdiction, in the United States District Court for the District of Minnesota, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

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10.                                 SEVERABILITY

Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Owner to the greatest extent permissible.

11.                                 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.                                 SECTION HEADINGS, CONSTRUCTION

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “Including” does not limit the preceding words or terms.

13.                                 NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt), provided that a copy is also promptly mailed by registered mail, return receipt requested; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

To Owner:

c/o: Restaurant Entertainment Group

Address: 6728 Hyland Croy Rd

Dublin, OH 43016

Attention:  Clint Field

Fax no.: 614-760-9793

E-mail address: clint.field37@gmail.com

with a copy to: Kephart Fisher LLC

Attention: David Fisher

207 N Fourth St.

Columbus, Ohio 43215

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Fax no.: 614-469-1887

E-mail address: davidfisher@kephartfisher.com

Buyer: Granite City Restaurant Operations, Inc.

Attention: Robert J. Doran, Chief Executive Officer

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

Fax no.: (952) 215-0671

E-mail address: rjdoran@gmail.com

with a copy to: Briggs and Morgan, P.A.

Attention: Avron Gordon

2200 IDS Center

80 S 8th Street

Minneapolis, MN 55402

Fax no.: (612) 977-8560

E-mail address: agordon@briggs.com

14.                                 ENTIRE AGREEMENT

This Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BUYER:	OWNER:

Granite City Restaurant Operations, Inc.

By:	Clint R. Field
Name:
Title:

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EXHIBIT 2.7(a)(ix)

Form of Escrow Agreement

ESCROW AGREEMENT

This Escrow Agreement (“Agreement”) is made as of November    , 2011, by Granite City Restaurant Operations, Inc., a Minnesota corporation (“Buyer”), the sellers listed on the signature pages hereto (each, a “Seller Entity,” and collectively “Seller”), Restaurant Entertainment Group, LLC, an Ohio limited liability company (“REG”), and Clint R. Field, a resident of Union County, Ohio and Eric Schilder, a resident of Marion County, Ohio (“Owners,” and together with Seller and REG, the “Selling Parties”), Clint R. Field as the Selling Parties Representative, and CSC Trust Company of Delaware, a Delaware corporation, as escrow agent (together with its successors in such capacity, the “Escrow Agent”).

A.           This is the Escrow Agreement is executed and delivered pursuant to the terms of the Master Asset Purchase Agreement, dated November    , 2011, between Buyer and the Selling Parties (the “Master Purchase Agreement”), and a separate Purchase Agreement dated November    , 2011, between Granite City Restaurant Operations, Inc., CR Minneapolis, LLC and REG, relating to the MOA Assets (the “MOA Purchase Agreement” and together with the Master Purchase Agreement, the “Purchase Agreement”).

B.             Capitalized terms used in this Agreement without definition have the respective meanings given to them in the Purchase Agreement.

In consideration of the foregoing, the parties, intending to be legally bound, agree as follows:

1.                                      ESTABLISHMENT OF ESCROW ACCOUNTS

(a)                                  Escrow; Separate Accounts for each Seller Entity.  An escrow (the “Escrow Fund”) is hereby established under this Agreement for the purpose of providing a source of funding for any amount due or payable pursuant to the Purchase Agreement.  A separate account shall be maintained for each Seller Entity under each of the separate escrow accounts maintained for Buyer and Seller and described in Paragraph 1(b) below.  Prior to the Closing of the purchase of the Assets of the remaining Restaurants, the parties will establish and deliver to the Escrow Agent a schedule of the percentage allocation of the Escrow Fund to each Seller Entity (“Allocation Schedule”) along with a notification of the Closing Date.  For purposes of this Agreement, the Escrow Fund shall refer to the aggregate of the Seller Entities’ accounts collectively.

(b)                                 Separate Escrow Sub-Accounts.  The Escrow Fund for each Seller Entity shall be divided into two sub-accounts, Account No. 1 and Account No. 2.  Account No. 1 shall contain the Purchase Price as adjusted by the Adjustment Amount.  Account No. 2 shall contain the Holdback Amount for the purchase of the Assets of each Restaurant as defined in the Purchase Agreement.  Buyer and Seller shall designate the account in a joint notice delivered to the Escrow Agent the sub-account in which funds transmitted to Escrow Agent shall be deposited.

(c)                                  Transfer of MOA Purchase Price.  Pursuant to the MOA Purchase Agreement, Buyer has agreed to buy and Seller has agreed to sell those certain assets of CR Minneapolis, LLC (the “MOA Assets”) for a total purchase price (the “MOA Purchase

Price”) of One Million Four Hundred Thousand Dollars and No/Cents ($1,400,000.00).  Upon satisfaction of all conditions to Closing in the Purchase Agreement, Buyer will transfer to Escrow Agent the MOA Purchase Price to be deposited in the Escrow Fund and segregated in Account No. 1 and Account No. 2 as follows:

(i)                                     Account No. 1 shall be in the initial amount of Seven Hundred Fifty Thousand Dollars and No/Cents ($750,000) and shall be equal to the MOA Purchase Price minus the MOA Holdback Amount.  Account No. 1 may be increased as agreed upon by Buyer and Seller (with such information to be provided to Escrow Agent in a joint written notice) for the amount of Inventory and petty cash in the MOA Restaurant purchased by Buyer; and

(ii)                                  Account No. 2 shall consist of the MOA Holdback Amount and equal Six Hundred Fifty Thousand Dollars and No/Cents ($650,000.00).

(d)                                 Additional Deposits. Pursuant to the Master Purchase Agreement, Buyer has agreed to buy and Seller has agreed to sell Assets of those Restaurants which shall be determined by the parties at the Closing of the Master Purchase Agreement.  The Purchase Price for the Assets of each individual Restaurant will be determined pursuant to Section 2.3(a) of the Master Purchase Agreement (the “Restaurants Purchase Price”).  Upon satisfaction of all conditions to Closing in the Purchase Agreement, Buyer will transfer to Escrow Agent the Restaurants Purchase Price to be deposited in the Escrow Fund as follows:

(i)                                     Account No. 1 shall equal the Restaurants Purchase Price minus the Holdback Amount.  Account No. 1 may be increased as agreed upon by Buyer and Seller (with such information to be provided to Escrow Agent in a joint written notice) for the amount of Inventory and petty cash in the Restaurants purchased by Buyer; and

(ii)                                  Account No. 2 shall consist of the Holdback Amount as described in Paragraph 4 of this Agreement.

(e)                                  Escrow Agent Acknowledgement.  Escrow Agent shall acknowledge receipt of the MOA Purchase Price and future deposits into the Escrow Fund.  Escrow Agent agrees to act as escrow agent and to hold, safeguard, and disburse the MOA Purchase Price and the Restaurants Purchase Price (together, the “Purchase Price”), and the Holdback Amount pursuant to the terms and conditions of this Agreement.

(f)                                    Obligations Joint and Several.  The Selling Parties and REG agree that in consideration of Buyer’s agreement to purchase the Assets of the Selling Parties, that if the amount in any separate account under Account No. 1 or Account No. 2 is insufficient to satisfy a Claim against or obligation of a Seller Entity, such Claim or obligation shall be satisfied from the accounts of all other Selling Parties on a pro-rata basis based upon the ownership allocations set forth in a joint written instruction provided to the Escrow Agent.

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(g)                                 Funding prior to Closing.  The parties hereto agree that Buyer may transfer to Escrow Agent the Purchase Price for the MOA Assets or the Purchase Price for Assets of the remaining Restaurants in connection with the second Closing prior to the actual Closing proceedings.  If such funding occurs, the parties agree that in the event that Closing does not occur, all such pre-funded amounts shall, upon the request of Buyer, be returned to Buyer.

2.                                      DISBURSEMENT OF FUNDS IN ACCOUNT NO. 1

(a)                                  Disbursements from Account No. 1 shall be authorized by Seller and Buyer to satisfy the claims and liabilities of Seller as described in Section 2.3(d) of the Master Purchase Agreement.  At the Closing of the purchase of the Assets of each Restaurant, Buyer and Seller shall have received the Payoff Letters from each of such creditors of Seller indicating the Payoff Amount to repay in full Seller’s obligations to such creditor and wire transfer instructions.  Buyer and Selling Parties Representative shall in writing jointly instruct the Escrow Agent to pay such creditors of Seller with the funds contained in Account No. 1, in accordance with the Payoff Letters.

(b)                                 For a period of sixty (60) days after the Closing on the purchase of Assets from a Seller Entity pursuant to the Purchase Agreement, Selling Parties Representative shall have the right to present to Buyer and Escrow Agent written evidence of final settlement of any account payable or liability of a Seller Entity described in Section 2.3(d) of the Master Purchase Agreement that has been settled and compromised for less than the full amount due. Upon Buyer’s written Notice (defined below) to Escrow Agent consenting to such disbursement and Escrow Agent’s receipt of such evidence, Escrow Agent shall disburse from Account No. 1 allocated to such Seller Entity the amount of such settled and compromised obligation at set forth in Buyer’s Notice. On the first business day following such sixty (60) day period or such earlier time as specified by Buyer in writing, any account payable or liability of a Seller Entity that has not been so settled or compromised shall be paid in full by the Escrow Agent in accordance with a Buyer’s Notice, and any amount remaining in Account No. 1 allocated to such Seller Entity shall be promptly paid by Escrow Agent to the applicable Seller Entity in accordance with the allocations set forth in a joint written instruction provided to the Escrow Agent.

(c)                                  At any time from and after the Closing Date, Buyer and Seller may mutually determine the approximate total of Seller’s outstanding obligations and may agree that an amount in excess of such total be disbursed to Seller from Account No. 1.  Buyer and Seller shall jointly instruct the Escrow Agent in writing of such amount to be disbursed to Seller.

3.                                      CLAIMS AGAINST ACCOUNT NO. 2

(a)                                  Buyer may give written notice (a “Notice”) to the Selling Parties’ Representative and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a “Claim”) it may have under Article 11 of the Purchase Agreement against the Holdback Amount in Account No. 2.  Buyer may make more than one Claim with respect to any underlying state of facts.  If the Selling Parties Representative gives written notice

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to Buyer and Escrow Agent disputing any portion of a Claim (a “Counter Notice”) within 30 days of the date of the Escrow Agent’s receipt of a Notice regarding such Claim, such Claim shall be paid as provided in Paragraph 3(b).  If the Selling Parties Representative does not provide a Counter Notice with regard to any portion of the Claim within such 30-day period, the dollar amount of the undisputed portion of the Claim as set forth in the Notice shall be deemed established for purposes of this Escrow Agreement and the Purchase Agreement, and, on the first business day following such 30-day period, Escrow Agent shall promptly pay to Buyer in accordance with written payment instructions provided to the Escrow Agent the undisputed dollar amount claimed in the Notice from (and only to the extent of) the account of the Escrow Fund as specified in the Notice.  Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Purchase Agreement.

(b)                                 If a Counter Notice is given disputing any portion of the Claim, Escrow Agent shall make payment with respect to such portion of the Claim only in accordance with (i) joint written instructions of Buyer and the Selling Parties Representative, or (ii) a final nonappealable order of a court of competent jurisdiction.  Escrow Agent shall act on such written instructions or court order without further question.

4.                                      DISBURSEMENT OF HOLDBACK AMOUNT IN ACCOUNT NO. 2

(a)                                  Disbursement Instructions.  All disbursements from the Holdback Amount in Account No. 2, except any distributions made pursuant to Section 3(a) will be made in accordance with written disbursement instructions from Buyer and Selling Parties Representative and delivered to Escrow Agent.

(b)                                 Disbursement upon Closing of MOA Assets.  Upon the written instruction and direction of Buyer and Selling Parties Representative, Escrow Agent shall distribute and release a portion of the MOA Holdback Amount in Account No. 2 to those creditors of CR Minneapolis, LLC described in Section 2.3(c) of the MOA Purchase Agreement in an amount not to exceed $355,744.  If the parties do not consummate the purchase of the Assets of the remaining Restaurants as set forth in Section 2.3(d) of the MOA Purchase Agreement, the remaining balance of the MOA Holdback Amount in Account No. 2 shall be disbursed to Buyer upon the joint written instructions of Buyer and Selling Parties Representative.  If the parties consummate the purchase of the Assets of the remaining Restaurants, the disbursement of the MOA Holdback Amount to Seller shall be governed by Paragraph 4(c) below.

(c)                                  Disbursement of Funds upon Second Closing of Purchase of Assets Relating to Remaining Restaurants.  The Holdback Amount for the purchase of remaining Assets of the Seller Entities at the second Closing (excluding the MOA Assets) shall be (i) twenty percent (20%) of the Purchase Price if the Assets of all seven (7) remaining Restaurants (in addition to the Assets of MOA and including Annapolis) are purchased; (ii) seventeen and one-half percent (17.5%) of the Purchase Price if the Assets of six (6) remaining Restaurants (in addition to the Assets of MOA but excluding Hallandale or Annapolis) are purchased; and (iii) fifteen percent (15%) of the Purchase Price if the Assets of five (5) remaining Restaurants or less (in addition to the Assets of MOA but

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excluding Hallandale and Annapolis) are purchased.  The aggregate Holdback Amount for all Assets purchased under the Purchase Agreement includes the amount of the MOA Holdback.  Provided that Buyer has not given Notice of any Claims, Escrow Agent shall distribute and release the funds contained in Account No. 2 as specified on Schedule A and pursuant to the Allocation Schedule in accordance with joint written payment instructions provided to the Escrow Agent by Buyer and Selling Parties Representative and subject to the limitations set forth below.  The minimum balance of Account No. 2 shall be as set forth on Schedule A.

(i)                                     on July 1, 2013 (the “Termination Date”), the balance of any remaining funds in Account No. 2 shall be paid to Seller in accordance with joint written payment instructions provided to the Escrow Agent by Buyer and Selling Parties Representative, subject to a reserve for payment of pending, contingent or disputed Claims (“Pending Claims”) in existence on the Termination Date, as reasonably agreed upon by the parties.  If the parties cannot agree upon the amount to remain in Account No. 2 for Pending Claims, the amount reserved in Account No. 2 shall be no less than 200% of the amount of any Pending Claims.

(ii)                                  For all distributions of Account No. 2 under this Paragraph 4(c), the balance of Account No. 2 shall be calculated to exclude any amounts reasonably reserved to pay Pending Claims and such distribution shall be allocated in accordance with the percentages set forth on the Allocation Schedule.

5.                                      INVESTMENT OF ESCROW FUND

(a)                                  Except as Buyer and the Selling Parties Representative may from time to time jointly instruct Escrow Agent in writing, the Escrow Fund shall be invested from time to time, to the extent possible, in BlackRock T-Fund Cash Management Class (the “Share Class”), an institutional money market mutual fund for which the Escrow Agent serves as shareholder servicing agent and/or custodian or subcustodian.  The parties hereto: (i) acknowledge Escrow Agent’s disclosure of the services the Escrow Agent is providing to and the fees it receives from BlackRock; (ii) consent to the Escrow Agent’s receipt of these fees in return for providing shareholder services for the Share Class; and (iii) acknowledge that the Escrow Agent has provided on or before the date hereof a BlackRock T-Fund Cash Management Class prospectus which discloses, among other things, the various expenses of the Share Class and the fees to be received by the Escrow Agent.  Escrow Agent is authorized to liquidate, in accordance with its customary procedures, any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement.  Escrow Agent is authorized to liquidate, in accordance with its customary procedures, any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement.  Escrow Agent is authorized to execute purchases and sales of any such investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.

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(b)                                 Any interest earned on the Escrow Fund shall be credited to the applicable account.  Interest or other earnings associated with Escrow Fund shall be disbursed as part of the applicable account in accordance with this Escrow Agreement.

6.                                      DUTIES OF ESCROW AGENT

(a)                                  The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied.  Escrow Agent shall not be liable for actions or omissions under this Agreement, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent in a court of competent jurisdiction.  Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  The other parties shall jointly and severally indemnify and hold harmless Escrow Agent and its directors, officers, agents and employees (and any successor Escrow Agent) from and against, and shall pay to Escrow Agent the amount of, and reimburse Escrow Agent for, any and all losses, liabilities, claims, actions, damages, and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement.  The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder to Escrow Agent.

(b)                                 Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument, or other writing delivered to it pursuant to this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof.  Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.  Escrow Agent may conclusively presume that the representative of any party to this Agreement has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

(c)                                  The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it.  Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(d)                                 Except as set forth in Paragraph 6(a), Escrow Agent does not have any interest in the Escrow Fund but is serving as escrow holder only and has only possession thereof.  Any payments of income from the Escrow Fund shall be subject to withholding

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regulations then in force with respect to United States taxes.  The parties will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification or nonresident alien certifications.

(e)                                  Escrow Agent may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by Buyer and the Selling Parties Representative in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement.  The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction), or (ii) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties.  If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties or a final nonappealable order of a court of competent jurisdiction.

(f)                                    In the event of any disagreement among the other parties resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take under this Agreement, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received (i) joint written instructions of Buyer and the Selling Parties Representative, or (ii) a final nonappealable order of a court of competent jurisdiction.  Escrow Agent shall act on such written instructions or court order without further question.

(g)                                 Buyer and Seller shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent under this Agreement as set forth in Schedule B and agree to reimburse Escrow Agent for all reasonable expenses, disbursements, and advances incurred or made by Escrow Agent in the performance of its duties (including reasonable fees, expenses, and disbursements of its counsel).  Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne 50% by Buyer and 50% by the Selling Parties Representative in its representative capacity.  Any fees or expenses of Escrow Agent or its counsel that are not paid as provided for in this Agreement may be taken from any property held by Escrow Agent under this Agreement.

(h)                                 In the event that (i) any dispute shall arise between the parties with respect to the disposition or disbursement of the Escrow Fund, or (ii) Escrow Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement, whether because of conflicting demands by the other parties or otherwise, Escrow Agent shall be permitted to interplead the Escrow Fund held under this Agreement into a court of competent jurisdiction and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets.  The parties other than Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute without making Escrow Agent a party to same.

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(i)                                     Escrow Agent shall have only those duties as are specifically provided in this Agreement, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the other parties.  Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document between the other parties in connection herewith, including the Purchase Agreement.  This Agreement sets forth all matters pertinent to the escrow contemplated by this Agreement, and no additional obligations of Escrow Agent shall be inferred from the terms of this Agreement or any other agreement.

(j)                                     This Paragraph 6 shall survive notwithstanding any expiration or termination of this Agreement or the resignation of Escrow Agent.

7.                                      OWNERSHIP FOR TAX PURPOSES

For purposes of federal and other taxes based on income, Seller will be treated as owner of the Escrow Fund and shall report all income, if any, that is earned on, or derived from, the Escrow Fund as its income and in the taxable year or years in which such income is properly includible, and pay any taxes attributable thereto.  All interest or other income earned under the Escrow Agreement shall be allocated to each Seller Entity in accordance with the ownership percentages set forth in the Allocation Schedule and reported, to the extent required by law, by the Escrow Agent to the IRS or any other taxing authority, as applicable, on IRS form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Fund by the Seller whether or not said income has been distributed during the year.  Any other tax returns required to be filed will be prepared and filed by the Seller with the IRS and any other taxing authority as required by law including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”).  The parties hereto acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting with respect to the Escrow Fund.  The Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities as it determines may be required by any law or regulation in effect at the time of the distribution.

8.                                      NO TRANSFER OR ENCUMBRANCE; SECURITY INTEREST

(a)                                  Neither the Escrow Fund nor any beneficial interest therein may be pledged, encumbered, sold, assigned, or transferred (including any transfer by operation of law) by any of the Selling Parties, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Selling Parties, prior to the delivery of such Escrow Fund to the Selling Parties Representative by the Escrow Agent in accordance with this Agreement.

(b)                                 The parties acknowledge and agree that Seller’s interest in the Escrow Fund is merely a contingent right to payment from the Escrow Fund, and that neither a voluntary or involuntary case under any applicable bankruptcy, insolvency, or similar law nor the appointment of a receiver, trustee, custodian, or similar official in respect of any Selling Party (any of which, a “Bankruptcy Event”) shall increase such Selling Party’s interest in

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the Escrow Fund or affect, modify, convert, or otherwise change any right such Selling Party or its estate may have to the Escrow Fund.  Accordingly, in order to assure the foregoing result even if it is determined by a court of competent jurisdiction (whether or not in connection with a Bankruptcy Event) that a Selling Party has an interest in the Escrow Fund that is greater than a contingent right of payment from the Escrow Fund payable only in accordance with the provisions of this Agreement, each Selling Party hereby grants to Buyer, jointly and severally, effective as of the date of this Agreement, a security interest in, and hereby pledges and assigns to Buyer, all of such Selling Party’s right, title, and interest in the Escrow Fund (except for such Selling Party’s contractual rights thereto under this Agreement) to secure Buyer’s rights in such Selling Party’s obligations under this Agreement.  Escrow Agent acknowledges that Buyer has a security interest in the Escrow Fund, and all funds and instruments comprising the Escrow Fund from time to time, and Escrow Agent is maintaining the Escrow Fund subject to such security interest.  The parties agree that this Paragraph 7(b) shall establish “control,” as defined in Sections 9-104 and 8-106 of the Uniform Commercial Code (the “UCC”), as enacted in the State of Minnesota, and as amended from time to time, of the Escrow Fund, which control is effective to perfect Buyer’s security interest in the Escrow Fund.  For purposes of giving effect to such control, the parties agree that, if Escrow Agent shall receive any Notice from Buyer given in strict accordance with Paragraph 3 hereof, regarding disposition of the Escrow Fund after Buyer has failed to receive any payment required to be made to it pursuant to Paragraph 3, Escrow Agent shall comply with such Notice without further consent by the Selling Parties or any other person, provided that this provision shall in no way diminish or affect any rights which the Selling Parties may have or be entitled to pursue against Buyer for taking action in violation of other provisions of this Agreement or the Purchase Agreement.  Escrow Agent and Selling Parties shall take all actions as may be reasonably requested in writing of it by Buyer to perfect or maintain the security interest created by the Selling Parties in the Escrow Fund.  Buyer is authorized by the other parties to file UCC financing statements to perfect Buyer’s security interest, with or without execution by the other parties, to the extent permitted by applicable law.  Such security interest shall automatically be released with respect to any funds properly distributed from the Escrow Fund pursuant to the terms of this Agreement.  Buyer agrees to execute such instruments of release and termination of the security interest granted under this Agreement with respect to any funds properly distributed from the Escrow Fund and received by the Selling Parties Representative pursuant to the terms hereof, as may be reasonably requested.

9.                                      MISCELLANEOUS

(a)                                  Entire Agreement.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(b)                                 Modification.  This Agreement may only be amended, supplemented, or otherwise modified by a writing executed by the parties.

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(c)                                  Assignments and Successors.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights under this Agreement to any financial institution providing financing in connection with the purchase of the Assets.  Any purported assignment of rights or delegation of obligations in violation of this Paragraph 9(c) will be void.  Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and permitted assigns of the parties.

(d)                                 No Third-Party Rights.  No Person other than the parties hereto will have any legal or equitable right, remedy, or claim under or with respect to this Agreement.  This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a party to this Agreement.

(e)                                  Governing Law.  All matters relating to or arising out of this Agreement and the rights of the parties (whether sounding in contract, tort, or otherwise) will be governed by and construed and interpreted under the laws of the State of Minnesota, without regard to conflicts of laws principles that would require the application of any other law.

(f)                                    Remedies Cumulative.  The rights and remedies of the parties are cumulative and not alternative.

(g)                                 Jurisdiction; Service of Process.  Except as otherwise provided in this Agreement, any Proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of Minnesota, County of Hennepin, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Minnesota, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court.  Each party acknowledges and agrees that this Paragraph 9(g) constitutes a voluntary and bargained-for agreement between the parties.  Process in any Proceeding referred to in the first sentence of this Paragraph 9(g) may be served on any party anywhere in the world.  Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Paragraph 9(k).  Nothing in this Paragraph 9(g) will affect the right of any party to serve legal process in any other manner permitted by law or at equity.

(h)                                 Waiver of Jury Trial.  EACH PARTY, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

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(i)                                     Attorneys’ Fees.  In the event any Proceeding is brought in respect of this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and other costs incurred in such Proceeding, in addition to any relief to which such party may be entitled.

(j)                                     No Waiver.  Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Legal Requirements, (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a party, in whole or in part, unless made in a writing signed by such party, (ii) a waiver given by a party will only be applicable to the specific instance for which it is given, and (iii) no notice to or demand on a party will (A) waive or otherwise affect any obligation of that party, or (B) affect the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(k)                                  Notices.  All notices and other communications required or permitted by this Agreement will be in writing and will be effective, and any applicable time period shall commence when (i) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid), addressed to the following address, or (ii) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or Person as a party may designate by notice to the other parties):

Selling Parties Representative:

Clinton R. Field

c/o: Restaurant Entertainment Group

Address: 6728 Hyland Croy Rd

Dublin, OH 43016

Attention:  Clint Field

Fax no.: 614-760-9793

E-mail address: clint.field37@gmail.com

with a copy to: Kephart Fisher LLC

Attention: David Fisher

207 N Fourth St.

Columbus, Ohio 43215

Fax no.: 614-469-1887

E-mail address: davidfisher@kephartfisher.com

Buyer:

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Buyer: Granite City Restaurant Operations, Inc.

Attention: James G. Gilbertson, Chief Financial Officer

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

Fax no.: (952) 215-0671

E-mail address: jgilbertson@gcfb.net

with a copy to: Briggs and Morgan, P.A.

Attention: Avron Gordon

2200 IDS Center

80 S 8th Street

Minneapolis, MN 55402

Fax no.: (612) 977-8650

E-mail address: agordon@briggs.com

Escrow Agent:

CSC Trust Company of Delaware

Attention: Alan R. Halpern, Vice President

Little Falls Centre One

2711 Centerville Road

Wilmington, DE 19808

Fax no.: (302) 636-8666

E-mail address: ahalpern@cscinfo.com

(l)                                     Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(m)                               Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(n)                                 Counterparts/Electronic Signatures.  This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more separate counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the parties and delivered to the other parties.  A manual signature on this Agreement or other document to be delivered pursuant to this Agreement whose image is transmitted electronically will constitute an original signature for all purposes.  The delivery of copies of this Agreement or other document to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

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(o)                                 Confidentiality. The parties hereto agree that in order to permit Seller the ability to compromise and settle claims against the Adjustment Amount in Account No. 1, only the Seller shall be permitted to disclose the existence of the Adjustment Amount in Account No. 1 to creditors of Seller, unless Seller shall direct Buyer and/or Escrow Agent to acknowledge to any specific creditor in writing the existence of the Adjustment Amount in Account No. 1.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:	Owner:

GRANITE CITY RESTAURANT
OPERATIONS, INC.

By:
James G. Gilbertson	Clinton R. Field
Chief Financial Officer

Eric Schilder

Seller:
ESCROW AGENT:
CSC Trust Company of Delaware	PITTSBURGH CR, LLC

By:	By:
Name:	Eric Schilder, Sole Member and Owner
Its:
By:
Clinton R. Field, Manager

INDY CR, LLC

By:
Clinton R. Field, Sole Member, Manager and Owner

KENDALL CR LLC

By:
Eric Schilder, Sole Member and Owner

By:
Clinton R. Field, Sole Member, Manager

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3720 INDY, LLC

By:
Clinton R. Field, Sole Member, Manager and Owner

CR MINNEAPOLIS, LLC

By:
Clinton R. Field, Sole Member, Manager and Owner

CR NH, LLC

By:
Eric Schilder, Sole Member and Owner

By:
Clinton R. Field, Manager

CR FLORIDA, LLC

By:
Eric Schilder, Sole Member and Owner

By:
Clinton R. Field, Manager

PAROLE CR, LLC

By:
Clinton R. Field, Sole Member, Manager and Owner

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RESTAURANT ENTERTAINMENT GROUP, LLC

By:
Clinton R. Field, Sole Member, Manager and Owner

SELLING PARTIES REPRESENTATIVE:

Clinton R. Field

16

EXHIBIT 7.3

Material Consents

1.                                       Governmental Authorizations

(a)                                  including, where applicable, approval of management or interim liquor license management agreements from the following states or municipalities:

(i)                                     City of Bloomington; State of Minnesota

(ii)                                  State of Indiana Alcohol and Tobacco Commission; Marion County (IN) Health Department

(iii)                               Montgomery County (MD) Liquor Board; County Health Department License; City License

(iv)                              Pennsylvania Liquor Control Board; City Business License; County Health Department License

(v)                                 Florida state liquor license control agency; City Business License, County Health Department

(b)                                 City of Indianapolis with respect to transfer of building permits for 3720 property

2.                                       Landlord consents to assignment of Leases

(a)                                  Mall of America: MOAC Mall Holdings LLC

(b)                                 Indy: City of Indianapolis, Department of Metropolitan Development, c/o Browning Investments, Inc.

(c)                                  3720 Indy: White River Investments, LP

(d)                                 National Harbor: NH-Retail, L.L.C.

(e)                                  Settlers Ridge, Pittsburgh: Settlers Ridge, L.P.

(f)                                    Hallandale Beach, FL: The Village at Gulfstream Park, LLC

(g)                                 Kendall, Miami, FL: WRC Properties, Inc.

EXHIBIT 7.4(2)

Opinion of Seller’s Counsel

[Kephart Fisher Letterhead]

November 4, 2011

Granite City Restaurant Operations, Inc

5402 Parkdale Drive, Suite 101

Minneapolis, Minnesota  55416

Re:                                         Purchase of Assets of Cadillac Ranch Restaurants

Ladies and Gentlemen:

We have acted as special counsel to CR Minneapolis, LLC, Pittsburgh CR, LLC, Indy CR, LLC, Kendall CR LLC, 3720 Indy, LLC, CR NH, LLC, CR Florida, LLC, Parole CR, LLC, and Restaurant Entertainment Group, LLC, each an Ohio limited liability company (each individually, a “Company”, and collectively, the “Companies”), and Clinton R. Field and Eric Schilder (each individually, an “Owner”, and collectively, the “Owners”), in connection with the transactions contemplated by that certain Master Asset Purchase Agreement dated of even date herewith (the “Master Agreement”), by and among Granite City Restaurant Operations, Inc., a Minnesota corporation (“Granite”), the Companies and the Owners. This opinion is being rendered pursuant to Section 7.4(a) of the Master Agreement.

In rendering our opinions expressed herein, we have examined the agreements, documents and instruments described in Exhibit A attached hereto (collectively, the “Transaction Documents”).

For purposes of the opinions expressed herein, we have reviewed such documents and made such other investigation as we have deemed appropriate.  As to certain matters of fact material to the opinions expressed herein, we have relied on the representations made in the Transaction Documents and certificates of public officials and officers of the Companies, including a certificate to which are attached each Company’s articles of organization and operating agreement.  We have not independently established the facts so relied on.

In basing certain of the opinions set forth herein on our knowledge, the words “our knowledge”, “known to us” or similar phrases signify that, in the course of our representation of the Companies and the Owners, no facts have come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate.  Except as otherwise stated herein, we have undertaken no investigation or verification of such matters.  Further, the words “our knowledge”, “known to us” or similar phrases as used herein are intended to be limited to the actual knowledge of the attorneys currently with our firm who have been directly involved in representing the Companies and the Owners in connection with the transactions contemplated by the Master Agreement and have rendered substantive legal services in connection therewith.

In rendering our opinions, with your permission and consent, we have assumed, without any independent investigation or confirmation that:

(i)                                     all signatures on the Transaction Documents are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as copies conform in all respects to the complete originals thereof, including with respect to recording stamps appearing thereon, and all certificates, reports, documents and other papers obtained from officers, partners, members, managers, employees, representatives or public officials are accurate and complete;

(ii)                                  each of the Transaction Documents has been duly executed and delivered on, as of or prior to the date hereof by each of the parties thereto other than the Companies and the Owners, and each of such parties, other than the Companies and the Owners, has the full right, power and authority to enter into and perform its obligations thereunder;

(iii)                               the legal capacity of natural persons; and

(iv)                              the fact that CR NH, LLC and Parole CR, LLC are not currently qualified to do business and in good standing in the State of Maryland and the fact that Restaurant Entertainment Group, LLC is not registered to do business in any jurisdiction other than the State of Ohio does not adversely impact the ability of CR NH, LLC, Parole CR, LLC and Restaurant Entertainment Group, LLC to enter into the Transaction Documents, perform their obligations thereunder or engage in the transactions contemplated thereby.

Based upon the foregoing and subject to the qualifications and exceptions set forth below, it is our opinion that:

1.                                      Each Company is a limited liability company, duly organized, validly existing, and in full force and effect under the laws of the State of Ohio.  Each Company is qualified to do business and in good standing in each other jurisdiction identified on Exhibit B attached hereto.

2.                                      Each of the Companies: (a) has the limited liability company power to execute, deliver and perform its respective obligations under the Transaction Documents to which it is a party; (b) has taken all action necessary to authorize the execution, delivery and performance of the Transaction Documents to which it is party; and (c) has duly executed and delivered the Transaction Documents to which it is party.

3.                                      Each of the Owners has duly executed and delivered the Transaction Documents delivered on the date hereof to which he is a party.

4.                                      No governmental approvals or filings are required for the execution and delivery of the Transaction Documents by each of the Companies and each of the Owners, or for the performance of their respective obligations under the Transaction Documents.

5.                                      The execution and delivery by the Companies and the Owners of the Transaction Documents to which it or he is party thereto, and the performance of its or his respective

2

obligations thereunder do not (i) violate the organizational documents of each Company, (ii) violate any statute, rule or regulation applicable to any Company or Owner, (iii) violate any order, writ, judgment, award, injunction or decree known to us to which any Company or Owner is party, or (iv) result in a breach or violation of, or constitute a default under, any contract listed in Section 3.20(a) of the Disclosure Schedule, as defined in the Master Agreement, (other than required landlord consents under Leases and except for a violation of the confidentiality provisions of the U.S. Food Service, Inc. Agreement) or (v) result in the creation of a lien upon any property or asset of any Company or Owner pursuant to the terms of any order, writ, judgment, award, injunction or decree known to us to which any Company or Owner is party, or pursuant to any contract listed in Section 3.20(a) of the Disclosure Schedule.

6.                                      We have not been retained to represent any Company or Owner in any pending, or overtly threatened in writing, action or proceeding.

The legal opinions expressed herein are further subject to and limited by the following qualifications and limitations:

A.                                    We express no opinion with respect to documents delivered under the Master Agreement after the date of this Opinion in connection with future Closings under the Master Agreement.

B.                                    Except as expressly stated herein, we express no opinion with respect to any agreements or instruments executed in connection with the transactions contemplated by the Master Agreement other than the Transaction Documents, notwithstanding the reference in such documents to any other agreement or instrument.

Our opinions are limited to the law of the State of Ohio and Federal law as currently in effect.  We express no opinion concerning the laws of any other jurisdiction or the effect thereof. We assume no obligation to supplement this opinion if any applicable law changes after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion letter is limited to the matters set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

We bring to your attention the fact that our legal opinions are an expression of professional judgment and are not a guarantee of a result.

This letter and the legal opinions herein are intended solely for the addressee hereof, together with its successors and assigns and solely for purposes of the transactions contemplated by the Master Agreement, and are not to be relied upon by any other person or entity, or for any other purpose, or quoted in whole or in part, or otherwise referred to, in any document (other than documents in connection with the transactions contemplated by the Master Agreement), or to be filed with any governmental or other administrative agency or other person or entity, for any purpose without the prior written consent of this firm.

Very truly yours,

3

EXHIBIT A

Listed below are the Transaction Documents, each dated November 4, 2011 except as otherwise noted:

1.              Master Agreement

2.              Asset Purchase Agreement by and among CR Minneapolis, LLC, Restaurant Entertainment Group, LLC (“REG”), Clinton R. Field, and the Granite;

3.              Assignment and Amendment Agreement between CR Minneapolis, LLC, and Granite;

4.              Assignment and Amendment of Lease between CR Minneapolis, LLC, Granite, and MOAC Mall Holdings LLC;

5.              Trademark License Agreement between REG and Granite;

6.              License Agreement [Non-Trademark Intangibles] between REG and Granite;

7.              Escrow Agreement among Companies, Owners, Granite, and CSC Trust Company of Delaware, as Escrow Agent;

8.              Noncompetition, Nondisclosure and Noninterference Agreement between CR Minneapolis, LLC, and Granite;

9.              Noncompetition, Nondisclosure and Noninterference Agreement between REG and Granite;

10.       Noncompetition, Nondisclosure and Noninterference Agreement between Clinton R. Field and Granite;

11.       Noncompetition, Nondisclosure and Noninterference Agreement between Eric Schilder and Granite;

12.       Liquor License Management Agreement between CR Minneapolis, LLC, Granite dated November 1, 2011;

13.       Power of Attorney naming Clinton R. Field as Attorney-in-Fact for Companies and Eric Schilder;

14.       Bill of Sale from CR Minneapolis, LLC to Granite;

15.       Termination of Management Agreement between CR Minneapolis, LLC and REG pertaining to Mall of America Restaurant; and

16.       Assignment of Intellectual Property executed by Owners in favor of REG.

A-1

EXHIBIT B

Qualification in Foreign Jurisdictions

COMPANY	FOREIGN JURISDICTION QUALIFICATION
1. CR Minneapolis, LLC	Minnesota
2. Pittsburgh CR, LLC	Pennsylvania
3. Indy CR, LLC	Indiana
4. Kendall CR, LLC	Florida
5. 3720 Indy, LLC	Indiana
6. CR Florida, LLC	Florida

B-1

EXHIBIT 8.4

Opinion of Buyer’s Counsel

November 4, 2011

Each of the Persons

identified on Schedule I

Re: Purchase of Assets of Cadillac Ranch Restaurants

Gentlemen:

We have acted as counsel to Granite City Restaurant Operations, Inc., a Minnesota corporation (the “Company”) in connection with a Master Asset Purchase Agreement (the “Master Purchase Agreement”) of even date herewith among the Company, Restaurant Entertainment Group, LLC, and the Seller and Owners party thereto.  This opinion letter is delivered to you at the Company’s request under Section 8.4 of the Purchase Agreement.  All capitalized terms used, and not otherwise defined, in this opinion letter have the meanings given to them in the Purchase Agreement.

In connection with this opinion, we have reviewed executed copies of the Master Purchase Agreement and each of the other agreements identified on Schedule II hereto, each of which is dated as of the date hereof, unless otherwise described (collectively with the Master Purchase Agreement, the “Transaction Documents”).

For purposes of this opinion letter we have reviewed such documents and made such other investigation as we have deemed appropriate.  As to certain matters of fact material to the opinions expressed in this letter, we have relied on the representations made in the Transaction Documents and certificates of public officials and officers of the Company, including a certificate to which are attached the Company’s articles of incorporation and bylaws (the “Governing Documents”).  We have not independently established the facts so relied on.  We have also examined the originals or copies of the documents listed in a certificate of an officer of the Company certifying among other things that such listed documents are (i) all of the agreements to which the Company is party that evidence its indebtedness for borrowed money (collectively, the “Existing Debt Documents”), and (ii) all of the orders, writs, judgments, awards, injunctions and decrees to which the Company is party (collectively, the “Existing Order Documents”).

We assume with your permission and without investigation: (i) the due authorization, execution and delivery of the Transaction Documents by all parties thereto other than the Company, (ii) the validity, binding effect and enforceability under applicable law of the Transaction Documents against the parties thereto other than the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the genuineness of all signatures, (v) the legal capacity of natural persons, (vi) the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based upon the assumptions set forth above and the other limitations and qualifications set forth below, we are of the opinion that:

1.                                      The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.

2.                                      The Company (a) has the corporate power to execute, deliver, and perform its obligations under the Transaction Documents, (b) has taken all corporate action necessary to authorize the execution, delivery and performance of the Transaction Documents, and (c) has duly executed and delivered the Transaction Documents.

3.                                      No governmental approvals or filings are required for the execution, delivery and performance of the Transaction Documents on behalf of the Company.

4.                                      The execution and delivery by the Company of the Transaction Documents and the performance by the Company of its obligations under the Transaction Documents do not (i) violate the Company’s Governing Documents, (ii) violate any statute, rule or regulation applicable to the Company, (iii) violate any Existing Order Document, or (iv) result in a breach or violation of, or constitute a default under, any Existing Debt Document, subject to the Company’s receipt of consent from its principal lender, Fifth Third Bank N.A., to the Contemplated Transactions other than the acquisition of the MOA Assets.

Our opinions are limited to the internal law of the State of Minnesota.

Our opinion is rendered solely in connection with the transactions contemplated under the Transaction Documents and may not be relied upon in any manner by any Person other than the addressees hereof and any successor or assignee of any addressee (collectively, the “Reliance Parties”), and may not be relied upon by any Reliance Party for any other purpose.

No copies of this opinion may be delivered or furnished to any other party other than a Reliance Party, nor may all or portions of this opinion be quoted, circulated or referred to in any other document without our prior written consent, except that copies of this opinion may be provided to any regulatory agency having supervisory authority over a Reliance Party and except that this opinion may be used in connection with the assertion of a defense as to which this opinion is relevant and necessary or in response to a court order or other legal process.

Very truly yours,

BRIGGS AND MORGAN,
PROFESSIONAL ASSOCIATION

2

SCHEDULE I

CR MINNEAPOLIS, LLC

PITTSBURGH CR, LLC

INDY CR, LLC

KENDALL CR LLC

3720 INDY, LLC

CR NH, LLC

PAROLE CR, LLC

CR FLORIDA, LLC

RESTAURANT ENTERTAINMENT GROUP, LLC

CLINT R. FIELD

ERIC SCHILDER

SCHEDULE II

1.                                      Asset Purchase Agreement by and among CR Minneapolis, LLC, Restaurant Entertainment Group, LLC, Clinton R. Field, and the Company;

2.                                      Assignment and Amendment Agreement between CR Minneapolis, LLC, and the Company;

3.                                      Assignment and Amendment of Lease between CR Minneapolis, LLC, the Company, and MOAC Mall Holdings LLC;

4.                                      Trademark License Agreement between REG and the Company;

5.                                      License Agreement [Non-Trademark Intangibles] between REG and the Company;

6.                                      Escrow Agreement between Seller, Owner, the Company, and the Escrow Agent;

7.                                      Noncompetition, Nondisclosure and Noninterference Agreement between CR Mpls, LLC, and the Company;

8.                                      Noncompetition, Nondisclosure and Noninterference Agreement between Restaurant Entertainment Group, LLC, and the Company;

9.                                      Noncompetition, Nondisclosure and Noninterference Agreement between Clinton R. Field and the Company;

10.                               Noncompetition, Nondisclosure and Noninterference Agreement between Eric Schilder and the Company; and

11.                               Liquor License Management Agreement between CR Minneapolis, LLC, and the Company.

Schedules to this Agreement have been omitted pursuant to Item 601(b)(2) of Reg S-K and are listed as follows:

Schedule 1 - Restaurants owned by Seller Entities

Schedule 2.1(xi) - Seller Claims against Third Parties

Schedule 2.2(c) -Deposits, Prepaid Expenses, Refund Claims

Schedule 2.2(j) - Other Excluded Assets

Schedule 2.3(d) Seller’s Creditors

Schedule 2.4(a) Assumed Liabilities of Seller

Schedule 2.12 Keystone Construction Costs

Schedule 3.1(a) Seller’s Business Qualifications

Schedule 3.1(b) Seller’s Governing Documents

Schedule 3.1(c) Equity Interests in Subsidiaries or other Persons

Schedule 3.2(b) Conflicts

Schedule 3.2(c) Consents

Schedule 3.6 Exceptions to Sufficiency of Assets

Schedule 3.8 Address and Legal Description of Leased Real Property

Schedule 3.9(a) Real Estate Encumbrances

Schedule 3.9(b) Non-Real Estate Encumbrances

Schedule 3.10(a) Exceptions to Condition of Facilities

Schedule 3.10(b) Tangible Personal Property not in Seller’s Possession

Schedule 3.12 Inventories

Schedule 3.13 Unreserved Liabilities

Schedule 3.14(a) Unpaid Assessed Taxes; Extensions to file Tax Returns

Schedule 3.14 (b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits

Schedule 3.14(c) Proposed Tax Assessments

Schedule 3.14(d) Specific Tax Situations

Schedule 3.15 Material Adverse Changes since date of Balance Sheet

Schedule 3.16(a) Employee Benefit Plans

Schedule 3.16(b) Benefit Plan Compliance

Schedule 3.16(c) Workers’ Compensation Coverage

Schedule 3.17(a) Compliance with Legal Requirements

Schedule 3.17(b) Governmental Authorizations

Schedule 3.18(a) Legal Proceedings

Schedule 3.18(b) Orders

Schedule 3.18(c) Non-Compliance or Notice of Non-Compliance with Orders

Schedule 3.19 Certain Changes and Events

Schedule 3.20(a) Seller Contracts

Schedule 3.20(b) Owners’ Rights and Liabilities under Seller Contracts

Schedule 3.20(c) Contract Matters

Schedule 3.20(d) Non-compliance or Breach of Seller Contracts

Schedule 3.21(a) Insurance

Schedule 3.21(b) Self-Insurance

Schedule 3.21(c) Exceptions to Insurance Representation

Schedule 3.22 Environmental Matters

Schedule 3.23(a) Employees

Schedule 3.23(b) Retired Employee Benefits

Schedule 3.23(c) Terminated Employees

Schedule 3.23(d) Terminated Employees in the last 90 days

Schedule 3.24(b) Labor Matters

Schedule 3.24(c) Immigration Matters

Schedule 3.25(b) Contracts relating to Intellectual Property Assets

Schedule 3.25(c) Intellectual Property Licenses

Schedule 3.25(e) Marks

Schedule 3.25(f) Copyrights

Schedule 3.25(h) Net Names

Schedule 3.26 Device-Related Guaranties

Schedule 3.29 Relationships with Related Persons

Schedule 3.30 Brokers or Finders

Schedule 4.2(b) Consents

Schedule 6.1 Liquor Licenses

Schedule 10.13 Weekly Cash Management Budget